As filed with the U.S. Securities and Exchange Commission on November 13, 2023

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VISION MARINE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Québec	3730	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7, Canada

Telephone: 450-951-7009

(Address of principal executive offices, including zip code, and telephone number, including area code)

Corporation Service Company

251 Little Falls Drive, Wilmington, DE 19808

Telephone: +1 302 636 5401

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

William Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, New York 10017 Telephone: (212) 588-0022	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square, New York New York 10036-6569 Telephone: (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO
COMPLETION	DATED NOVEMBER 13, 2023

Common Shares

Vision Marine Technologies Inc.

This is a firm commitment public offering of common shares of Vision Marine Technologies Inc. Our common shares are quoted on the Nasdaq Capital Market under the symbol “VMAR”. The last reported sale price of our common shares on November 2, 2023 as reported on Nasdaq, was US$1.99 per common share, which is the per share offering price we have assumed for purposes of this preliminary prospectus.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our common shares involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Total
Public offering price	US$	US$
Underwriter discounts and commissions(1)	US$	US$
Proceeds to us, before expenses(2)	US$	US$
(1)	The underwriter will receive compensation in addition to the discounts and commissions. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase common shares to be issued to the representative of the underwriters. We have agreed to issue the warrants to the underwriter as a portion of the underwriting compensation payable to the underwriter in connection with this offering. See “Underwriting” for a description of compensation payable to the underwriter.
(2)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to this Offering.”

We have granted a 45-day option to the underwriter to purchase up to an additional           common shares, representing 15% of the common shares initially offered hereby, to cover over-allotments, if any.

The underwriter expects to deliver the common shares on or about                          , 2023.

JOSEPH GUNNAR & CO., LLC

The date of this prospectus is , 2023

i

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the underwriter, have authorized any other person to provide you with different or additional information. Neither we, nor the underwriter, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The underwriter is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the underwriter have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, in this prospectus, the term(s) “we”, “us”, “our”, “Company”, “our company”, “our business” and “Canadian Electric Boat Company” refer to Vision Marine Technologies Inc.

ii

PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our historical financial statements and related notes, to understand our business, the common shares and the other considerations that are important to your investment decision. You should pay special attention to the “Risk Factors” section beginning on page 12.

All references to “$” or “dollars”, are expressed in Canadian dollars unless otherwise indicated.

General

We are in the business of designing and manufacturing electric outboard powertrain systems, power boats and related technology and the renting of electric boats. We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to a June 2022 report from Allied Market Research, the global electric boat market will reach US$16.6 billion in 2031 up significantly from US$5 billion in 2021, growing at a compound annual growth rate of 12.9% from 2022 to 2031.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last two fiscal years 2022 and 2021, we manufactured 58 and 49 powerboats, respectively, and in the first nine months of our fiscal year 2023, we manufactured 35 powerboats. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In an effort to improve air quality and protect local water habitats, cities and local municipalities are beginning to ban or restrict the use of gasoline- and diesel-powered boats from local waterways, lakes and rivers. For example, Teal Lake in Michigan, USA, bans the standard use of powerboat motors fueled by gasoline or diesel. This trend is beginning to take hold in other parts of the United States, including Washington state, which has provided clear examples of the harm that gasoline products cause on local waterways, and New Hampshire, where the Department of Safety has published restrictions on the use of gasoline and diesel-powered boats across its state.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EB Rental Ltd. (“EBR”), an entity that rents electric boats at two marinas in California. In addition to generating revenues from the rental of our powerboats, EBR builds brand awareness and acts an open-water showroom for potential buyers.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% efficiency. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

We have received governmental support in connection with our development of electric powertrains. In our 2022, 2021, and 2020 fiscal years, we recognized grants and investment tax credits amounting to $1,458,632, $921,658, and $491,704, respectively, of which $1,408,840, $859,516 and $445,776, respectively, is presented against research and development expenses.

In July 2022, we launched a partnership with Group Beneteau to integrate our outboard motors onboard several models across Group Beneteau’s brand portfolio. In August 2023, our outboard powertrain was included in the boat that broke our previously held world record speed for an all-electric boat when it achieved a speed of 116 mph. In October 2023, we announced the delivery of our E-Motion™ Electric Powertrain Technology to Groupe Beneteau, Four Winns to be the inaugural electric motors integrated on the Four Winns H2e Bowrider. Group Beneteau has announced that they intend for its other brands to also use this technology both in North America and Europe.

Specifications of our First Outboard Electric Powertrain

Specifications of our first outboard electric powertrain:

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Continuous power	90 kW
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	60 - 420 kW
Shaft Length	S – XL
Cooling	Water
Control	Can bus

As we develop our electric powertrain systems, we envisage a 335-horsepower version of our electric outboard engine to be released.

Our Powerboats

We manufacture four models of electric powerboats and are preparing to launch a fifth model. Each model is available in different standard variations or may be customized according to a purchaser’s specifications.

	Bruce 22	Volt 180	Fantail 217	Quietude 156	Phantom

Starting Price	$73,995	$44,995	$49,995	$35,495	$19,123 - $38,252
E-Propulsion Power	5 HP	5 HP	5 HP	5 HP	5 HP
E-Motion Power	180 HP	180 HP	n/a	n/a	n/a
Capacity	5-8 passengers	10 Canada, 14 US	8-10 passengers	4 passengers	10 passengers
Dry Weight	1088 Kg (2400 pounds)	720 kg (1600 pounds)	775 kg (1705 lbs.)	800lbs	1,072Ibs
Hull Material	Fiberglass	Fiberglass (Infusion Sandwich)	Fiberglass	Fiberglass	Roto molding
Overall Length	6.7 m (22′)	5.4 m (17’9”)	6.6 m (21’7”)	4.7 m (15’6”)	5.03 m (16’6”)
Overall Width	2.08 m (6’6”)	2.13 m (7’)	2.03 m (6’8”)	1.5 m (4’11”)	1.89 m (6’ 0”)
Draft	0.45 m (18”)	0.30 m (12”)	0.43 m (20”)	0.18 m (8”)	0.305 m (12”)
Homologation	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU

Woodwork	Mahogany, Teak	Synthetic	Synthetic	Synthetic	n/a

Propulsion	E-Motion	E-Propulsion	E-Propulsion	E-Propulsion	n/a
Battery Type	Lithium ion	Lithium ion	Lithium ion	Lithium ion	Lithium ion

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

Bruce 22

Reaching speeds of up to approximately 41 miles per hour (66 kph), the Bruce 22 is our flagship boat. We did not sell any Bruce 22s in our 2022 fiscal year or in the nine months ended May 31, 2023.

Volt 180

Reaching speeds of up to approximately 30 miles per hour (48 kph), the Volt 180 is a powerful boat that can be used for various watersports. In our 2022 fiscal year, we sold 20 Volt 180s. In the nine months ended May 31, 2023, we sold 16 Volt 180s.

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at $49,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour (6 kph). In our 2022 fiscal year, we sold 31 Fantail 217s. In the nine months ended May 31, 2023, we sold 18 Fantail 217s.

Quietude 156

As the name suggests, we designed the Quietude 156 with an eye towards tranquility over speed or power. The Quietude 156 starts at $35,495, seats four passengers and reaches a top speed of approximately 6 miles per hour (10 kph). In our 2022 fiscal year, we sold 7 Quietude 156s. In the nine months ended May 31, 2023, we sold 1 Quietude 156.

Phantom

We designed the Phantom specifically for the boat rental market. The Phantom starts at $19,123 for the hull only, seats up to ten passengers and reaches a top speed of approximately 6 miles per hour (10 kph). The Phantom is made out of recyclable plastic and is US Coast Guard approved. We launched the Phantom in our 2023 fiscal year. In the nine months ended May 31, 2023, we did not sell any Phantoms.

Sales

We envision that if we are able to commercialize and mass produce our electric powertrains, a large majority of our revenue will be generated from the sale of our electric powertrains. Although we have yet to commercialize our electric powertrains, we have received non-binding letters of intent from OEMs for the purchase of such powertrains.

In our fiscal 2022 and our nine months ended May 31, 2023, we generated approximately 35% and 27%, respectively, of our revenue from the sale of our electric power boats. In our 2022 fiscal year, we sold 58 of our electric powerboats for revenue of $2,557,086, in our 2021 fiscal year we sold 49 of our electric powerboats for revenue of $2,158,240, and in our nine months ended May 31, 2023, we sold 35 of our electric powerboats for revenue of $947,937. Our sales are to retail customers and operators of rental fleets of powerboats.

Sales of New Powerboats to Retail Purchasers

We sell our powerboats to retail purchasers. In our 2022 and 2021 fiscal years and in our nine months ended May 31, 2023, we sold 21, 22 and 18 powerboats to retail customers, respectively, which was approximately 36%, 45%, and 51%, respectively, of all sales in those periods.

Sales of Fleets of New Powerboats

We sell our powerboats to persons and entities operating fleets of rental boats. In our 2022 and 2021 fiscal years and in our nine months ended May 31, 2023, we sold 17, 16, and 17 powerboats to rental fleet operators, respectively, which was approximately 29%, 33% and 49% of all of our sales, respectively, in such periods. These sales include sales to EBR which, since June 3, 2021 has been our wholly-owned subsidiary. We will continue to supply EBR with our powerboats, but since June 30, 2023 we have not considered such powerboats to be sales to an entity operating a fleet. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats.

In October 2022, we announced a partnership with Nautical Ventures Group (“Nautical”), whereby Nautical will be the sole and exclusive distributor of the Phantom in the United States. The non-binding memorandum of understanding with Nautical includes Nautical’s agreement to purchase a minimum of 50 Phantom boats.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EBR, an entity that rents electric boats at the Lido Marina Village in Newport, California. We acquired this business for approximately $9,020,000, of which $5,546,000 was paid in cash and $3,474,000 of which was paid in the form of 284,495 common shares. At the time of the acquisition, our Chief Executive Officer was an affiliate of EBR.

On April 1, 2023, we opened our second electric boat rental operation in Portside Ventura, California, located at 1196 Portside Drive Ventura. The new rental operations serve multiple purposes, including testing, validating, and training for west coast boat manufacturers. We plan to use the facility to evaluate and provide training on our fully electric E-Motion™ 180E propulsion system and outboard technology.

EBR has a fleet of approximately 30 powerboats. Rental rates range from US$75 per hour to US$215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in the EBR fleet has over 200 hours of sailing time, EBR offers the powerboat for sale to the public. In our 2022 fiscal year, our rental business generated approximately $4,794,000 of revenue, the majority of which was from the rental of our powerboats, as compared to $1,356,000 of revenue in 2021, all which was from the rental of our powerboats. In the nine months ended May 31, 2023, our rental business generated approximately $3,045,000 of revenue.

Competitive Advantages & Operational Strengths

We face competition from manufacturers of:

(i)	electric powertrain systems that sell to OEMs,
(ii)	traditional fossil fuel-powered recreational powerboats in general and
(iii)	electric recreational powerboats in particular.

We intend to sell our electric powertrains to OEMs for use in their boats. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is a viable and meaningful market opportunity in this market for us. Although, we believe that our electric powertrain systems are more efficient and powerful than current offerings on the market, our competitors, including Torqeedo, may have greater resources than we do and OEMs may find their designs or price to be more attractive than ours. Even if we produce electric powertrains and sell them to OEMs, other competitors may enter the field or the OEMs may decide to produce their own powertrains and cease purchasing ours.

The recreational powerboat industry is highly competitive for consumers and dealers. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. Some potential purchasers of powerboats may not have a preference as to whether they will purchase electric power boats or fossil fuel powered ones. To that end, we compete with several large manufacturers, such as Brunswick Corporation, MasterCraft Boat Holdings, Inc. and Correct Craft, that produce fossil fuel powerboats and have greater financial, marketing and other resources than we do. To the extent that OEMs incorporate our electric powertrains into their boats, those boats will also compete with traditional fossil fuel power boats. We compete with large manufacturers who are represented by dealers in the markets in which we now operate and into which we plan to expand. We also compete with a wide variety of small, independent manufacturers. Competition in our industry is based primarily on brand name, price and product performance.

The electric recreational powerboat market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. We deem our principal competitors within this market to be Duffy Electric Boat Company, Elctracraft, Pender Harbour, Elco Motor Yachts Company (formerly known as Launch Electric Company), Budsin Wood Craft, Ruban Bleu Electric Boats, Frauscher Boats and Boote Marian GmbH. In addition to the matters mentioned above, we compete with other manufacturers of recreational electric boats on technological developments (such as powertrain efficiency, life of batteries and battery use per charge) and partnerships with battery and motor suppliers. As electric boat technology improves, we anticipate that more manufacturers will market competing products. As they do, we expect that we will experience significant competition.

We believe the primary competitive factors in our market include but are not limited to:

●	technological innovation;
●	product quality and safety;
●	service options;

●	product performance;
●	environmental friendliness;
●	design and styling; and
●	brand perception.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Furthermore, certain large manufacturers offer financing options on their powerboats and also have the ability to market powerboats at a substantial discount, provided that the boats are financed through their affiliated financing company. We do not currently offer any form of direct financing on our boats. The lack of direct financing options and the absence of customary boat discounts could put us at a competitive disadvantage.

We might not be able to compete successfully in our market. If our competitors introduce new powertrains, powerboats or services that compete with or surpass the quality, price or performance of our powertrains, powerboats or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:

●	technological innovation: we have demonstrated our capacity to develop our own products through research and development by introducing the Volt 180, which held the speed record for a certified electric boat. Subsequently, we partnered with Hellcat Powerboats LLC to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat. We believe that the technological design of our electric powertrain will provide efficiency at a price that our competitors will not be able to match.
●	product performance: the efficiency of our powertrain systems provides the boats they are in greater speed and range than comparable electric boats, results that are magnified when combined with our ultra-hydrodynamic hull designs.
●	certification: unlike some of our competitors, our boats are certified by the U.S. Coast Guard and the Canadian Coast Guard in Canada and meet the European Union’s imported manufactured products standards. We intend to have such certification for our electric powertrain systems as well as that of the ABYC and to receive CE marking indicating their conformity with health, safety, and environmental protection standards within the European Economic Area.
●	product price: although the price of our boats depends on the customer’s specifications, we believe that our products are competitively priced across all models and with all customizations.
●	management expertise: our founders have extensive experience in offshore power boating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems. The inherent reputation of our management team over 25 years has built our brand for quality and technologically advanced products.

Strategy

As a designer, manufacturer, and marketer of premium electric boats and electric powertrain systems, we strive to design new and innovative products that appeal to a broad customer base. Since fiscal 2014, we have successfully launched a number of new products and features with best-in-class quality leading to increased sales and significant margin expansion. Furthermore, our unique product development process enables us to offer products with innovative offerings that we believe will be difficult for our competitors to match without significant additional capital investments, most notably our outboard electric powertrain system.

We are developing innovative electric outboard powertrain systems designed to enable us to capture market share, as the outboard powertrain industry moves to electric powertrain outboard motors to comply with local green initiatives. The National Maratime Mariners Association (the “NMMA”) estimates that after reaching record highs in 2020, outboard engine sales in the U.S had a single digit decline in 2021, down 6.6 percent to 307,800 units. Despite the drop from 2020, sales in 2021 were the second highest total in the last 14 years, and 29% above average retail unit sales from 2008–2021. Total retail orders of outboard engines were US$2.9 billion in 2018, and Blueweave Research estimates that global electric boat market will reach US$18 billion by 2026.

We sell our electric boats to retail customers as well as to boat clubs and boat rental operations. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We plan to further expand our sales by offering our products via third-party dealerships and by attending more tradeshows. As we launch our innovative electric outboard powertrain systems, we will directly market to OEMs of boats, thereby leveraging their support and distribution systems. We will market our electric powertrains to the OEMs by attending trade shows, inviting the OEMs to test the electric outboard powertrains on a prototype boat, introducing the electric powertrain using social media avenues and advertising the electric powertrain systems in trade journals.

We will continue to implement a number of initiatives to reduce our cost base and to improve the efficiency of our manufacturing process. Additionally, we have fostered a culture of operational improvement within our workforce, which will lead to further operational efficiencies. Finally, we intend to invest in further research and development to ensure that we develop innovative electric powertrain systems thus expanding the number of OEMs that will use our products.

We intend to increase our international sales and expand our network of international distributors and dealers.

Summary Risk Factors

An investment in our common shares involves a high degree of risk. We set forth a summary of certain of those risks. If any of the factors below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

Risks Related to our Business and Industry

●	There is limited public information on our operating history.
●	We currently have a net loss, and if we are unable to obtain and grow a net income in the future our ability to grow our business as planned will be adversely affected.
●	In June 2021, we acquired EB Rental, Ltd. (“EBR”), and the acquired company may not perform as we expect.
●	A portion of our assets consist of equity in a third-party, and if that third party’s value decreases, our assets could be significantly reduced.
●	Our plan of operations entails promoting a product that we may never launch or which may not be commercially accepted if launched.
●	To carry out our proposed business plan to build up inventory for order fulfilment, increase brand awareness and develop a new powertrain for our engines, we will require a significant amount of capital.

●	Our future growth depends upon consumers’ willingness to purchase electric powerboats.
●	Our future growth depends upon consumers’ preference for outboard motors over inboard motors.
●	We rely on a limited number of suppliers for key components of our finished products.
●	The range of electric powerboats on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase our boats or boats containing our electric powertrains.
●	Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric powerboats.
●	If we are unable to keep up with advances in electric powerboat technology, we may suffer a decline in our competitive position.
●	Demand in the powerboat industry is highly volatile.
●	We intend to increasingly use our network of independent dealers, and we will face increasing competition for dealers and have little control over their activities.
●	We envision that our success will depend, in part, upon the financial health of our dealers and their continued access to financing.
●	Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.
●	Interest rates and energy prices affect marine products’ sales
●	We have a large fixed cost base that will affect our profitability if our sales decrease.
●	We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.
●	We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.
●	Our powerboats are subject to mandated safety standards and failure to meet those standards would have a material adverse effect on our business and operating results.
●	We intend to rely on a third-party for the manufacture of what we envision will become our principal product.
●	If we are unable to meet our production and development goals, we may need to change our business plans or the timeline in which we expect to carry them out
●	Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.
●	Our software to control our electric powertrain systems contains “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

●	If the governmental grants and tax credits that we receive were to be no longer available, our net earnings would be materially reduced.
●	If we fail to manage future growth effectively, we may not be able to market or sell our powerboats or powertrains successfully.
●	Our ability to meet our manufacturing workforce needs is crucial to our results of operations and future sales and profitability.
●	Our intellectual property is not protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.
●	Any patent applications that we file may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.
●	Global economic conditions could materially adversely impact demand for our products and services.
●	Our financial statements have been prepared on a going concern basis and our financial status creates a need for further capital until the Company achieves profitability.
●	Fluctuations in currency exchange rates may significantly impact our results of operations.

Risks Related to Our Common Shares and this Offering

●	If you purchase the common shares, you will experience immediate dilution as a result of this offering.
●	Our executive officers and directors beneficially will own approximately 18.9% of our common shares after completion of the proposed offering.
●	The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.
●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Offering Summary

Common Shares Offered by us:	Common shares (excluding those that may be sold pursuant to the underwriter’s over-allotment option).

Public Offering Price:

US$           per common share, though purposes of this preliminary prospectus we have assumed an offering price of US$1.99 per common share, which is the closing price of our common shares on Nasdaq on November 2, 2023.

Over-allotment

We have granted the underwriter a 45-day option (commencing from the date of this prospectus) to purchase up to an additional             common shares, representing 15% of the common shares initially offered hereby, at the public offering price to cover over-allotments, if any.

Shares Outstanding After the Offering:	common shares will be outstanding immediately after the offering (or if the underwriter exercises its over-allotment option in full).

Use of Proceeds:	We intend to use the net proceeds from this offering for order fulfilment.

Market for our Common Shares:

Our common shares are currently quoted on the Nasdaq Capital Market under the symbol “VMAR”, and the closing price of one common share on November 2, 2023 was US$1.99. From the date of the start of our last fiscal year to the date hereof, the highest closing price of our common shares on the Nasdaq Capital Market was US$7.59 and the lowest such closing price was US$1.81.

Risk Factors:	See “Risk Factors” for a discussion of the factors you should consider before deciding to invest in our securities.

Shares outstanding after the offering is based on 11,643,884 common shares outstanding as of November 1, 2023 and excludes:

●	1,199,539 common shares issuable upon the exercise of outstanding options outstanding as of November 1, 2023;
●	3,012,441 common share issuable upon exercise of warrants outstanding as of November 2, 2023; and
●	shares issuable upon exercise of the warrants issued to the underwriter (or common share issuable upon exercise of the warrants issued to the underwriter if the over-allotment option is exercised in full).

Summary Financial Data

The summary financial information set forth below has been derived from our audited consolidated financial statements for the fiscal years ended August 31, 2022, 2021 and 2020 and from our unaudited consolidated financial statements for the nine months ended May 31, 2023. You should read the following summary financial data together with our historical financial statements and the notes thereto included elsewhere in this prospectus and with the information set forth in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

Consolidated Statement of Comprehensive Loss

	Year Ended August, 31
	2022	2021	2020
Revenue	$7,350,946	$3,513,788	$2,417,173
Gross profit	$3,285,565	$1,604,182	$604,390
Net loss	$(13,111,785)	$(15,113,907)	$(2,275,532)
Basic and diluted loss per share (1)	$(1.58)	$(2.04)	$(0.56)

	Nine months Ended	Nine Months Ended
	May 31, 2023	May 31, 2022

Revenue	$3,531,055	3,975,140
Gross profit	$525,951	1,895,319
Net loss	$(16,582,939)	(9,065,927)
Basic and diluted loss per share (1)	$(1.87)	(1.09)

Consolidated Statements of Financial Position

	Nine months Ended May 31, 2023
			Pro Forma
	Actual	Pro Forma	As adjusted
Current Assets	$6,087,806	$13,616,650	$32,230,109
Total Assets	$21,903,692	$29,432,536	$48,045,995
Current Liabilities	$3,960,690	$3,960,690	$3,960,690
Total Liabilities	$9,613,225	$9,613,225	$9,613,225
Total Shareholders’ Equity	$12,290,467	$19,819,311	$38,432,770

Our financial position data as of May 31, 2023 is presented on:

●	an actual basis;
●	a pro forma basis, giving effect to the issuance of 1,360,530 common shares and related warrants since June 1, 2023 and the receipt of $7,528,844 in net proceeds in connection with such issuances; and
●	a pro forma as adjusted basis, giving further effect to the sale and issuance of common shares by us in this offering, for net proceeds of $18,613,459.
(1)	U.S. dollars converted into Canadian dollars at US$1.00 = $1.3664 as at November 3, 2023, the exchange rate as reported on Google Finance.

RISK FACTORS

An investment in our common shares carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase the common shares. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Special Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to our Business and Industry

There is limited public information on our operating history.

Our limited public operating history makes evaluating our business and prospects difficult. Although we were formed in 2012, we did not provide public reports on the results of operations until our 2020 fiscal year. We only have five years of audited financial statements.

We currently have a net loss, and if we are unable to obtain and grow a net income in the future our ability to grow our business as planned will be adversely affected.

We have made significant up-front investments in research and development, sales and marketing, and general and administrative expenses to rapidly develop and expand our business. We had a net loss of $13,111,785 in our 2022 fiscal year and a net loss of $16,582,939 for our nine months ended May 31, 2023. Net loss may grow or we might never maintain net income in certain circumstances, many of which are beyond our control. Even after the use of the proceeds from this offering, our revenues might not significantly exceed our expenses or could be less than our expenses. It may take us longer to obtain and maintain net income than we anticipate, if at all, or we may only do so at a much lower rate than we anticipate. Failure to obtain our net income would mean that we would have to curtail our planned growth in operations or resort to financings to fund such growth.

In June 2021, we acquired EB Rental, Ltd. (“EBR”), and the acquired company may not perform as we expect.

In June 2021, we acquired all of the equity interests of 7858078 Canada Inc. which wholly-owns EBR, an electric boat rental company. Integrating businesses is a difficult, expensive, and time-consuming process. Our principal executive offices and manufacturing facility are located in Quebec, Canada and EBR’s operations are conducted, and its employees are mostly located, in California.

Revenues from EBR represented 65% of our total revenues in our fiscal 2022 and 73% of our total revenues in the nine months ended May 31, 2023. Future revenues from EBR may be affected by factors that are outside of our control, including:

●	the appearance, safety, economic health and ability to continue to attract visitors willing to rent electric vehicles at our facilities at the Lido Village and Portside Ventura marinas;
●	the ability to successfully operate our rental operation in Ventura, California that was opened during the quarter ending May 31, 2023, with 6 boats;
●	the continued desirability of boat rentals as a leisure activity; and
●	the local economic condition in and around the areas we offer rentals or may offer rentals in the future.

If EBR’s revenues decrease significantly, it may cease to be profitable or our revenues may not be as large as we currently project.

A portion of our assets consist of equity in a third-party, and if that third party’s value decreases, our assets could be significantly reduced.

On May 14, 2021, we purchased $3,400,000 in debentures (the “Debentures”) from The Limestone Boat Company Limited (“Limestone”). Limestone is a North American designer and manufacturer of recreational and commercial powerboats. Because (i) Limestone announced that in January 2023 that its wholly-owned subsidiaries had filed for voluntary petitions for relief under Chapter 7 of the Bankruptcy Code of the U.S. Bankruptcy Court for the Middle District of Tennessee, (ii) the market price of Limestone’s common shares had fallen significantly below the conversion price set out in the Debentures and (iii) because we deemed it unlikely that we would convert the debt pursuant to the original terms of the Debentures, we agreed with Limestone on July 18, 2023 to convert the Debentures into approximately 7% of Limestones common shares. Prior to the conversion, the Company had recorded an impairment on the entire value of the Debentures at the amount of nil and $2,637,000 in the three and nine months ended May 31, 2023. If Limestone is not able to perform above expectations, the value of our investment could be significantly reduced.

Our plan of operations entails promoting a product that we may never launch or which may not be commercially accepted if launched.

We have concentrated the majority of our research and development efforts on developing electric powertrain systems that we intend to rent and sell to Original Equipment Manufacturers (“OEM”) of boats. We expect the electric powertrain systems to represent the majority of our revenue in coming accounting periods. We have built prototypes of our electronic powertrain. We do not know if OEMs will find our product candidate to be an attractive component in their boats or if they will find the price of our electric powertrains to be acceptable. We do not currently have any significant customers for our electric powertrains. Although we have received LOIs from OEMs for over 1,000 powertrains through the year ended August 31, 2024, such LOIs are non-binding and may never result in any actual sales. Even if we do develop such relationships, we might not be able to maintain them or grow them as anticipated. At the time of our initial public offering, we had expected to begin the commercialization of our electric powertrains in 2020 but were not able to meet that preferred timeline and we may not meet our new timelines. Additionally, we had anticipated developing a 335-horsepower version within 18 months of our last annual report but currently do not believe that we will meet that anticipated date. If we are not successful in commercializing our product or if sales of our electric powertrain are less than we estimate, our business may not grow as expected, if at all, and we may fail.

To carry out our proposed business plan to build up inventory for order fulfilment, increase brand awareness and develop a new powertrain for our engines, we will require a significant amount of capital.

If current cash, cash equivalents and revenue from our business are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of debt or equity securities, in either private placements or additional registered offerings. By way of example, we have raised approximately US$11.4 million from a hybrid public/private offering of 2,771,135 common shares and warrants to buy 2,771,135 common shares from the start of our 2023 fiscal year to the date hereof. If we are unsuccessful in raising enough funds through such capital-raising efforts, we may review other financing possibilities such as bank loans. Financing might not be available to us or, if available, only on terms that are not favorable or acceptable to us.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in our securities could be reduced. The sale of common shares could dilute your net tangible book value per share and would dilute the voting power of your common shares. Common shares which we sell could be sold into the public market, which could adversely affect the market price. If we sell warrants, the exercise of those warrants, or the belief that they could soon be exercised, could place downward pressure on the market value of our common shares until such warrants are exercised. If we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares.

The sale of debt securities could include interest, which could increase costs and negatively impact operating results, or contain rights to convert such debt into common shares, which could be at conversion price that is significantly below the then market price.

Our future growth depends upon consumers’ willingness to purchase electric powerboats.

Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, electric powerboats. Without such growth, sales of our electric powertrain, if any, and our electric boats may not grow at the rate that we anticipate, if such sales grow at all. If the market for electric powerboats does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. Despite the long history of electric powerboats, the market for them is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new electric powerboat announcements and changing consumer demands and behaviors. Powerboats with conventional gas-powered motors may be deemed preferable to electric powerboats as they tend to be more powerful, have a longer range and/or cost less. Other factors that may influence the adoption of electric powerboats include:

●	the decline of an electric powerboats range resulting from deterioration over time in the battery’s ability to hold a charge;
●	concerns about electric grid capacity and reliability, which could derail our efforts to promote electric powerboats as a practical solution to powerboats which require gasoline;
●	improvements in the fuel economy of the internal combustion engine;
●	the availability of service for electric powerboats;
●	the environmental consciousness of consumers;
●	volatility in the cost of oil and gasoline;
●	consumers’ perceptions about convenience and cost to charge an electric powerboat;
●	the availability of tax and other governmental incentives to manufacture electric powerboats; and
●	perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric powerboat, which would materially adversely affect our business, operating results, financial condition and prospects.

Our future growth depends upon consumers’ preference for outboard motors over inboard motors.

We envision the majority of our growth deriving from the sale of one of our product candidates, an electric powertrain for an outboard motor. If consumer preferences led to a decline in outboard motors, the OEMs we intend to sell to may produce less boats, and we may not be able to sell as many electric powertrains as we anticipate, if we sell any at all. We may not be able to adapt the technology behind this powertrain for inboard motors or may only be able to do so in a way that is not cost effective.

We rely on a limited number of suppliers for key components of our finished products.

Although we manufacture all of our powerboats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers, namely

●	hulls: we purchase all of our hulls from Aqualux and Abitibi & Co.,
●	Motors: for our electric powertrains, we intend to purchase motors from Danfoss Technologies and E-Propulsion and for our boats, we purchase approximately 30% from Min-Kota, 35% from E-Tech and 20% from E-Propulsion;
●	powertrains: we purchase approximately 100% of our low powered powertrains from E-Propulsion, a Chinese company specialized in the research, development and production of components for electric outboard engines;
●	battery packs: we purchase our lithium-ion batteries (approximately 15% of all batteries we purchase) from Octillion and Neogy who in turn rely upon Samsung cells, We have an agreement with Octillion Power Systems (“Octillion”) to provide marine specific batteries to power the E-Motion powertrain; and
●	casings: we purchase the casings for our powertrains from Tohatshu Corporation, a Japanese company.

As we purchase our components and parts through purchase orders and informal arrangements rather than long-term purchase agreements, we have not contractually secured a supply chain for these components and parts. As a result of the COVID-19 pandemic, some of our third-party suppliers have experienced delays in delivering parts and components for our products. If we continue to experience delays in receiving our supplies from these third-parties, if they significantly increased the cost of these components or if they ceased offering us these components, we would have to find new suppliers, which might not be possible on a timely basis, or cease production of the products in which the components are included.

The range of electric powerboats on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase our boats or boats containing our electric powertrains.

The range of electric powerboats on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their powerboat as well as the frequency with which they charge the battery can result in additional deterioration of the battery’s ability to hold a charge. During the lifetime of the lead acid batteries in powerboats, 500 to 1000 recharge cycles are possible, and our lithium battery pack will retain approximately 85% of its ability to hold its initial charge after approximately 3,000 charge cycles and 8 years, which will result in a decrease to the boat’s initial range. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase an electric boat, which may harm our ability to market and sell our boats. Likewise, if such reasoning deters potential customers from purchasing boats made by OEMs that use our electric powertrains, they may order fewer electric powertrains from us, if they ever order any at all.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric powerboats.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric powerboats, which could result in the loss of competitiveness of our boats, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in electric powerboat technology, we may suffer a decline in our competitive position.

We may be unable to keep up with changes in electric powerboats technology, particularly developments with powertrains. As a result, we may suffer a decline in our competitive position. Any failure to keep up with advances in electric powerboat technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric powerboat technology. As technologies change, we plan to upgrade or adapt our electric powertrain candidate. We would additionally upgrade our boats and introduce new models to take advantage of these changes. However, our technology and boats may not compete effectively with alternative technology or powerboats if we are not able to source and integrate the latest technology. For example, we do not manufacture either lead or lithium battery cells which makes us depend upon suppliers of battery cell technology for our battery packs.

Demand in the powerboat industry is highly volatile.

Volatility of demand in the powerboat industry, especially for recreational powerboats and electric powerboats, may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for recreational powerboat and electric powerboat sales depends to a large extent on general, economic and social conditions in a given market. Historically, sales of recreational powerboats decrease during economic downturns. We have fewer financial resources than more established powerboat manufacturers to withstand adverse changes in the market and disruptions in demand.

Unfavorable weather conditions may have a material adverse effect on our business, financial condition, and results of operations, especially during the peak boating season.

Adverse weather conditions in any year in any particular geographic region may adversely affect sales in that region, especially during the peak boating season. Sales of our products are generally stronger just before and during spring and summer, which represent the peak boating months in most of our markets, and favorable weather during these months generally has a positive effect on consumer demand. Conversely, unseasonably cool weather, excessive rainfall, reduced rainfall levels, or drought conditions during these periods may close area boating locations or render boating dangerous or inconvenient, thereby generally reducing consumer demand for our products. Our annual results would be materially and adversely affected if our net sales were to fall below expected seasonal levels during these periods. Adverse weather could also affect income from our rental business as we tend to rent significantly less boats on rainy or otherwise unappealing days than on sunny and attractive ones. If we experience more rainy or otherwise unappealing days at our marinas than normal, our income from the rental of electric boats could materially decline.

We may also experience more pronounced seasonal fluctuation in net sales in the future as we continue to expand our businesses. Additionally, to the extent that unfavorable weather conditions are exacerbated by global climate change or otherwise, our sales may be affected to a greater degree than we have previously experienced.

We intend to increasingly use our network of independent dealers, and we will face increasing competition for dealers and have little control over their activities.

Currently, most of our sales are directly placed with us online, but approximately 35% of our sales in our 2022 fiscal year were derived from our network of independent dealers. We have agreements with dealers in our network that typically provide for terms of between 1 and 3 years. While we will continue to market direct sales through our website, we seek to increase revenues and diversify our sales points by expanding our network of independent dealers. We envision an increase in the number of dealers supporting our products and the quality of their marketing and servicing efforts being essential to our ability to increase sales. We may not be successful in our effort to grow our network of independent dealers.

Competition for dealers among recreational powerboat manufacturers continues to increase based on the quality, price, value and availability of the manufacturers’ products, the manufacturers’ attention to customer service and the marketing support that manufacturers provide to dealers. We will face intense competition from other recreational powerboat manufacturers in attracting and retaining dealers, and we might not be able to attract or retain relationships with qualified and successful dealers as well as our competition, if at all. We might not be able to maintain or improve our relationship with dealers or our market share position. In addition, independent dealers in the recreational powerboat industry have experienced significant consolidation in recent years, which could inhibit our ability to retain them or result in the loss of one or more of our dealers in the future if the surviving entity in any such consolidation purchases similar products from a competitor. If we do not establish a significant network of dealers, our future sales could fail to meet our projections, and our business, financial condition and results of operations may be adversely affected.

We envision that our success will depend, in part, upon the financial health of our dealers and their continued access to financing.

We seek to increase revenues and diversify our sales points by expanding our network of independent dealers. The financial health of our current and any future dealers is critical to our success. Our business, financial condition and results of operations may be adversely affected if the financial health of dealers that sell our products suffers. Their financial health may suffer for a variety of reasons, including a downturn in general economic conditions, rising interest rates, higher rents, increased labor costs and taxes, compliance with regulations and personal financial issues.

In addition, dealers require adequate liquidity to finance operations, including purchases of our products. Dealers are subject to numerous risks and uncertainties that could unfavorably affect their liquidity positions, including, among other things, continued access to adequate financing sources on a timely basis on reasonable terms. These sources of financing are vital to our ability to sell products through our distribution network. Access to floor plan financing generally facilitates dealers’ ability to purchase powerboats from us, and their financed purchases reduce our working capital requirements. If floor plan financing were not available to our dealers, our sales and our working capital levels could be adversely affected. The availability and terms of financing offered by dealers’ floor plan financing providers will continue to be influenced by:

●	their ability to access certain capital markets and to fund their operations in a cost-effective manner;
●	the performance of their overall credit portfolios;
●	their willingness to accept the risks associated with lending to dealers; and
●	the overall creditworthiness of those dealers.

Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

Although we manufacture our products in Canada, in our last fiscal year approximately 90% of our sales occurred in the United States, a percentage that could increase as our operations expand. Changes in laws and policies governing foreign trade could adversely affect our business. As a result of recent policy changes, there may be greater restrictions and economic disincentives on international trade. We will particularly be affected by the Agreement Between the United States of America, the United Mexican States, and Canada (commonly known as USMCA), if ratified by all participants, the effects of which are not certain. Additionally, a large portion of the parts and components that we use are imported and their price and availability could be subject to changes in export and import tariffs and controls. Such changes have the potential to adversely impact the global and local economies, our industry and global demand for our products and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

Interest rates and energy prices affect marine products’ sales

Although our products are not frequently financed by our dealers and retail powerboat consumers, we envision this becoming more common as we expand our operations and grow our network of distributors. This may not occur if interest rates meaningfully rise because higher rates increase the borrowing costs and, accordingly, the cost of doing business for dealers and the cost of powerboat purchases for consumers. Energy costs can represent a large portion of the costs to manufacture our products and increase their ultimate sales price. Therefore, higher interest rates and fuel costs can adversely affect consumers’ decisions relating to recreational powerboating purchases.

We have a large fixed cost base that will affect our profitability if our sales decrease.

The fixed cost levels of operating a recreational powerboat manufacturer can put pressure on profit margins when sales and production decline. Our profitability depends, in part, on our ability to spread fixed costs over a sufficiently large number of products sold and shipped, and if we decide to reduce our rate of production, gross or net margins could be negatively affected. Consequently, decreased demand or the need to reduce production can lower our ability to absorb fixed costs and materially impact our financial condition or results of operations.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success depends on the efforts, abilities and continued service of Alexandre Mongeon, our Chief Executive Officer, Xavier Montagne, our Chief Operating Officer, and Kulwant Sandher, our Chief Financial Officer. A number of these key employees and consultants have significant experience in the recreational boating and manufacturing industry. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire a suitable replacement. We have not obtained any “key person” insurance on certain key personnel.

We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.

We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These regulations also apply to any contamination that our powerboats cause in the lakes and rivers in which they operate. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements would have a material adverse effect on our company and its operating results.

Our powerboats are subject to mandated safety standards and failure to meet those standards would have a material adverse effect on our business and operating results.

Given the inherent dangers involved with powerboats, all powerboats sold must comply with federal, state and provincial safety standards. Additionally, most powerboats sold in the United States meet the safety standards set by the ABYC, a non-profit, member organization that develops voluntary safety standards for the design, construction, maintenance, and repair of recreational powerboats and the NMMA. Our powerboats have been certified by the United States Coast Guard, the Canadian Coast Guard, meet the ABYC safety standards and have received CE marking indicating their conformity with health, safety, and environmental protection standards within the European Economic Area. Loss of any of these certifications or failure to obtain them for future products could have a material adverse effect on our business and operating results.

We intend to rely on a third-party for the manufacture of what we envision will become our principal product.

If we are able to commercialize our E-Motion™ electric powertrain, we intend to use a third-party to mass produce our powertrains. In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada. Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. If Linamar Corporation is unable to satisfactorily manufacture our E-Motion™ powertrains, we will be forced to find a new third-party manufacturer or to produce such powertrains inhouse (with our current facilities we believe that we are limited to producing 300 electric powertrains per year in addition to producing 150 boats per year). Any such change in manufacturers could lead to a delay in our ability to deliver on purchase orders or the loss of such purchase orders, which in turn could adversely affect our revenue or the timing of our revenue.

If we are unable to meet the service requirements of our customers, our business will be materially and adversely affected.

We do not offer warranties or provide service for our boats and do not intend to offer warranties on our powertrains systems. Instead, the purchasers of our boats and of our powertrains may rely upon the warranties and services of the manufacturers of the components used in our boats. As all such warranties are provided by third-party suppliers, the quality and timeliness of such service is outside of our control. Additionally, the terms of such warranties, including the length of time of coverage, and servicing terms, including locations and labor cost, are not uniform. If our purchasers and potential purchasers believe that warranties and servicing capabilities provided by our third-party suppliers are unable to successfully address their service requirements, the reputation of our brand will suffer and business and prospects could be materially and adversely affected.

If we are unable to meet our production and development goals, we may need to change our business plans or the timeline in which we expect to carry them out

Our ability to carry out our business plans depends upon meeting our production and development goals. Delays or failures in meeting these goals could require us to reassess our business plans and the timeline that it will take us to implement those plans. In the past we have not always met our production and development goals. For example, we expected to manufacture approximately 50 powerboats, and begin commercialization of our electric powertrains in calendar 2023, and we will not meet these goals. If any such delays or failures were to cause a material change to our proposed business plans, such change could result materially adverse changes in our projected revenues or expenses.

We may not succeed in establishing, maintaining and strengthening the Vision Marine Technologies Inc. brand, which would materially and adversely affect customer acceptance of our boats and components and our business, revenues and prospects.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Vision Marine Technologies brand and the brands of our powerboat models. Any failure to develop, maintain and strengthen these brands may materially and adversely affect our ability to sell our products. If we are not able to establish, maintain and strengthen our brands, we may lose the opportunity to build our customer base. We expect that our ability to develop, maintain and strengthen the Vision Marine Technologies brand will also depend heavily on the success of our marketing efforts. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. Many of our current and potential competitors have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain strong brands, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.

Although we do not materially use raw materials in the production of our electronic powerboats, we purchase the necessary parts and components for our boats from third-party suppliers that do. Were those third-party suppliers to experience increases in the cost or a sustained interruption in the supply or shortage of raw materials, the corresponding parts and components could become more costly or less available (if still available at all). For example, our supply chain has been impacted by the COVID-19 pandemic as some of our third-party suppliers have experienced delays in delivering parts and components for our products. We are particularly exposed to a supply-chain risk as we have not contractually secured long-term supply commitments at fixed prices with our third-party suppliers. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and price fluctuations and material shortages could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to meet demand;
●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and
●	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Our business depends on the continued supply of battery cells for our boats. We do not currently have any agreements for the supply of batteries and depend upon the open market for their procurement. Any disruption in the supply of battery cells from our supplier could temporarily disrupt the planned production of our boats until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric boat manufacturers to the extent they determine that the boats are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased electric boat prices. We might not be able to recoup increasing costs of raw materials by increasing boat prices. We publish the price for the base model of our powerboats. However, any attempts to increase the published prices in response to increased raw material costs could be viewed negatively by our potential customers, result in cancellations of orders and could materially adversely affect our brand, image, business, prospects and operating results.

If our suppliers sell us parts or components containing conflict minerals, we may be required at significant expense to find suppliers that do not use conflict minerals.

In 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requiring the Securities and Exchange Commission (“SEC”) to issue rules specifically relating to the use of “Conflict Minerals” within manufactured products. Conflict Minerals are currently defined by U.S. Law as tin, tantalum, tungsten and gold (also known as “3TG”) and related derivatives. Within a year of becoming a public company, the SEC rules require any SEC registrant whose commercial products contain any 3TG (“3TG Product”) to determine whether the 3TG in the 3TG Product originated from the Democratic Republic of the Congo (“DRC”) or adjoining countries (collectively, the “DRC Region”) and, if so, whether the 3TG is “conflict free”. “3TG Conflict Free” means that the supply chain is transparent and the 3TG in 3TG Products does not directly or indirectly benefit armed groups responsible for serious human rights abuses in the DRC Region. By enacting this provision, Congress intends to further the humanitarian goal of ending the extremely violent conflict in the DRC Region, which has been partially financed by the exploitation and trade of 3TG originating in the DRC Region.

We will need to expend time and money on determining whether our products contain conflict minerals. If our suppliers use conflict minerals in the production of the parts and components that we purchase from them, we may need to find alternative suppliers. If possible, this may only be possible at significant expense or with material delays in production.

Our software to control our electric powertrain systems contains “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

We use software to control our electric powertrain systems that relies upon “open source” licenses and intend to use such software in the future. Although we do not believe that the open source code we have used imposes any limitations on the use of the software that we have developed, the terms of many open source licenses have not been interpreted by United States or other courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solutions including requirements that we make available source code for modifications or derivative works we create based upon the open source software or license such modifications or derivative works. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. We cannot be sure that all open source is submitted for approval prior to use in our solutions. In addition, many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect the performance of our electric powertrains and our business.

We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Network and information systems and other technologies are important to our business activities and operations. Network and information systems-related events, such as computer hackings, cyber threats, security breaches, viruses, or other destructive or disruptive software, process breakdowns or malicious or other activities could result in a disruption of our services and operations or improper disclosure of personal data or confidential information, which could damage our reputation and require us to expend resources to remedy any such breaches. Moreover, the amount and scope of insurance we maintain against losses resulting from any such events or security breaches may not be sufficient to cover our losses or otherwise adequately compensate us for any disruptions to our businesses that may result, and the occurrence of any such events or security breaches could have a material adverse effect on our business and results of operations. The risk of these systems-related events and security breaches occurring has intensified, in part because we maintain certain information necessary to conduct our businesses in digital form stored on cloud servers. While we develop and maintain systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that disruptions and security breaches will not occur in the future. Moreover, we may provide certain confidential, proprietary and personal information to third parties in connection with our businesses, and while we obtain assurances that these third parties will protect this information, there is a risk that this information may be compromised. The occurrence of any of such network or information systems-related events or security breaches could have a material adverse effect on our business, financial condition and results of operations.

If the governmental grants and tax credits that we receive were to be no longer available, our net earnings would be materially reduced.

We receive governmental benefits in connection with our operations. In connection with the production of our powerboats and our research into green technology, we have been able to receive tax credits and grants provided by the Quebec provincial government and the Canadian federal government. In our 2022 and 2021 fiscal years and in the nine months ended May 31, 2023, we recognized grants and investment tax credits amounting to $1.5 million, $0.9 million, and $39,940, respectively, of which $1.4 million, $0.9 million and $39,940, respectively, is presented against research and development expenses. We intend to continue applying for such grants and receiving such tax credits. Without such grants and tax credits, our net loss in each of the past two fiscal years would have been larger. If they were no longer available, our business, prospects, financial condition and operating results could be adversely affected.

The unavailability, reduction or elimination of government regulations on waterways could have a material adverse effect on our business, financial condition, operating results and prospects.

Although we are unaware of substantial governmental economic incentives, such as tax credits and rebates, that customers may receive in connection with the purchase of our products, there are certain governmental regulations whose repeal could affect the desirability of our powerboats. In particular, local and regional restrictions of internal combustion engines on certain waterways make electric boats an attractive alternative for use in such lakes and rivers. Any reduction, elimination or discriminatory application of such rules because of policy changes or other reasons may result in the diminished competitiveness of electric boats generally. This could materially and adversely affect the growth of our market and our business, prospects, financial condition and operating results.

If we fail to manage future growth effectively, we may not be able to market or sell our powerboats or powertrains successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We plan to expand our operations in the near future. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

●	training new personnel;
●	forecasting production and revenue;
●	expanding our marketing efforts, including the marketing of a new powertrain that we use;
●	controlling expenses and investments in anticipation of expanded operations;
●	establishing or expanding design, manufacturing, sales and service facilities;
●	implementing and enhancing administrative infrastructure, systems and processes; and
●	addressing new markets.

We intend to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians for our electric boats and powertrains. Competition for individuals with experience designing, manufacturing and servicing electric boats is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our business may be adversely affected by labor and union activities.

None of our employees are currently represented by a labor union, it is common in Quebec for employees of manufacturers of a certain size to belong to a union. Although we do not believe that we are currently of a size where our employees will unionize, were they to do so now or in the future, we would be at risk for higher employee costs and increased risk of work stoppages. We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business, that of our key suppliers or our network of distributors, it could materially reduce the manufacture and sale of our boats and have a material adverse effect on our business, prospects, operating results or financial condition.

Our ability to meet our manufacturing workforce needs is crucial to our results of operations and future sales and profitability.

We rely on the existence of an available hourly workforce to manufacture our products. We cannot assure you that we or any third-party manufacturer that we use will be able to attract and retain qualified employees to meet current or future manufacturing needs at a reasonable cost, or at all. For instance, the demand for skilled employees has increased recently with the low unemployment rates in Quebec. Competition for qualified employees could require us or third-party manufacturers to pay higher wages to attract a sufficient number of employees. Significant increases in manufacturing workforce costs could materially adversely affect our business, financial condition or results of operations.

We compete with a variety of other activities for consumers’ scarce leisure time.

Our powerboats are used for recreational and sport purposes, and demand for our powerboats may be adversely affected by competition from other activities that occupy consumers’ leisure time and by changes in consumer lifestyle, usage pattern or taste. Similarly, an overall decrease in consumer leisure time may reduce consumers’ willingness to purchase and enjoy our products.

Product liability, warranty, personal injury, property damage and recall claims may materially affect our financial condition and damage our reputation.

We are engaged in a business that exposes us to claims for product liability and warranty claims in the event our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in property damage, personal injury or death. Our products involve kinetic energy, produce physical motion and are to be used on the water, factors which increase the likelihood of injury or death. Our products contain Lithium-ion batteries, which have been known to catch fire or vent smoke and flame, and chemicals which are known to be, or could later be proved to be, toxic carcinogenic. Any judgment or settlement for personal injury or wrongful death claims could be more than our assets and, even if not justified, could prove expensive to contest.

We do not provide warranties for our powerboats but instead rely upon the warranties provided by the third-party manufacturers from whom we purchase the components for our powerboats. Although we maintain product and general liability insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all such potential claims. We may experience legal claims in excess of our insurance coverage or claims that are not covered by insurance, either of which could adversely affect our business, financial condition and results of operations. Adverse determination of material product liability and warranty claims made against us could have a material adverse effect on our financial condition and harm our reputation. In addition, if any of our products or components in our products are, or are alleged to be, defective, we may be required to participate in a recall of that product or component if the defect or alleged defect relates to safety. Any such recall and other claims could be costly to us and require substantial management attention.

Our intellectual property is not protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.

Apart from trademark applications that we filed with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office for our logo and the brand name “E-Motion”, we have not protected our intellectual property rights through patents or formal copyright or trademark registration, and we do not currently have any patent applications pending. As we intend to transition into the production of electric powertrains to OEMs, we envision our intellectual property and its security becoming more vital to our future. Until we protect our intellectual property through patent, trademarks and registered copyrights, we may not be able to protect our intellectual property and trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our intellectual property or trade secrets. In such an instance, our competitors could produce products that are nearly identical to ours resulting in us selling less products or generating less revenue from our sales.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets, know-how and technology, which are not protected by patents, to protect the intellectual property behind our electric powertrain and for the construction of our boats. We do not yet use confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to protect our proprietary technology and processes. We intend to use such agreements in the future, but these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Any patent applications that we file may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

To date, we have not filed any patent applications, and we might not ever file patent applications. The registration and enforcement of patents involves complex legal and factual questions and the breadth and effectiveness of patented claims is uncertain. If we ever file patent applications in connection with our electric outboard powertrain systems or other matters, we cannot be certain that we will be first to file patent applications on those or other inventions, nor can we be certain that such patent applications will result in issued patents or that any of our issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that we are infringing its patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in the United States.

We have limited registered trademarks for our products and trade names.

We have submitted applications for registered trademarks for our name and some of our brands, but not all of these applications have been granted. Any pending trademark applications that we filed with a relevant governmental authority for brand names/logos might not be approved as might any such future applications. Failure to obtain such approval could limit our ability to use the brand names/logos in those territories or lead our products to be confused with, and/or tarnished by, competing products. Even if appropriate applications were made and approved, third parties may oppose or otherwise challenge such applications or registrations.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

The status of the protection of our intellectual property is unsettled as we do not have any patents, trademarks or registered copyrights and have not applied for the same. Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our powerboats and electric powertrains or use third-party components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from third parties that allege our products or components thereof are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;
●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;
●	redesign our boats or other goods or services to avoid infringing the third-party intellectual property;
●	establish and maintain alternative branding for our products and services; or
●	find-third providers of any part or service that is the subject of the intellectual property claim.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of Quebec, a substantial portion of our assets are in Canada and the majority of our directors and executive officers reside outside the United States

We are constituted under the laws of the Business Corporations Act (Quebec) (the “Business Corporation Act”) and our executive offices are located outside of the United States in Boisbriand, Quebec. Most of our officers, and directors, as well as our auditor reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in Quebec corporations may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. Global financial conditions continue to be subject to volatility arising from international geopolitical developments and global economic phenomenon, as well as general financial market turbulence, including a significant market reaction to the novel coronavirus (COVID-19) and the ongoing war in Ukraine and the Middle East, resulting in a significant reduction in many major market indices. Uncertainty about global economic conditions could result in

●	customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services; and
●	third-party suppliers being unable to produce parts and components for our products in the same quantity or on the same timeline or being unable to deliver such parts and components as quickly as before or subject to price fluctuations, which could have a material adverse effect on our production or the cost of such production; and

accordingly, on our business, results of operations or financial condition. Access to public financing and credit can be negatively affected by the effect of these events on Canadian, U.S. and global credit markets. The health of the global financing and credit markets may affect our ability to obtain equity or debt financing in the future and the terms at which financing or credit is available to us. These instances of volatility and market turmoil could adversely affect our operations and the trading price of our common shares.

Our business may be materially affected by the COVID-19 Outbreak

The continued novel coronavirus (COVID-19) pandemic, including variations from new strains, may disrupt our business and operational plans. These disruptions may include disruptions resulting from (i) shortages of employees, (ii) unavailability of contractors and subcontractors, (iii) interruption of, or price fluctuations in, supplies from third parties upon which we rely, (iv) restrictions that governments impose to address the COVID-19 outbreak, and (v) restrictions that we and our contractors and subcontractors impose to ensure the safety of employees and others. Although we have not noticed any decrease to orders that we would attribute to COVID-19, we believe that COVID-19 is impacting our supply chain by increasing the amount of time between ordering third-party materials needed for our boats and their delivery. Continued delays in our supply chain could adversely impact our production and, in turn, our revenues. Further, it is presently not possible to predict the extent or durations of these disruptions. These disruptions may have a material adverse effect on our business, financial condition and results of operations. Such adverse effect could be rapid and unexpected. These disruptions may severely affect our ability to carry out our business plans.

Our financial statements have been prepared on a going concern basis and our financial status creates a  need for further capital until the Company achieves profitability.

Our financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that we will be successful in completing an equity or debt financing or in achieving or maintaining profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

Fluctuations in currency exchange rates may significantly impact our results of operations.

Our operations are conducted in the United States and Canada, but approximately 90% of our sales and rentals have occurred in the United States. As a result, we are exposed to an exchange rate risk between U.S. and Canadian dollars. The exchange rates between these currencies in recent years have fluctuated significantly and may continue to do so in the future. In our fiscal 2022, the monthly average exchange rate as published by the Bank of Canada ranged from a high of US$1.00:$1.2942 to a low of US$1.00:1.2437, and in March 2023 it was as high as US$1:00:$1.3682. An appreciation of the Canadian dollar against the U.S. dollar could increase the relative cost of our products outside of Canada, which could lead to decreased sales. Conversely, to the extent that we are required to pay for goods or services in U.S. dollars, the depreciation of the Canadian dollar against the U.S. dollar would increase the cost of such goods and services.

We do not hedge our currency exposure and, therefore, we incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the Canadian dollar. Given the volatility of exchange rates, we might not be able to effectively manage our currency transaction risks, and volatility in currency exchange rates might have a material adverse effect on our business, financial condition or results of operations.

If we experience material weaknesses or otherwise fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

For our fiscal year ended August 31, 2022, we identified that we did not maintain effective processes and controls over the accounting for and reporting of complex and non-routine transactions. Specifically, we determined that there was a lack of sufficient accounting and finance personnel to perform in-depth analysis and review of complex accounting matters and non-routine transactions within the timeframes set by us for filing our consolidated financial statements. Because of this deficiency, we concluded there was a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis at August 31, 2022. As of May 31, 2023, we are working on remediating the identified material weakness.

If we fail to identify or remediate any future material weaknesses in our internal controls over financial reporting, if we are unable to conclude that our internal controls over financial reporting are effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares could be negatively affected. As a result of such failures, we could also become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and shareholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

Risks Related to Our Common Shares and this Offering

If you purchase the common shares, you will experience immediate dilution as a result of this offering.

Since the price per share of our common shares being offered is substantially higher than the net tangible book value per share of our common shares, you will suffer immediate and substantial dilution in the net tangible book value of the common shares you purchase in this offering. After giving effect to the sale by us of 7,537,688 common shares at the assumed offering price of US$1.99 per common share (as set out on the cover page hereto), if you purchase common shares in this offering, you will suffer immediate dilution of approximately $1.28 per share in the net tangible book value of the common shares.

Our executive officers and directors beneficially will own approximately 18.8% of our common shares after completion of the proposed offering.

If we sell 7,537,688 common shares in this offering (which excludes any shares that may be sold as a result of the underwriter’s over-allotment option) at the assumed offering price of US$1.99 per share, our executive officers and directors will beneficially own, in the aggregate, 18.8% of our common shares, which includes shares that our executive officers and directors have the right to acquire pursuant to stock options which have vested or will vest within the next 60 days. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares began trading on the Nasdaq Capital Market in November 2020. From the date of the start of our last fiscal year to the date hereof, the highest closing price of our common shares on the Nasdaq Capital Market was US$7.59 and the lowest such closing price was US$1.81. Additionally, the liquidity of our common shares may decrease, meaning that the demand for the purchase of our shares may not be at a level that allows for your sale at a desirable price or even the then market price when if you wish to sell your common shares. The market value of our common shares and their liquidity will continue to fluctuate due to the impact of any of the following factors:

●	sales or potential sales of substantial amounts of our common shares;
●	announcements about us or about our competitors;
●	litigation and other developments relating to our proprietary rights or those of our competitors;
●	conditions in the marine product industry;
●	governmental regulation and legislation;
●	variations in our anticipated or actual operating results;
●	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;
●	change in general economic trends; and
●	investor perception of our industry or our prospects.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends, and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

Volatility in our common shares price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds.”   You will not have the opportunity as part of your investment decision to assess whether the net proceeds from this offering are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;
●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receiving from U.S. reporting companies.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the end of the fiscal year in which the fifth anniversary of this offering occurs, (b) in which we have total annual gross revenue of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds US$700 million as of the prior February 28th, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in our common shares would be subject to certain adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. investor held common shares, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are characterized as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to our common shares that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a non-U.S. corporation that is a PFIC if the non-U.S. corporation provides certain information to its investors, we do not currently intend to provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to our common shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include, but are not limited to, statements and/or information related to: strategy, future operations, projected production capacity, projected sales or rentals, projected costs, expectations regarding demand and acceptance of our products, availability of material components, trends in the market in which we operate, plans and objectives of management.

We believe that we have based our forward-looking statements on reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Although management believes that the assumption and expectations reflected in such forward-looking statements are reasonable, we may have made misjudgments in preparing such forward-looking statements. Assumptions have been made regarding, among other things: our expected production capacity; labor costs and material costs, no material variations in the current regulatory environment and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled Risk Factors, Description of Business and Management’s Discussion and Analysis of Financial Conditions and Results of Operations and elsewhere in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements or we may have mad misjudgments in the course of preparing the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we may file from time to time with the securities regulators.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are considered a foreign private issuer. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

The U.S. Congress passed the JOBS Act, which provides for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act, that qualify as “emerging growth companies.” We are an “emerging growth company” and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of US$1.07 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company until May 31, 2026.

An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure in this prospectus; and
●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.07 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

USE OF PROCEEDS

Upon the sale of            common shares in this offering at a price of US$      per share, after deducting the underwriting discounts and commissions and offering expenses payable by us and assuming no exercise of the underwriter’s over-allotment option, we expect to receive net proceeds of approximately US$                  from this offering. If the underwriter exercises its over-allotment option in full, our net proceeds will be approximately US$              .

We intend to use the net proceeds of this offering (assuming no exercise of the over-allotment option) for order fulfilment. Any funds that are not used for order fulfilment, we intend to use for general and administrative purposes.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of May 31, 2023:

●	on an actual basis,
●	a pro forma basis, giving effect to the issuance of 1,360,530 common shares and related warrants since June 1, 2023 and the receipt of $7,528,844 in connection with such issuances and
●	on a pro forma as adjusted basis to further reflect the application of net proceeds of US$13,622,611 (or $18,613,459), excluding proceeds from the exercise of the over-allotment option, if any, after deducting the estimated offering expenses.

You should read this table in conjunction with our historical financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds.”

	As of May 31, 2023
			Pro forma as
	Actual	Pro Forma(1)	adjusted(2)
Cash & Cash equivalent	$1,536,064	$9,064,908	$27,678,367

Bank indebtedness	$235,000	$235,000	$235,000
Current portion of long-term debt	293,980	293,980	293,980
Long-term Debt	96,714	96,714	96,714

Shareholders’ Equity/(deficiency)
Capital Stock	$46,851,134	$54,379,978	$72,993,437
Contributed Surplus	11,600,738	11,600,738	11,600,738
Accumulated other comprehensive income	1,093,086	1,093,086	1,093,086
Retained Earnings/(Deficit)	(47,254,491)	(47,254,491)	(47,254,491)
Total Shareholders’ Equity	$12,290,467	$19,819,311	38,432,270

Total Capitalization	$21,903,692	29,432,536	48,045,995
(1)	The $7,528,844 in net proceeds received from the issuance of equity securities since May 31, 2023 that has been included in the pro forma column has been used for working capital purposes.
(2)	U.S. dollars converted into Canadian dollars at US$1.00 = $1.3574, the noon-buying price on May 31, 2023.

DILUTION

If you invest in our common shares, your interest in our common shares will be diluted to the extent of the difference between the offering price per common share and the as adjusted net tangible book value per common share after the offering. Dilution results from the fact that the per common share offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. Our net tangible book value attributable to shareholders at May 31, 2023 was approximately $1,558,000 or approximately $0.16 per common share. Net tangible book value per common share as of May 31, 2023 represents the amount of total assets less intangible assets and total liabilities, divided by the number of common shares outstanding.

After giving effect to the issuance of 1,360,530 common shares since June 1, 2023 and the receipt of net proceeds of $7,528,844 in connection with such issuances (the “Post-May 31, 2023 Issuances”), our pro forma net tangible book value as of May 31, 2023 would have been approximately $9,087,246, or approximately $0.78 per common share, based on 11,643,884 common shares outstanding on a pro forma basis.

Our pro forma as adjusted net tangible book value of our common shares as of May 31, 2023 gives further effect to the sale of common shares at the assumed public offering price of US$1.99 as set out on the cover page hereof (or $2.72 converted into Canadian dollars at US$1.00 = $1.3664, the US$ to CAD exchange rate on November 3, 2023) per common share, after deducting the underwriting discounts and commissions and estimated offering expenses. At the assumed offering price, we will issue 7,537,688 common shares upon completion of the offering (and 8,688,341 common shares if the over-allotment option is exercised in full). Our pro forma as adjusted net tangible book value as of May 31, 2023, which gives effect to the Post-May 31, 2023 Issuances and the receipt of the net proceeds from the offering and the issuance of additional shares in the offering but does not take into consideration any other changes in our net tangible book value after May 31, 2023, will be approximately $27,700,705 or $1.44 per common share (or $30,492,724 or $1.50 per common share if the over-allotment option is exercised in full). This would result in dilution to investors in this offering of approximately $1.28 per common share (or $1.22 per common share if the over-allotment option is exercised in full) or approximately 47% (or 45% if the over-allotment option is exercised in full) from the offering price of US$1.99 per common share ($2.72). Pro forma as adjusted net tangible book value per common share would increase to the benefit of present shareholders by $0.66 per share attributable to the purchase of the common shares by investors in this offering (or $0.72) if the over-allotment option is exercised in full).

The following table sets forth the estimated net tangible book value per common share after the offering and the dilution to persons purchasing common shares.

	Offering
	Without	Offering
	Over-	With Over-
	Allotment	Allotment
	(1)	(1)
Offering price per common share (US$1.99)	$2.72	$2.72
Historical net tangible book value per common share before the offering	$0.16	$0.16
Pro Forma net tangible book value per common share before the offering	$0.78	$0.78
Increase in net tangible book value per share attributable to the Post-May 31, 2023 Issuances	$0.62	$0.62
Pro forma as adjusted net tangible book value per share	$1.44	$1.50
Increase per common share attributable to this offering	$0.66	$0.72
Pro forma as adjusted dilution per common share to new investors in this offering	$1.28	$1.22
(1)	U.S. dollars converted into Canadian dollars at US$1.00 = $1.3664.

If any common shares are issued upon exercise of outstanding options, you may experience further dilution.

COMPANY INFORMATION

History and Development of the Company

We were incorporated pursuant to the Business Corporations Act (Quebec) on August 27, 2012, under the name Riopel Marine Inc. On April 23, 2020, we changed our name to Vision Marine Technologies Inc. and our principal activity is the design, development and manufacturing of electric outboard powertrain systems and power boats and the renting of electric boats . We have two wholly-owned subsidiaries.

Our registered agent in the United States is Corporation Service Company. The address of Corporation Service Company is 251 Little Falls Drive, Wilmington, DE 19808.

On November 27, 2020, we issued 2,760,000 Common Shares in our initial public offering. After deducting underwriting discounts, commissions and offering expenses, the net proceeds from the offering were approximately US$24,940,000. In connection with the offering, we listed our Common Shares on the Nasdaq Capital Market under the symbol “VMAR”.

On June 3, 2021, we acquired an electric boat rental business in Newport, California for approximately $9,020,000, of which $5,546,000 was paid in cash and $3,474,000 of which was paid in the form of common shares.

Our principal executive offices are located at 730 Boulevard du Curé-Boivin, Boisbriand, Quebec J7G 2A7, Canada. Our phone number is 450-951-7009. Our website address is https://visionmarinetechnologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

BUSINESS OVERVIEW

General

We are in the business of designing and manufacturing electric outboard powertrain systems, power boats and related technology and the renting of electric boats. We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to Allied Market Research, the global electric boat market will reach US$16.6 billion in 2031 up significantly from US$5 billion in 2021, growing at a compound annual growth rate of 12.9% from 2022 to 2031.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last two fiscal years 2022 and 2021, we manufactured 58 and 49 powerboats, respectively, and in the first nine months of our fiscal year 2023, we manufactured 35 powerboats. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In an effort to improve air quality and protect local water habitats, cities and local municipalities are beginning to ban or restrict the use of gasoline- and diesel-powered boats from local waterways, lakes and rivers. For example, Teal Lake in Michigan, USA, bans the standard use of powerboat motors fueled by gasoline or diesel. This trend is beginning to take hold in other parts of the United States, including Washington state, which has provided clear examples of the harm that gasoline products cause on local waterways, and New Hampshire, where the Department of Safety has published restrictions on the use of gasoline and diesel-powered boats across its state.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EBR, an entity that rents electric boats at two marinas in California. In addition to generating revenues from the rental of our powerboats, EBR builds brand awareness and acts an open-water showroom for potential buyers.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. We noted the need for innovation in the following areas:

●	optimizing the electric motor to improve efficiency and range by customizing the power to the motor from different battery suppliers;
●	developing optimization software that reads and calibrates the controller to suit the current use of the outboard electric powertrain system;
●	using appropriate components, including the battery;
●	customizing gears and propellers to a boat’s specifications. We have recorded the efficiency of our principal competitor’s electric powertrain system as 54%, meaning that only 54% of the power leaving the battery pack reached the propeller, although their technology may have improved since that recording. Our proprietary union and direct transmission system allow our prototype powertrains to have an efficiency of 96% which provides a competitive advantage over current electric outboard motors. We have also chosen a propeller design which when combined with the efficiencies obtained using our proprietary union and transmission system, provides optimal results; and
●	developing an innovative controller, in particular, one that:
o	improves control over thermal overheating and thus protects the electric powertrain system;

o	incorporates a dual electrical and mechanical cooling system allowing for a better performance of the electric powertrain system;
o	detects possible operating problems (for example cavitation); and
o	reduces jolts and noise.

Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are be able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

In January 2022, we announced our partnership with Octillion to develop a customized high voltage 32 KW high density battery. Octillion will manufacture a new advanced electric battery system, “Polar 35” to power our E-Motion™ outboard powertrain. The configuration of the battery pack is smaller than that of a typical fuel tank, which in turn makes it easier to custom fit in virtually any boat.

During that same period, we partnered with Nextfour Solutions Ltd. to further develop a customized multifunctional display to be integrated within our E-Motion™ 180 fully electric powertrain system.

In February 2022, we partnered with Weismann Marine, LLC to design and develop a lower unit (or gearcase) assembly. We partnered with Hellcat Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat in 2022.

Our electric powertrains will be controlled by control software developed in house. We have used open-source software code to develop our own battery management system software that will be tailored to regulate the power from the battery pack to the electric motor and its related systems.

We have received governmental support in connection with our development of electric powertrains. In our 2022, 2021, and 2020 fiscal years, we recognized grants and investment tax credits amounting to $1,458,632, $921,658, and $491,704, respectively, of which $1,408,840, $859,516 and $445,776, respectively, is presented against research and development expenses.

In July 2022, we launched a partnership with Group Beneteau to integrate our outboard motors onboard several models across Group Beneteau’s brand portfolio. In August 2023, our outboard powertrain was included in the boat that broke our previously held world record speed for an all-electric boat when it achieved a speed of 116 mph. In October 2023, we announced the delivery of our E-Motion™ Electric Powertrain Technology to Groupe Beneteau, Four Winns to be the inaugural electric motors integrated on the Four Winns H2e Bowrider. Group Beneteau has announced that they intend for its other brands to also use this technology both in North America and Europe.

Specifications of our First Outboard Electric Powertrain

Specifications of our first outboard electric powertrain:

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Continuous power	90 kW
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	60 - 420 kW
Shaft Length	S – XL
Cooling	Water
Control	Can bus

As we develop our electric powertrain systems, we envisage a 335-horsepower version of our electric outboard engine to be released.

Our Powerboats

We manufacture four models of electric powerboats and are preparing to launch a fifth model. Each model is available in different standard variations or may be customized according to a purchaser’s specifications.

	Bruce 22	Volt 180	Fantail 217	Quietude 156	Phantom

Starting Price	$73,995	$44,995	$49,995	$35,495	$19,123 - $38,252
E-Propulsion Power	5 HP	5 HP	5 HP	5 HP	5 HP
E-Motion Power	180 HP	180 HP	n/a	n/a	n/a
Capacity	5-8 passengers	10 Canada, 14 US	8-10 passengers	4 passengers	10 passengers
Dry Weight	1088 Kg (2400 pounds)	720 kg (1600 pounds)	775 kg (1705 lbs.)	800lbs	1,072Ibs
Hull Material	Fiberglass	Fiberglass (Infusion Sandwich)	Fiberglass	Fiberglass	Roto molding
Overall Length	6.7 m (22′)	5.4 m (17’9”)	6.6 m (21’7”)	4.7 m (15’6”)	5.03 m (16’6”)
Overall Width	2.08 m (6’6”)	2.13 m (7’)	2.03 m (6’8”)	1.5 m (4’11”)	1.89 m (6’ 0”)
Draft	0.45 m (18”)	0.30 m (12”)	0.43 m (20”)	0.18 m (8”)	0.305 m (12”)
Homologation	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU

Woodwork	Mahogany, Teak	Synthetic	Synthetic	Synthetic	n/a

Propulsion	E-Motion	E-Propulsion	E-Propulsion	E-Propulsion	n/a

Battery Type	Lithium ion	Lithium ion	Lithium ion	Lithium ion	Lithium

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

Bruce 22

Reaching speeds of up to approximately 41 miles per hour (66 kph), the Bruce 22 is our flagship boat. We offer three variations of the Bruce 22: a Hatchback Classic (a 100 kWh five-seater starting at $279,995), an Open Utility (a 100 kWh eight-seater starting at $289,995) and the Bruce22 T (a 4 kWh eight-seater starting at $73,995). In addition to the customizations that are available for each of our boats, purchasers may customize the Bruce 22 by choosing among various options including type of propulsion (Piktronic, Torqeedo or Min-Kota), inserts (mahogany, permatek and fiber glass) and other options (including ski pole, underwater light and a swim platform). In our 2022 fiscal year, we did not sell any Bruce 22s. In the nine months ended May 31, 2023, we did not sell any Bruce 22s.

Volt 180

Reaching speeds of up to approximately 30 miles per hour (48 kph), the Volt 180 is a powerful boat that can be used for various watersports. In addition to the customizations that are available for each of our boats, purchasers may customize the Volt 180 by choosing among various options including the power of the motor (available in 2, 3, 6, 10, 60 and 125 kilowatts), accessories (including racing seats, fish rod holder, depth finder and anchor) and other options (including bumper, types of canopies and a premium sound system). In our 2022 fiscal year, we sold 20 Volt 180s. In the nine months ended May 31, 2023, we sold 16 Volt 180s.

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at $49,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour (6 kph). In addition to the customizations that are available for each of our boats, purchasers may customize the Fantail 217 by choosing among various options including the type of motor (Torqeedo Salt Water, E-Tech, Min-Kota or E-Propulsion), number of batteries (up to eight), type of canopy (aluminum, stainless steel or fiberglass) and other options (including night navigation light, a double horn and bottom paint). In our 2022 fiscal year, we sold 31 Fantail 217s. In the nine months ended May 31, 2023, we sold 18 Fantail 217s.

Quietude 156

As the name suggests, we designed the Quietude 156 with an eye towards tranquility over speed or power. The Quietude 156 starts at $35,495, seats four passengers and reaches a top speed of approximately 6 miles per hour (10 kph). The Quietude 156 comes with a Min-Kota 36V motor, but purchasers may still customize other aspects of the Quietude 156 by choosing among various options including the type of table to be used, the type of canopy and electronics that can be included (such as a Bluetooth marine radio and a depth meter). In our 2022 fiscal year, we sold 7 Quietude 156s. In the nine months ended May 31, 2023, we sold 1 Quietude 156.

Phantom

We designed the Phantom specifically for the boat rental market. The Phantom starts at US$13,995 for the hull only, seats up to ten passengers and reaches a top speed of approximately 6 miles per hour (10 kph). The Phantom is made out of recyclable plastic and is US Coast Guard approved. We launched the Phantom in our 2023 fiscal year. In the nine months ended May 31, 2023, we did not sell any  Phantoms.

Sales

We envision that if we are able to commercialize and mass produce our electric powertrains, a large majority of our revenue will be generated from the sale of our electric powertrains. Although we have yet to commercialize our electric powertrains, we have received non-binding letters of intent from OEMs for the purchase of such powertrains. Under the LOIs, OEMs have indicated their interest in purchasing over 1,000 powertrains through the year ended August 31, 2024. Such LOIs are non-binding and may never result in any actual sales. The projected sales price for our first electric outboard powertrain system is $100,000.

In our fiscal 2022 and our nine months ended May 31, 2023, we generated approximately 35% and 27%, respectively, of our revenue from the sale of our electric power boats. In our 2022 fiscal year, we sold 58 of our electric powerboats for revenue of $2,557,086, in our 2021 fiscal year we sold 49 of our electric powerboats for revenue of $2,158,240, and in our nine months ended May 31, 2023, we sold 35 of our electric powerboats for revenue of $947,937. Our sales are to retail customers and operators of rental fleets of powerboats.

Sales of New Powerboats to Retail Purchasers

We sell our powerboats to retail purchasers. In our 2022 and 2021 fiscal years and in our nine months ended May 31, 2023, we sold 21, 22 and 18 powerboats to retail customers, respectively, which was approximately 36%, 45%, and 51%, respectively, of all sales in those periods.

Sales of Fleets of New Powerboats

We sell our powerboats to persons and entities operating fleets of rental boats. In our 2022 and 2021 fiscal years and in our nine months ended May 31, 2023, we sold 17, 16, and 17 powerboats to rental fleet operators, respectively, which was approximately 29%, 33% and 49% of all of our sales, respectively, in such periods. These sales include sales to EBR which, since June 3, 2021 has been our wholly-owned subsidiary. We will continue to supply EBR with our powerboats, but since June 30, 2023, we have not considered such powerboats to be sales to an entity operating a fleet. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats.

In October 2022, we announced a partnership with Nautical Ventures Group (“Nautical”), whereby Nautical will be the sole and exclusive distributor of the Phantom in the United States. The non-binding memorandum of understanding with Nautical includes Nautical’s agreement to purchase a minimum of 50 Phantom boats.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EBR, an entity that rents electric boats at the Lido Marina Village in Newport, California. We acquired this business for approximately $9,020,000, of which $5,546,000 was paid in cash and $3,474,000 of which was paid in the form of 284,495 common shares. At the time of the acquisition, our Chief Executive Officer was an affiliate of EBR.

On April 1, 2023, we opened our second electric boat rental operation in Portside Ventura, California, located at 1196 Portside Drive Ventura. The new rental operations serve multiple purposes, including testing, validating, and training for west coast boat manufacturers. We plan to use the facility to evaluate and provide training on our fully electric E-Motion™ 180E propulsion system and outboard technology.

EBR has a fleet of approximately 30 powerboats. Rental rates range from US$75 per hour to US$215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in the EBR fleet has over 200 hours of sailing time, EBR offers the powerboat for sale to the public. In our 2022 fiscal year, our rental business generated approximately $4,794,000 of revenue, the majority of which was from the rental of our powerboats, as compared to $1,356,000 of revenue in 2021, all which was from the rental of our powerboats. In the nine months ended May 31, 2023, our rental business generated approximately $3,045,000 of revenue.

Investment in Electric Boat Manufacturer

On May 14, 2021, we purchased $3,400,000 in Debentures from Limestone. Limestone is a North American designer and manufacturer of recreational and commercial powerboats. The Debentures bear interest at the rate of 10% per annum and mature in three years from issuance. We entered into an agreement pursuant to which Limestone agreed to purchase 25 powertrains from us, subject to the completion of satisfactory testing from Limestone, of which it has currently purchased nil. One of our directors is also a director of Limestone. On January 20, 2023, Limestone announced that its wholly-owned subsidiaries have filed for voluntary petitions for relief under Chapter 7 of the Bankruptcy Code of the U.S. Bankruptcy Court for the Middle District of Tennessee. As a result, we had significant doubts about recouping our investment in Limestone pursuant to the terms of the Debentures and entered into an agreement with Limestone on July 18, 2023 whereby we acquired common shares of Limestone, representing approximately 7% of their then outstanding shares, in exchange for the retirement of the Debentures. Prior to the conversion, the Company had recorded an impairment on the entire value of the Debentures at the amount of nil and $2,637,000 in the three and nine months ended May 31, 2023.

Suppliers

Although we manufacture all of our powerboats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. Some of these parts and components are manufactured to our specifications (such as hulls and motors) while others are bought “off the shelf” (such as batteries and canopies). We do not maintain long-term contracts with preferred suppliers, but instead rely on informal arrangements and off-the-shelf purchases. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers.

We have not experienced any material shortages in any of our product parts or components, but as a result of the COVID-19 pandemic some of our third-party suppliers experienced delays, and are continuing to experience delays, in delivering our product parts and components in a timely manner and fluctuations in price for these supplies is a possibility if raw material pricing increases. Temporary shortages, when they do occur, usually involve manufacturers of these products adjusting model mix, introducing new product lines, or limiting production in response to an industry-wide reduction in boat demand, or, as recently experienced during the COVID-19 pandemic, in finding persons able to deliver the parts and components in a timely manner.

Electric Powertrains

The most significant parts and components we intend to use in manufacturing our electric powertrains are:

●	engines – we rely on two suppliers of engines, Danfoss Editron and E-Propulsion;
●	lithium-ion batteries – we intend to use duplicate suppliers, including Neogy and Octillion, to make lithium-ion batteries we can use in at a price and quality that we are looking for;
●	inverter – we intend to source our inverters from Danfoss Editron;
●	smart navigation system – we intend to rely on our partnership with Nextfour to develop a multifunctional display to be integrated with our E-Motion powertrains.

Power Boats

The most significant parts and components used in manufacturing our boats are:

●	engines – we use one supplier of engines, E-Propulsion (for the Quietude, the Fantail 217 and the Volt 180) in addition to our use of our E-Motion for the Volt;
●	lithium-ion batteries – we source duplicate suppliers for our lithium-ion batteries, including Neogy and Octillion and believe that we could source batteries at a similar price from the market were these suppliers unable to meet our demand;
●	hulls – we have two suppliers of the hulls that we use in our boats, but we believe that we could source hulls of a similar quality and at a similar price without significant delay to our production schedule were these suppliers unable to meet our demands.

As we do not produce any of the parts of components of our electric powertrains or electric powerboats, we do not materially use, or intend to use, any raw materials in their production. The manufacturers of the parts and components that we use, however, do use raw materials, including resins, fiberglass, hydrocarbon feedstocks, steel and various minerals, especially in the production of the engines and batteries that we use. We do not control how these third parties source the raw materials that they use, and we may suffer production delays if such third parties do not have access to all of the raw materials that they need or source conflict minerals in violation of applicable regulations.

Patents and Licenses

We do not currently have any patents or any patent applications pending, and we do not rely on any licenses from third parties at this time.

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we intend to rely on a combination of patent and design applications, trade secrets, including know-how, employee and third-party non-disclosure agreements, copyright laws, trademarks and other contractual rights to establish and protect our proprietary rights in our technology. We intend to file patent applications with respect to components of a powertrain that we are developing. We do not know whether any of our patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, these pending patent applications might not provide us with adequate protection.

Trademarks

We filed trademark applications with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office for our logo and the brand name “E-Motion”. We operate under the trade name “VISION MARINE TECHNOLOGIES”, but neither this name nor any of the names of the models of our boats are currently registered trademarks.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Industry Overview

In North America, 75 million people go boating every year, according to the U.S. Coast Guard, with approximately 11.8 million recreational vessels registered with the U.S. Coast Guard in 2020. The worldwide recreational boating market size was approximately US$35 billion in 2020 and is set to surpass US$60 billion by 2027, according to a research report by Global Market Insights, Inc. Within the boating market, there is an outboard motor market and an electric boat market. Our products fall into each of those categories, and if produced, our electric powertrains will be used in boats in both those markets.

Outboard Motor Market

An outboard motor is a propulsion system for boats, consisting of a self-contained unit that includes engine, gearbox and propeller or jet drive, designed to be affixed to the outside of the boat. As well as providing propulsion, outboards provide steering control, as they are designed to pivot over their mountings and thus control the direction of thrust. Outboard motors tend to be found on smaller watercraft as it is more efficient for larger boats to have an inboard system. Although outboard engines powered by fossil fuels have traditionally dominated this market and continue to do so, electric outboard motors are a relatively new phenomenon that have been growing in step with the growth in the electric boat market.

According to the NMMA, after reaching record highs in 2022, sales of outboard engines in the United States (which includes outboard motors) surpassed US$10.5 billion and is expected to grow by 5% (CAGR) by 2032. Consumer demand for higher-performance engines continued to trend upward in 2020, with double digit gains in sales for engines with 200 and greater horsepower. Engines with between 200 and 300 horsepower accounted for 27% of all sales of outboard engines.

Although many recreational boats can be powered by outboard or inboard motors, many consumers prefer outboard motors. Among the reasons for their preference are that, unlike inboard motors, outboard motors can be easily removed for storage or repairs, they provide more room in the boat as they are attached to the transom outside of the boat, they tend to have a shallower draft and they can be more easily replaced in the event the motor no longer works or a desire to upgrade to a higher horsepower.

There are many manufacturers of outboard motors. Some of these manufacturers are subsidiaries of massive global conglomerates, like Yamaha, Bombardier and Suzuki, that have more resources and experience in the market than we do. Others are relatively new startups, like us, that may be more nimble and adaptive to changes in the outboard motor market than we will be. We deem our biggest competitor in the electric outboard motor market to be Torqeedo.

Electric Boat Market

Although electric boats have been available for over 100 years, interest in them was minimal until the 1990s when the first studies were conducted in the United States following the suspicion that motorboats contaminate aquatic environments significantly through loss of gasoline and lubrication oil. According to Andre Mele, recreational boats pollute as much as cars and trucks in the United States. In the early 2000’s, 8 million speedboats in the United States released 15 times more pollutants annually into the environment than the oil spill produced by the oil tanker Exxon Valdez in 1989. The sinking of this tanker in Alaska had released 11 million U.S. gallons of hydrocarbons into the environment. After conversion, this means that each boat releases an average of 78 L of hydrocarbons into aquatic environments each year. If that average is still current, we estimate that in 2019 oil losses in the environment via motorboats equaled 150,000 tons of hydrocarbon scaly leaks in Canada (based on 2 million vessels), 750,000 tons of hydrocarbon scaly leaks in the United States (based on 10 million vessels) and 450,000 tons of hydrocarbon scaly leaks in Europe (based on 6 million vessels).

This explains why some lakes and bodies of water have recently banned motorboats. The total elimination of gasoline immediately eliminates a large source of marine pollution, with immediate results: possibility of beaches, swimming and reduction of BOD (biochemical oxygen demand) and DCO (direct chemical oxidation) of ambient water. Specifically, hydrocarbons, similar to the dirt that clings to the walls of a bathtub, contaminate the shores and banks of lakes, rivers and bodies of water, where the development of many living organisms takes place. The ecosystem is then modified with the scarcity or disappearance of certain species.

In an effort to tackle air pollution, cities around the world are beginning to ban all gasoline - and diesel-powered boats from the center of the city. One of the first cities to implement this change is Amsterdam, Netherlands. This movement to electrically powered boats has been implemented in Venice, where the city has restricted the movement of gasoline - and diesel-powered boats, while exempting electrically powered boats.

Interest in electric boats has also been driven by decreases in their cost largely as a result of a decrease in the price of the batteries used to power them. The average price per kilowatt hour of a lithium-ion battery fell from approximately US$1,200 in 2010 to below US$138 in 2020.

The electric boat market is competitive in nature with much of that competition of late focusing on launching new E-boats that have longer range and higher speed than currently available boats. The global electric engine market is set to garner US$15.5 billion by 2032 Research and Markets predicts that the growth in the electric boat market will be caused by:

●	advancement in battery technology that offers longer run-time and higher speed;
●	decreasing battery prices;
●	problems inherent to internal combustion engine boats, including a high pollution rate and the comparatively high fuel prices; and
●	other noteworthy advantages offered by electric boats, such as noiseless and smokeless use and less vibration and less engine maintenance than boats that use internal combustion engines.

The electric boat market is segmented into two categories, hybrid and pure electric boats. In 2018, hybrid electric boats represented approximately 70% of the electric boat market. The NMMA anticipates that the market shares of the pure electric boat segment will meaningfully increase during the period from 2019 to 2027 owing to advancements in battery technology. On the basis of passenger capacity, electric boats with a capacity of less than 10 passengers captured the highest share of the global electric boat market in 2018. Additionally, the same segment is the fastest-growing segment pertaining to high demand for small boats for recreational purposes from high-income earners in the United States, Canada and Western European.

Government Support

Although the recreational powerboat industry does not generally receive much direct governmental support, we have received tax credits from, and grants provided by, the Quebec provincial government and the Canadian federal government primarily in connection with our development and promotion of green technology. In our 2022 and 2021 fiscal years, we recognized grants and investment tax credits amounting to $1,458,632 and $921,658, respectively, of which $1,408,840 and $859,516, respectively, is presented against research and development expenses. In our nine months ended May 31, 2023, we recognized grants and investment tax credits amounting to $39,940, all of which is presented against research and development expenses. Although we do not consider the receipt of such credits and grants as essential to our operations, if they were no longer available, our business, prospects, financial condition and operating results could be adversely affected.

Competitive Advantages & Operational Strengths

We face competition from manufacturers of:

(i)	electric powertrain systems that sell to OEMs,
(ii)	traditional fossil fuel-powered recreational powerboats in general and
(iii)	electric recreational powerboats in particular.

We intend to sell our electric powertrains to OEMs for use in their boats. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is a viable and meaningful market opportunity in this market for us. Although, we believe that our electric powertrain systems are more efficient and powerful than current offerings on the market, our competitors, including Torqeedo, may have greater resources than we do and OEMs may find their designs or price to be more attractive than ours. Even if we produce electric powertrains and sell them to OEMs, other competitors may enter the field or the OEMs may decide to produce their own powertrains and cease purchasing ours.

The recreational powerboat industry is highly competitive for consumers and dealers. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. Some potential purchasers of powerboats may not have a preference as to whether they will purchase electric power boats or fossil fuel powered ones. To that end, we compete with several large manufacturers, such as Brunswick Corporation, MasterCraft Boat Holdings, Inc. and Correct Craft, that produce fossil fuel powerboats and have greater financial, marketing and other resources than we do. To the extent that OEMs incorporate our electric powertrains into their boats, those boats will also compete with traditional fossil fuel power boats. We compete with large manufacturers who are represented by dealers in the markets in which we now operate and into which we plan to expand. We also compete with a wide variety of small, independent manufacturers. Competition in our industry is based primarily on brand name, price and product performance.

The electric recreational powerboat market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. We deem our principal competitors within this market to be Duffy Electric Boat Company, Elctracraft, Pender Harbour, Elco Motor Yachts Company (formerly known as Launch Electric Company), Budsin Wood Craft, Ruban Bleu Electric Boats, Frauscher Boats and Boote Marian GmbH. In addition to the matters mentioned above, we compete with other manufacturers of recreational electric boats on technological developments (such as powertrain efficiency, life of batteries and battery use per charge) and partnerships with battery and motor suppliers. As electric boat technology improves, we anticipate that more manufacturers will market competing products. As they do, we expect that we will experience significant competition.

We believe the primary competitive factors in our market include but are not limited to:

●	technological innovation;
●	product quality and safety;
●	service options;
●	product performance;
●	environmental friendliness;
●	design and styling; and
●	brand perception.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Furthermore, certain large manufacturers offer financing options on their powerboats and also have the ability to market powerboats at a substantial discount, provided that the boats are financed through their affiliated financing company. We do not currently offer any form of direct financing on our boats. The lack of direct financing options and the absence of customary boat discounts could put us at a competitive disadvantage.

We might not be able to compete successfully in our market. If our competitors introduce new powertrains, powerboats or services that compete with or surpass the quality, price or performance of our powertrains, powerboats or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:

●	technological innovation: we have demonstrated our capacity to develop our own products through research and development by introducing the Volt 180, which held the speed record for a certified electric boat. Subsequently, we partnered with Hellcat

Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat. We believe that the technological design of our electric powertrain will provide efficiency at a price that our competitors will not be able to match.
●	product performance: the efficiency of our powertrain systems provides the boats they are in greater speed and range than comparable electric boats, results that are magnified when combined with our ultra-hydrodynamic hull designs.
●	certification: unlike some of our competitors, our boats are certified by the U.S. Coast Guard and the Canadian Coast Guard in Canada and meet the European Union’s imported manufactured products standards. We intend to have such certification for our electric powertrain systems as well as that of the ABYC and to receive CE marking indicating their conformity with health, safety, and environmental protection standards within the European Economic Area.
●	product price: although the price of our boats depends on the customer’s specifications, we believe that our products are competitively priced across all models and with all customizations.
●	management expertise: our founders have extensive experience in offshore power boating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems. The inherent reputation of our management team over 25 years has built our brand for quality and technologically advanced products.

Strategy

As a designer, manufacturer, and marketer of premium electric boats and electric powertrain systems, we strive to design new and innovative products that appeal to a broad customer base. Since fiscal 2014, we have successfully launched a number of new products and features with best-in-class quality leading to increased sales and significant margin expansion. Furthermore, our unique product development process enables us to offer products with innovative offerings that we believe will be difficult for our competitors to match without significant additional capital investments, most notably our outboard electric powertrain system.

We are developing innovative electric outboard powertrain systems designed to enable us to capture market share, as the outboard powertrain industry moves to electric powertrain outboard motors to comply with local green initiatives. The NMMA estimates that after reaching record highs in 2020, outboard engine sales in the U.S had a single digit decline in 2021, down 6.6 percent to 307,800 units. Despite the drop from 2020, sales in 2021 were the second highest total in the last 14 years, and 29% above average retail unit sales from 2008–2021. total retail orders of outboard engines were US$2.9 billion in 2018, and Blueweave Research estimates that global electric boat market will reach US$18 billion by 2026.

We sell our electric boats to retail customers as well as to boat clubs and boat rental operations. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We plan to further expand our sales by offering our products via third-party dealerships and by attending more tradeshows. As we launch our innovative electric outboard powertrain systems, we will directly market to OEMs of boats, thereby leveraging their support and distribution systems. We will market our electric powertrains to the OEMs by attending trade shows, inviting the OEMs to test the electric outboard powertrains on a prototype boat, introducing the electric powertrain using social media avenues and advertising the electric powertrain systems in trade journals.

We will continue to implement a number of initiatives to reduce our cost base and to improve the efficiency of our manufacturing process. Additionally, we have fostered a culture of operational improvement within our workforce, which will lead to further operational efficiencies. Finally, we intend to invest in further research and development to ensure that we develop innovative electric powertrain systems thus expanding the number of OEMs that will use our products.

We intend to increase our international sales and expand our network of international distributors and dealers.

Manufacturing

We produce our electric recreational powerboats and related components at our 15,000 square foot assembly warehouse in Quebec and intend to use Linamar as our production partner for our E-Motion powertrains. In our last two fiscal years 2022 and 2021, we manufactured 58 and 49 powerboats, and in the first nine months of our 2023 fiscal year we manufactured 35 electric boats. We run one assembly line and have a production capacity that allows us to produce up to seven boats a week depending on the type of boats and the specifications of each order.

Marketing

As we intend to sell our electric powertrains to a handful of OEMs, we will market the powertrains to them in a direct and focused manner. This will entail visits to the OEMs and visits from the OEMs at our production facility as well as general exposure of our powertrains at trade shows and in trade journals.

We primarily use our website and social media to sell our boats. We support this effort by attendance at trades shows (boat shows) that expose our products to the boat buying public and to industry specialists. We intend to continue to expand our social media presence and attend more trade shows in North America and internationally. We also rely on a network of distributors and dealers, and their marketing efforts, for the sale of our boats and seek to grow this network. We do not currently have a coordinated marketing effort with our network of distributors and dealers.

Sales and Service Model

As we do not have a direct relationship with the purchasers of the boats that incorporate our electric powertrains, we do not intend to service such purchasers directly if there is a problem with the powertrain. Rather, the OEMs of the boats incorporating the powertrains will service such purchasers, and we will provide OEMs instruction on their repair and provide training to OEM personnel at our facilities on a periodic basis, so that the OEMs can provide maintenance, repair and customer support to their customers. As we introduce new electric powertrain systems, we will continue to provide training to OEM personnel.

Sales Model

We sell directly to the customer via online, social media marketing and attendance at boat shows. We also sell our boats through a limited number of dealers and distributors. We will further expand our product offerings to third-party dealerships and by selling directly to OEMs.

Service Model

We do not offer direct servicing of our boats and do not offer a warranty for our boats. Purchasers of our boats are able to rely on the warranties provided by the manufacturers of the parts used in our boats, including the motors, the batteries and certain other components.

Government Regulation

Our operations are subject to extensive and frequently changing federal, state, provincial, local and foreign laws and regulations, including those concerning product safety, environmental protection and occupational health and safety. We believe that our operations and products are in compliance with these regulatory requirements. Historically, the cost of achieving and maintaining compliance with applicable laws and regulations has not been material. However, future costs and expenses required for us to comply with such laws and regulations, including any new or modified regulatory requirements, or an inability to address newly discovered environmental conditions could have a material adverse effect on our business, financial condition, operating results, or cash flows.

The regulatory programs that impact our business include the following:

Regulations on Hazardous Materials

Certain materials used in our manufacturing, including the resins used in production of our boats, are toxic, flammable, corrosive, or reactive and are classified by the federal, state and provincial governments as “hazardous materials.” Control of these substances is regulated by the Environmental Protection Agency (EPA) and state pollution control agencies under the Federal Resource Conservation and Recovery Act, and related state programs in the United States, and by Environment and Climate Change Canada and Health Canada and provincial pollution control agencies under the Canadian Environmental Protection Act, 1999 (“CEPA”) and related provincial legislation in Canada. Storage of these materials must be maintained in appropriately labeled and monitored containers, and disposal of wastes requires completion of detailed waste manifests and recordkeeping requirements. Any failure by us to properly store or dispose of our hazardous materials could result in liability, including fines, penalties, or obligations to investigate and remediate any contamination originating from our operations.

The United States Clean Air Act and the Canadian Environmental Protection Act

The United States Clean Air Act (the “CAA”) and CEPA and corresponding state and provincial rules regulate emissions of air pollutants. Because our manufacturing operations involve molding and coating of fiberglass materials, which involves the emission of certain volatile organic compounds, hazardous air pollutants, and particulate matter, we are required to comply with Canadian federal and provincial environmental protection regulations. The hulls used in our products are all manufactured by third parties. The additional cost of complying with these regulations has increased our cost to purchase hulls and, accordingly, has increased the cost to manufacture our products.

In addition to the regulation of our manufacturing operations, the EPA has adopted regulations stipulating that many marine propulsion engines meet certain air emission standards. The engines used in our products, all of which are manufactured by third parties, are warranted by the manufacturers to be in compliance with the EPA’s emission standards. Furthermore, the engines used in our products must comply with the applicable emission standards under the CEPA and corresponding provincial legislation. The additional cost of complying with these regulations has increased our cost to purchase the engines and, accordingly, has increased the cost to manufacture our products.

If we are not able to pass these additional costs along to our customers, it may have a negative impact on our business and financial condition.

Boat Manufacturing Standards

As a manufacturer of small vessels established in Canada, we are required to ensure that:

●	our boats comply with all the applicable construction requirements of Part 7 of the Small Vessel Regulations (Canada) and Transport Canada’s Construction Standards for Small Vessels (TP 1332E);
●	for each boat, a Declaration of Conformity is produced to Transport Canada in accordance with Part 8 of the Small Vessel Regulations (Canada) stating that the boat meets all the construction requirements and that a Compliance Notice is attached to the boat; and
●	each boat is marked with a Hull Serial Number (HIN) (also known as a Hull Identification Number) in accordance with Part 9 of the Small Vessel Regulations (Canada).

Boat Safety Standards

Our powerboats must be manufactured to meet the standards of certification in the jurisdictions in which they are used or to which they are imported. This means that our powerboats must meet the standards of certification required by the U.S. Coast Guard and the Canadian Coast Guard in Canada and they must be certified to meet the European Union’s imported manufactured products standards in the European Union. These certifications specify standards for the design and construction of powerboats. We believe that all our boats meet these standards. In addition to those standards, we believe that our powerboats meet the safety standards set by the ABYC, a non-profit, member organization that develops voluntary safety standards for the design, construction, maintenance, and repair of recreational powerboats.

Safety of recreational boats in the United States is subject to federal regulation under the Boat Safety Act of 1971, which requires boat manufacturers to recall products for replacement of parts or components that have demonstrated defects affecting safety. Any recall of our boats or components in our boats could result in large expenditures and tarnish our brand.

Labor regulations

The Act respecting occupational health and safety (Quebec) and the regulations made thereunder impose standards of conduct for and regulate workplace safety, including limits on the amount of emissions to which an employee may be exposed without the need for respiratory protection or upgraded plant ventilation. Our facilities are subject to inspection by Canadian, Quebec and local agencies and departments. We believe that our facilities comply in all material aspects with these regulations. We have made a considerable investment in safety awareness programs and provide ongoing safety training for all of our employees.

Research and Development

Among other factors, our boats are distinguished from their competitors as a result of design and technological features. We invest in research and development to develop and improve these features so that we may innovate future product offerings in boat and electric powertrain systems. For example, our Volt 180 was developed in conjunction with a Canadian government grant.

Seasonality

Our current operating results are subject to annual and seasonal fluctuations resulting from a variety of factors, including:

●	seasonal variations in retail demand for boats, with a significant majority of sales occurring during peak boating season;
●	product mix, which is driven by boat model mix and higher option order rates; while sales of all our boats generate comparable margins, sales of larger boats and boats with optional content produce higher absolute profits;
●	inclement weather, which can affect production at our manufacturing facilities as well as consumer demand, particularly for rentals;
●	competition from other recreational boat manufacturers; and
●	general economic conditions.

We do not envision the sales of our electric powertrains to OEMs will be seasonal. As building a boat is a time-consuming process, we expect that OEMs will build their boats and increase their inventory even in those seasons where sales are generally lower in preparation for the seasons of higher sales.

Legal Proceedings

We are not involved in, or aware of, any legal or administrative proceedings contemplated or threatened by any governmental authority or any other party. As of the date of this prospectus, no director, officer or affiliate is a party adverse to us in any legal proceeding or has an adverse interest to us in any legal proceeding.

Employees

As of November 2, 2023, we employed a total of 38 people full-time and 8 part-time. All of our employees were employed at our principal executive offices in Boisbriand, Québec and Newport, California. None of our employees are covered by a collective bargaining agreement.

The breakdown of full-time employees by main category of activity is as follows:

Number of
Employees
Activity	Full-Time
Administration	39
Manufacturing	7

Property, Plant and Equipment

Our manufacturing and office space is located in Boisbriand, Quebec, just outside of Montreal. This space is in three adjacent units each under a separate lease with a related party. One lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on March 31, 2027. The second lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on March 31, 2027. The third lease is for approximately 16,800 square feet, has a monthly rent of approximately $21,700 and expires on March 31, 2027. We consider our office and manufacturing space sufficient to meet our current needs and our needs for at least the next 12 months.

We lease office space and marina space for our rental business at the Lido Marina Village in Newport Beach, California and office, warehousing and storage space in Huntington Beach, California. One lease is for an office space of approximately 232 square feet, has a monthly rent of approximately USD$1,945 and expires on February 1, 2027. We lease marina space of approximately four moorings, for a monthly rent of approximately USD$9,380, which lease expires on March 31, 2027. We also lease office, warehousing and storage space of approximately 4,500 square feet for a monthly rent of approximately USD$6,450, which lease expires on January 31, 2027.

We lease a kiosk and three slips for our rental business at the Ventura Portside Marina in Ventura, California. In exchange for use of the space and common areas in the facility, we pay a monthly rent of approximately USD$3,500. The lease expires in October 2024 and may be renewed at our discretion for an additional two-year period.

On October 1, 2021, we entered into a lease agreement with the developers of Waves at Dania Beach, to rent office space as well as slip space for twenty-five electric boats, for monthly rent of approximately US$10,000, which lease expires on October 1, 2027. Monthly rent is payable upon the completion of Dania Beach.

We do not own any real property and do not lease any other properties.

KEY INFORMATION

Selected Historical Financial Data

You should read the following selected financial data together with our historical financial statements and the notes thereto included elsewhere in this prospectus and with the information set forth in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

Selected Historical Financial Data

The selected historical financial information set forth below has been derived from our audited consolidated financial statements for the fiscal years ended August 31, 2022, 2021 and 2020 and from our unaudited consolidated financial statements for the nine-months ended May 31, 2023.

Consolidated Statement of Comprehensive (Loss)

	Year Ended August 31,
	2022	2021	2020
Revenue	$7,350,946	$3,513,788	$2,417,173
Gross Profit	$3,285,565	$1,604,182	$604,390
Net Loss	$(13,111,785)	$(15,113,907)	$(2,275,532)
Loss per Share – Basic and Fully Diluted	$(1.58)	$(2.04)	$(0.56)

	Nine Months Ended May 31, 2023	Nine Months Ended May 31, 2022
Revenue	$3,531,055	3,975,140
Gross Profit	$525,951	1,895,319
Net Loss	$(16,582,939)	(9,065,927)
Loss per Share – Basic and Fully Diluted	$(1.87)	(1.09)

Consolidated Statements of Financial Position

	At August 31,
	2022	2021
Cash	$5,824,716	$18,147,821
Current Assets	$11,600,940	$21,321,397
Total Assets	$29,100,209	$38,801,292
Current Liabilities	$2,873,929	$2,694,834
Total Liabilities	$5,071,613	$5,276,105
Total Shareholders’ Equity	$24,028,596	$33,525,187

Nine Months Ended May 31, 2023
Cash	$1,536,064
Current Assets	$6,087,806
Total Assets	$21,903,692
Current Liabilities	$3,960,690
Total Liabilities	$9,613,225
Total Shareholders’ Equity	$12,290,467

Outstanding Share Data

Our authorized share capital consists of an unlimited number of common shares without nominal or par value, issuable in four series (“Common Shares”), of which an unlimited number are designated as Voting Common Shares – Series Founder, an unlimited number are designated as Voting Common Shares – Series Investor 1, an unlimited number are designated as Voting Common Shares –

Series Investor 2, an unlimited number are designated as Non-Voting Common Shares and an unlimited number are designated as Preferred Shares. As at May 31, 2023, our outstanding equity and convertible securities were as follows:

Securities	Outstanding
Voting Common Shares issued and outstanding	9,931,985
Preferred shares	nil
Non-Voting Common Shares	nil
Securities convertible or exercisable into Voting Common shares – stock options	1,167,608
Securities convertible or exercisable into Voting Common Shares – warrants	1,612,405

Common Shares

The holders of our Voting Common Shares are entitled to vote at all meetings of shareholders, to receive dividends if, as and when declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. The holders of our Non-Voting Common Shares are not entitled to vote at meetings of shareholders but are entitled to receive dividends if, as and when, declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. Our common shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holders of our common shares to contribute additional capital and no restrictions on the issuance of additional securities by us. There are no restrictions on the repurchase or redemption of common shares by us except to the extent that any such repurchase or redemption would render us insolvent pursuant to the Business Corporations Act.

For additional information regarding our common shares, please see the discussion under the heading entitled “Articles of Incorporation of Our Company - Rights, Preferences and Restrictions Attaching to Our Shares”.

Non-cumulative voting

Holders of our common shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Shares

We do not have any preferred shares outstanding as of the date of this prospectus.

Stock transfer agent

Our stock transfer agent for our securities is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Phone: (212) 828-8436.

Indebtedness as of May 31, 2023:

	Payments due by period
		Less than 1					Greater than 5
Contractual Obligations	Total	year	2-3 years		4-5 years		years
Lease Obligations	$3,139,502	$782,790		$1,651,680		$705,032	$	Nil
Bank Indebtedness	$235,000	$235,000	$	Nil	$	Nil	$	Nil
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under IFRS	$431,923	$313,118		$118,805	$	Nil	$	Nil

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

This prospectus should be read in conjunction with the accompanying financial statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as adopted by the International Accounting Standards Board (IASB).

The preparation of financial statements in conformity with these accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates or other forward-looking statements under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Our actual results may differ materially as a result of many factors, including those set forth under the headings entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments, are outlined below under the heading “Critical Accounting Policies and Estimates” and have not changed significantly since our founding.

Overview

The Company was incorporated on August 27, 2012, under the laws of the province of Quebec, Canada, and its principal activity is the design, development and manufacturing of electric outboard powertrain systems and electric boats.

Our head office and principal address is located at 730 Boulevard du Cure-Boivin, Boisbriand, Quebec, Canada, V7G 2A7.

Results of Operations

Results of Operations for the Year Ended August 31, 2022 as Compared to the Year Ended August 31, 2021

Revenue for the year ended August 31, 2022 was $7,350,946 (2021: $3,513,788); the increase of 109% resulted from the acquisition of 7858078 Canada Inc., the parent of EBR. This resulted in an increase in gross profit to $3,285,565 (2021: $1,604,182). Excluding the revenue from the acquisition, the Company’s segment of sales of electric boats generated revenue of $2,557,085 (2021: $2,150,764); the Company experienced an increase in revenue from boat sales due to the easing of supply chain issues.

			2022	2021
	Sale of electric	Rental of
	boats	electric boats	Total	Total
	$	$	$	$
Canada	557,639	—	557,639	571,216
USA	1,292,666	4,793,861	6,086,527	2,692,599
Other	706,780	—	706,780	249,973
	2,557,085	4,793,861	7,350,946	3,513,788

During the year ended August 31, 2022, we incurred a total comprehensive loss of $(12,802,680) compared to a comprehensive loss of $(14,725,341) for the corresponding prior year period. The decrease in comprehensive loss was due to expenses for the year ended August 31, 2022, decreasing to $16,139,007 (2021: $16,612,499). The largest expense items that are included in expenses for the year ended August 31, 2022 were:

●	Research and development expenses for the year ended August 31, 2022 was $2,242,794 (2021: $1,489,953) the increase was due to the fitting of our E-Motion powertrains to third party boats which was offset by the receipt of grants related to MEI and Technoclimat.

●	Office salaries and benefits expenses for year ended August 31, 2022 increased to $3,335,799 compared to $1,754,613 for the year ended August 31, 2021. The increase was caused by increases in staff, additional staff related to the acquisition of 7858078 Canada Inc., and increases in executive salaries.
●	Selling and marketing expenses for the year ended August 31, 2022 increased to $1,972,306 (2021: $1,086,057) due to an increase in attendance at boat shows, increased marketing of our E-Motion powertrains and incurred additional costs related to the acquisition of 7858078 Canada Inc.
●	Professional fees for the year ended August 31, 2022 increased to $3,590,816 (2021: $1,633,477) due to legal, accounting, fees paid to recruitment consultants, public relation agency and consulting fees.
●	Office and general expenses for the year ended August 31, 2022, increased to $1,949,583 (2021: $1,239,457) as we increased our operational staff, insurance costs and incurred additional costs related to the acquisition of 7858078 Canada Inc.
●	Share-based compensation decreased to $2,699,481 (2021: $7,121,444), as we granted 152,500 stock options during the year ended August 31, 2022, at an exercise price of $5.65 and $8.85 to our directors, officers, employees and consultants. We recognize compensation expense for option grants based on the fair value at the date of grant using the Black-Scholes valuation model.
●	Net finance (income)/expenses for the year ended August 31, 2022 realized a loss of $223,660 (2021: $2,256,392). During the year ended August 31, 2022, income was generated by interest income of $379,288 (2021: $nil) and a loss from debentures and currency of $418,053 (2021: $2,133,292) as we incurred unrealized losses from its investment in debentures and the Canadian dollar increasing its value against the US Dollar.

We incurred an increase in income taxes for the year ended August 31, 2022, of $258,343 (2021: $105,590), primarily caused by an increase in current and deferred income taxes related to the acquisition.

Results of Operations for the Year Ended August 31, 2021 as Compared to the Year Ended August 31, 2020

Revenue

Revenue for the year ended August 31, 2021 was $3,513,788 as compared to $2,417,173 for fiscal 2020. This increase of 45% resulted from the acquisition of 7858078 Canada Inc. This was the principal cause of our increase in gross profit to $1,604,182 for our fiscal 2021 from $604,390 four our fiscal 2020. Excluding the revenue from the acquisition of 7858078 Canada Inc., our boats sales generated revenue of $2,080,110 in fiscal 2021 as compared to $2,249,107 in fiscal 2020. The reduction in revenue from boat sales was caused by our focus on furthering our electric powertrain technology as well as global supply chain issues which resulted in longer lead times for parts.

Net Loss

During the year ended August 31, 2021, we incurred a net comprehensive loss of $(14,725,341) compared to a net comprehensive loss of $(2,275,532) for the prior year. The increase in comprehensive loss was due to expenses for the year ended August 31, 2021, increasing to $16,612,499 in comparison with expenses of $2,858,613 in our 2020 fiscal year. The largest expense items that are included in expenses for the year ended August 31, 2021 were:

●	Research and development expenses for the year ended August 31, 2021 increased to $1,489,953 due to the fitment of our E-Motion powertrains to third party boats;
●	Office salaries and benefits expenses for year ended August 31, 2021 increased to $1,754,613 compared to $315,138 for the year ended August 31, 2020. The increase was caused by increases in staff, directors’ fees, additional staff related to the purchase of 7858078 Canada Inc., and increases in executive salaries;

●	Share-based compensation increased to $7,121,444 in our 2021 fiscal year from $1,312,071 in our prior year, as we granted 1,148,310 share options at an exercise price between $3.70 and $16.29 to our directors, officers, employees and consultants. We recognize compensation expense for option grants based on the fair value at the date of grant using the Black-Scholes valuation model;
●	Professional fees for the year ended August 31, 2021 increased to $1,633,477 from $671,788 for the prior year caused by legal and accounting costs incurred due to our initial public offering, and fees paid to consultants;
●	Advertising and promotion for the year ended August 31, 2021, increased to $927,508 (2020: $238,389) as the Company initiated a marketing campaign for its E-Motion powertrains;
●	Office and General expenses for the year ended August 31, 2021, increased to $1,130,296 (2020: $114,508) as the Company increased its operational staff and incurred additional costs related to the purchase of 7858078 Canada Inc.;
●	Foreign exchange losses for the year ended August 31, 2021 increased to $1,583,292 (2020: $1,295) as the Canadian dollar increased its value against the US Dollar; and
●	Fair value adjustment relating the Company’s investment amounted to $550,000 for the year ended August 31, 2021 (2020: $nil).

Income Tax (Expense)

The Company incurred an increase in income taxes for the year ended August 31, 2021, of $105,590 (2020: $21,309), primarily caused by an increase in current income taxes related to the acquisition of EBR.

Results of Operations for the Nine Months Ended May 31, 2023 as Compared to the Nine Months Ended May 31, 2022

Revenue for the nine months ended May 31, 2023 was $3,531,055 (2022: $3,975,140); the decrease of 11% resulted from a decrease in revenue from our rental operations. Our gross profit decreased to $525,951 (2022: $1,895,319) due to reduction in rental revenue, additional costs of sales for the construction of boats and the provision on the sale of the E-Motion powertrains. The following provides an analysis of the sale of electric boats and revenue from rental operations:

	Nine months ended	Nine months ended
	May 31, 2023	May 31, 2022	Increase/(Decrease)
Sale of Electric Boats	947,937	930,126	2%
Rental of electric boats	2,583,118	3,045,014	(15)%
	$3,531,055	$3,975,140	(14)%

During the nine months ended May 31, 2023, we incurred a net loss of $(16,582,939) compared to a net loss of $(9,065,927) for the corresponding prior period. The increase in comprehensive loss was due to a decrease in revenue and an increase in expenses for the nine months ended May 31, 2023, increasing to $17,317,875 (2022: $10,908,265). The largest expense items that are included in expenses for the nine months ended May 31, 2023 were:

●	Research and development for the nine months ended May 31, 2023 was $5,072,428 (2022: $50,179); the increase was due to the fitting of our E-Motion powertrains to third party prototypes for testing purposes and a reduction in government grants received during the period.
●	Office salaries and benefits for nine months ended May 31, 2023 increased to $2,725,049 compared to $2,571,948 for the nine months ended May 31, 2022. We have added additional support staff as we scale to complete testing of prototypes.
●	Selling and marketing expenses for the nine months ended May 31, 2023 increased to $1,760,596 (2022: $1,496,935) due to an increase in attendance at boat shows and an increase in marketing of our E-Motion powertrains.

●	Professional fees for the nine months ended May 31, 2023 increased to $2,814,576 (2022: $2,452,900) due to an increase in costs related to media campaigns, a severance payment to a former officer and director and an increase in legal fees.
●	Office and general expenses for the nine months ended May 31, 2023, increased to $2,132,247 (2022: $1,485,823) due to an increase in leasing of motor vehicles and costs related to directors’ and officers’ liability insurance.
●	Share-based compensation for the nine months ended May 31, 2023 decreased to $1,052,090 (2022: $2,545,720), as we granted 48,500 stock options during the nine months ended May 31, 2023. The costs include past grants of stock options which are recognized when the stock options are vested. We recognize compensation expense for option grants based on the fair value at the date of grant using the Black-Scholes valuation model.
●	Net finance (income)/expenses for the nine months ended May 31, 2023 realized a gain of $1,230,217 (2022: $213,419 loss). This was caused by a gain in foreign currency of $105,179 (2022: $89,162 gain) due to fluctuations in the Canadian dollar against the US Dollar which was offset by an increase in interest and bank charges of $200,924 (2022: $123,972) due to our utilizing our line of credit; which was partially offset by interest income of $311,667 (2022: $257,891) and a gain on the recognition of a derivative liability of $1,613,058 (2022: $nil), caused by the issuance of warrants with an exercise price in US dollars while our functional currency is in Canadian dollars.
●	We impaired our investment in convertible debentures in The Limestone Boat Company due to Limestone announcing that its wholly-owned subsidiaries have filed for voluntary petitions for relief under Chapter 7 of the Bankruptcy Code of the U.S. Bankruptcy Court for the Middle District of Tennessee. As a result, we have impaired 100% of the value of our investment in Limestone during the nine months ending May 31, 2023 realizing a loss of $2,637,000 (2022: $nil).

Liquidity and Capital Resources

Liquidity

Our operations consist of the designing, developing and manufacturing of electric outboard powertrain systems and electric boats. Our financial success depends upon our ability to market and sell our outboard powertrain systems and electric boats; and to raise sufficient working capital to enable us to execute our business plan. Our historical capital needs have been met by internally generated cashflow from operations and the support of our shareholders. Should we need further funding, equity funding might not be possible at the times we require. If no funds can be raised and sales of our outboard powertrain systems and electric boats and our boat rental income does not produce sufficient net cash flow, then we may require a significant curtailing of operations to ensure our survival.

The financial statements have been prepared on a going concern basis which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We incurred a total comprehensive loss of $12,802,680 during the year ended August 31, 2022 and had a cash balance and a working capital surplus of $5,824,716 and $8,727,011, respectively, as at August 31, 2022. During the nine months ended May 31, 2023, we incurred a net loss of $16,582,939 and had a cash balance and a working capital surplus of $1,536,064 and $2,127,116, respectively, as at May 31, 2023.

Our ability to meet our obligations as they fall due and to continue to operate as a going concern depends on the continued financial support of our creditors and the shareholders. In the past, we relied on the support of our shareholders to meet our cash requirements. There can be no assurance that funding from this or other sources will be sufficient in the future to continue our operations. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or terms that are acceptable to us. Failure to obtain such financing on a timely basis could cause us to reduce or terminate our operations.

As of October 31, 2023, we had 11,643,884 issued and outstanding shares and 15,855,864 common shares outstanding on a fully-diluted basis (assuming that all issued options eventually vest and all warrants are exercised).

We had $8,727,011 of working capital surplus as at August 31, 2022 compared to $18,626,563 of working capital surplus as at August 31, 2021. The decrease in working capital surplus resulted from the cash used in operations of $10,996,819 (2021: $8,251,438); cash used in investing activities of $964,503 (2021: $9,468,395) resulting from the additions to property and equipment, investment in debentures, a cash payment of $5,029,416 for the acquisition of 7858078 Canada Inc., which was offset by financing activities generating cash used of $(361,783), (2021: $34,570,833), due to our initial public offering on Nasdaq, which was partially offset by repayments of our lease liabilities and long term debt.

Capital Resources

We had cash and cash equivalents of $1,536,064, $5,824,716 and $18,147,821 at May 31, 2023, August 31, 2022 and August 31, 2021, respectively.

As of the date of this prospectus, we have no outstanding commitments, other than rent , lease and purchase commitments. We have pledged our assets as security for loans and are subject to customary debt covenants.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements. As of August 31, 2022 and May 31, 2023, we did not have any off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have material current or future effect on financial conditions, changes in the financial conditions, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

Research and Development, Patents and Licenses, etc.

We incur research and development costs associated with the development of our outboard electric powertrains as well as the design of new boats. We have not patented any of our technology.

Going Concern

The financial statements have been prepared on a going concern basis which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We incurred a total comprehensive loss of $12,802,680 during the year ended August 31, 2022 and had a cash balance and a working capital surplus of $5,824,716 and $8,727,011, respectively, as at August 31, 2022. During the nine months ended May 31, 2023, we incurred a net loss of $16,582,939 and has a cash balance and a working capital surplus of $1,536,064 and $2,127,116, respectively, as at May 31, 2023. Our ability to meet our obligations as they fall due and to continue to operate as a going concern depends on the continued financial support of the creditors and the shareholders. In the past, we have relied on the support of our shareholders to meet our cash requirements. Funding from this or other sources might not be sufficient in the future to continue our research and development. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or terms that are acceptable to us. Failure to obtain such financing on a timely basis could cause us to reduce or terminate our operations.

Internal control over financial reporting and disclosure controls and procedures

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. The Exchange Act in Rule 13a-15(f ) and 15d-15(f ) defines this as a process designed by, or under the supervision of, our principal executive and principal financial officers and effected by the Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;
●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that may have a material effect on the financial statements.

Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, our management assessed the effectiveness of our internal control over financial reporting as at August 31, 2022. In making this assessment, our management used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based upon this assessment, our management concluded that our internal control over financial reporting was not effective as at August 31, 2022. As a result of the year-end assessment process for the year ended August 31, 2022, we identified that we did not maintain effective processes and controls over the accounting for and reporting of complex and non-routine transactions. Specifically, we determined that there was a lack of sufficient accounting and finance personnel to perform in-depth analysis and review of complex accounting matters and non-routine transactions within the timeframes set by us for filing our consolidated financial statements. Because of this deficiency, we concluded there was a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis at August 31, 2022.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected.

To remediate the identified material weaknesses, management is in the process of designing and implementing revised controls and procedures which management believes will address the material weakness. These controls and procedures include establishing a more comprehensive schedule for management review and establishing additional review procedures over the accounting for complex and non-routine transactions. As at May 31, 2023, we are working on remediating the identified material weakness.

Notwithstanding the material weakness, management has concluded that our consolidated financial statements as at the year ended August 31, 2022 and nine months ended May 31, 2023, present fairly, in all material respects, our financial position, results of operations, changes in equity and cash flows in accordance with IFRS.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates.

Business acquisition fair value

We make a number of estimates when determining the acquisition date fair values of consideration transferred, assets acquired, and liabilities assumed in a business acquisition. Fair values are estimated using valuation techniques based on discounted future cash flows. Future cash flows may be influenced by a number of assumptions such as forecasted revenues, royalty rate, selling prices, costs to operate, capital expenditures, growth rate and the discount rate.

Impairment of non-financial assets

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. We concluded the fair value less costs of disposal will yield a higher recoverable amount, which is based on a discounted cash flow (“DCF”) model. The fair value measurement is categorized within Level 3 of the fair value hierarchy. The cash flows are derived from cash flow projections over a 5-year period, including future investments and expansion activities that will enhance the performance of the assets of the CGU.

As at August 31, 2021, all of our goodwill is allocated to the boat rental operation CGU, which represents the lowest level at which we monitor the goodwill internal management purposes. For the year ended August 31, 2022, there was no impairment of goodwill.

The recoverable amount is sensitive to the discount rate used for the DCF model, as well as the expected future cash-inflows, gross profit and the growth rate used for extrapolation purposes. The post-tax discount rate of 27% used in the DCF is based on a weighted average cost of capital calculated using observable market-based inputs or a benchmark of a sample of representative publicly traded companies. The long-term growth rate of 2% used for extrapolation purposes is based on published research growth rates. Any reasonable negative change in the key assumptions used could cause the carrying value of this CGU to exceed its recoverable amount.

Financial instruments measured at fair value

In measuring financial instruments at fair value, we make estimates and assumptions, including estimates and assumptions about interest rates, credit spreads and other market conditions.

Provision for impairment of inventories

The provision for impairment of inventories assessment requires a degree of estimation and judgment. The level of the provision is assessed by taking into account the recent sales experience, the ageing of inventories and other factors that affect inventory obsolescence.

Income tax

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. We review the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

In assessing the recoverability of deferred tax assets, we rely on the same forecast assumptions used elsewhere in the financial statements and in other management reports, which, among other things, reflect the potential impact of climate-related development on the business.

Share-based payments

We measure the cost of equity-settled transactions with employees by reference to the fair value of the equity instrument at the date at which they are granted. The fair value is determined by using the Black-Scholes model taking into account the terms and conditions upon which the instruments were granted. Judgment is exercised in determining the expected life and historical volatility. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities but may impact profit or loss and equity.

Lease term

The lease term is a significant component in the measurement of both the right-of-use asset and lease liability. Judgment is exercised in determining whether there is reasonable certainty that an option to extend the lease will be exercised, when ascertaining the periods to be included in the lease term. In determining the lease term, all facts and circumstances that create an economical incentive to exercise an extension option are considered at the lease commencement date. We reassess whether we are reasonably certain to exercise an extension option if there is a significant event or significant change in circumstances.

Incremental borrowing rate

Where the interest rate implicit in the lease cannot be readily determined, an incremental borrowing rate is estimated to discount future lease payments to measure the present value of the lease liability at the lease commencement date. Such a rate is based on what we estimate we would have to pay a third party to borrow the funds necessary to obtain an asset of a similar value to the right-of-use asset, with similar terms, security and economic environment.

Recently Adopted Accounting Standards

Onerous Contracts – Costs of Fulfilling a Contract – Amendments to IAS 37

In May 2020, the IASB issued amendments to IAS 37 to specify which costs an entity needs to include when assessing whether a contract is onerous or loss-making. The amendments apply a “directly related cost approach”. The costs that relate directly to a contract to provide goods or services include both incremental costs and an allocation of costs directly related to contract activities. General and administrative costs do not relate directly to a contract and are excluded unless they are explicitly chargeable to the counterparty under the contract. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The amendments did not have a material impact on our consolidated financial statements for the nine months ended May 31, 2023.

Property, Plant and Equipment: Proceeds before Intended Use – Amendments to IAS 16 Property, plant and equipment

The amendment prohibits entities from deducting from the cost of an item of property, plant and equipment, any proceeds of the sale of items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognizes the proceeds from selling such items, and the costs of producing those items, in profit or loss.

The amendment is effective for annual reporting periods beginning on or after January 1, 2022 and must be applied retrospectively to items of property, plant and equipment made available for use on or after the beginning of the earliest period presented when the entity first applies the amendment. The amendments did not have a material impact on our consolidated financial statements for the nine months ended May 31, 2023.

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

Our Articles of Incorporation are attached as an exhibit to the registration statement of which this prospectus forms a part. Our Articles of Incorporation provide that our company shall have a minimum of one (1) and a maximum of ten (10) directors.

Our Board of Directors (the “Board”) consists of six directors. Four of our six directors satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Our directors are elected annually at each annual meeting of our company’s shareholders. The Board assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors.

Our Board of Directors is responsible for appointing our company’s officers.

Board Committees

On November 27, 2020, we established three committees under the board of directors: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is governed by a charter approved by our Board of Directors.

Audit Committee

Our Audit Committee consists of Steve P. Barrenechea, Dr. Philippe Couillard and Luisa Ingargiola and is chaired by Ms. Ingargiola. Each member of the Audit Committee satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. Our Audit Committee Financial Expert is Luisa Ingargiola who qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the Nasdaq Stock Market. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee is responsible for, among other things:

●	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;
●	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;
●	discussing the annual audited financial statements with management and our independent registered public accounting firm;
●	annually reviewing and reassessing the adequacy of our Audit Committee charter;
●	meeting separately and periodically with the management and our independent registered public accounting firm;
●	reporting regularly to the full board of directors;
●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposure; and
●	such other matters that are specifically delegated to our Audit Committee by our board of directors from time to time.

Compensation Committee

Our Compensation Committee consists of Carter Murray, Steve P. Barrenechea and Luisa Ingargiola and is chaired by Mr. Barrenechea. Each of the Compensation Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. Our Compensation Committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. No officer may be present at any committee meeting during which such officer’s compensation is deliberated upon. The Compensation Committee is responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;
●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;
●	reviewing and recommending to the board with respect to the compensation of our directors;
●	reviewing periodically and approving any long-term incentive compensation or equity plans;
●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and
●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Carter Murray, Mario Saucier and Steve P. Barrenechea and is chaired by Mr. Saucier. Each member of the Audit Committee satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers.

Name, Province/State and Country of Residence	Age	Position	Director/Officer Since

Alexandre Mongeon Quebec, Canada	45	Chief Executive Officer and Director	August 2014

Patrick Bobby Quebec, Canada	50	President of Special Operations, Secretary and Director	August 2014

Xavier Montagne Quebec, Canada	49	Chief Technology Officer and Chief Operating Officer	April 2021

Kulwant Sandher British Columbia, Canada	62	Chief Financial Officer	July 2019

Carter Murray Bahamas	48	Chairman	March 2023

Mario Saucier Quebec, Canada	52	Director	March 2023

Steve P. Barrenechea California, United States	62	Director	September 2020

Luisa Ingargiola Florida, United States	57	Director	September 2020

Dr. Phillipe Couillard Quebec, Canada	66	Director	September 2023

Business Experience

The following summarizes the occupation and business experience during the past five years or more for our directors, and executive officers as of the date of this prospectus:

Alexandre Mongeon, Chief Executive Officer

Alexandre Mongeon has been employed by us since 2014 as our Chief Executive Officer. From 1999 to 2015, he imported high-performance boats from the United States to Canada. During much of that time, 1999 to 2016, he also worked as a designer and contractor for a Contractor 91340489 QC and managed several new construction projects on the waterfront in and around Montreal. Mr. Mongeon is a graduate of the School of Construction in Laval, Quebec with a specialization in electricity.

Patrick Bobby, President of Special Operations

Patrick Bobby has been employed by us since 2014. From 1999 to 2015, he imported high-performance boats from the United States to Canada. During much of that time, 1999 to 2016, he also worked as a designer and contractor for Contractor 91340489 QC Inc. and created a condominium syndicate. Mr. Bobby attended Georgian College in Barrie, Ontario.

Xavier Montagne, Chief Technology Officer and Chief Operating Officer

Prior to joining us, Xavier Montagne was the CEO of Mac Engineering from 2015 to 2021. In the past six years, he has helped develop 12 marine prototypes and concept-cars. While there, Mr. Montagne was the electric powerline architect of the Renault Trezor Concept-car (reward of the best concept-car of the world in 2016), the technical designer of the Zoe E-sport race car driven by Alain PROST during Formula-E races 2016-2019, the real-time system expert for Defense Department (Agenium simulator, Thalès cameras, NATO Awacs Cobham scrambler), The Senior designer in low and high voltage batteries Forsee Power, SAFT, Renault and Peugeot in Europe, a power electric architect for UQM, DANFOSS and DANA based projects, the technical supervisor for Rally Raid and Dakar race teams (France & NL) and the electric architect of the first 18-ton fully electric truck with 2-speed gearbox (FNM). Mr. Montagne received an electronic engineer diploma from IFITEP PARIS POLYTECH (France).

Kulwant Sandher, Chief Financial Officer

Kulwant Sandher is a Chartered Professional Accountant with over 25 years of experience in business and finance. Mr. Sandher graduated from Queen Mary, University of London (formerly known as Queen Mary College) in 1986 with a B.Sc. (Eng.) in Avionics. Mr. Sandher became a Chartered Accountant in England in 1991 and received his Chartered Professional Accountant designation in Canada in 1997.

Mr. Sandher has considerable private and public company experience. He served as CFO of ElectraMeccanica Vehicles Corp., a Nasdaq listed electric car manufacturer from June 2016 to November 2018; as CFO of MineSense Technologies Inc. from August 2013 until July 2015; as CFO of Alba Mineral Ltd. from June 2017 to April 1, 2018; as CFO of Delta Oil & Gas from October 2008 to September 2017; as CFO of Astorius Resources Ltd. from June 2017 to February 1, 2018; as CFO of Hillcrest Petroleum from December 2011 to April 2015; as CFO of Intigold Mines Ltd. from December 2010 to April 2017; and as COO & CFO for Marketrend Interactive Inc., from March 2004 to March 2006. Currently, Mr. Sandher serves as President of Hurricane Corporate Services Ltd. and as CFO of Alba Resources Ltd. (TSX-V). Furthermore, Mr. Sandher served as a director of The Cloud Nine Education Group Inc from December 2015 to August 2022. Prior to August 2013, Mr. Sandher had also served as CFO of several publicly listed companies, including Hillcrest Petroleum (TSX-V), Millrock Resources Inc. (TSX-V) and St. Elias Mines (TSX-V).

Carter Murray – Chairman

From October 2013 to April 2022, Mr. Murray was the Global Chief Executive Officer of Foote, Cone & Belding, a subsidiary of Interpublic Group and one of the world’s largest global advertising agency networks. From October 2011 to September 2013, Mr. Murray was the President and Chief Executive Officer, North America, of Young & Rubicam, a global marketing communications company. From 2007 to 2011, Mr. Murray worked for Publicis advertising, where he held various positions, including Chief Marketing Officer, Worldwide New Business Director and Worldwide Account Director for Nestlé. Mr. Murray began his career at Leo Burnett, a communications agency and one of the world’s largest agency networks. During his time at Leo Burnett, Mr. Murray held various positions, including Regional Account Director and Regional New Business Director EMEA. Mr. Murray earned his undergraduate degree from Duke University in 1997.

Mario Saucier -- Director

Mr. Saucier has served as the Chair of the board of directors of E-Smart Control Inc. since November 2017 and as a member of the board of directors of Transtex Inc. since February 2016. From December 2015 to March 2017, Mr. Saucier was the Chief Financial Officer of BioAmber Inc., which was a sustainable chemicals company. From May 2014 to November 2015, Mr. Saucier served as Chief Financial Officer of Norduyn, operating in the aerospace industry and concurrently acted as President for Transtex inc., an affiliated company of Norduyn, operating in the aerodynamic trucking industry. Prior to Norduyn, Mr. Saucier served as Chief Financial Officer at Englobe Corp., a global bio-remediation company from November 2008 to November 2012. Mr. Saucier was subsequently appointed as interim President and Chief Executive Officer for a six month period with Englobe Corp. Previous positions also include Senior Vice President of Finance and Chief Accounting Officer of Quebecor World, from 2005 to 2008, Vice President Strategy & Performance of Total Transit System, a division of Bombardier Transportation, from 2002 to 2004, as well as Vice President Implementation of SAP, from 2000 to 2002. Mr. Saucier holds a B.B.A. from the Université du Québec à Montréal and has been a member of the Canadian Institute of Chartered Accountants since 1991.

Steve P. Barrenechea -- Director

Steve Barrenechea is an accomplished entrepreneur and advisor, with over 30 years of primary hands on expertise covering the hospitality and renewable and alternative energy industries, with a focus on electric vehicles and battery technologies. Mr. Barrenechea has held numerous senior management and primary consulting positions with both public and private companies throughout his career, with particular emphasis in corporate governance, directorships, corporate development, investor relations, and early stage operations. He has in the past sat on the Board of Directors of The Creative Coalition (sponsors discussion of issues such as education policy, the role of media, campaign reform), Child Guidance Center of Connecticut, and The American Red Cross. Mr. Barrenechea holds a BBA in Economics from The Stern School, New York University.

Luisa Ingargiola -- Director

Luisa Ingargiola has served as Chief Financial Officer of Avalon GloboCare since 2017. From 2007 to 2016, Ms. Ingargiola served as Chief Financial Officer of MagneGas Corporation (and board member from 2016 to June 2018). Ms. Ingargiola currently serves as board member and audit committee chair of FTE Networks and ElectraMeccanica Vehicles Corp. She also serves as a board member for Globe Photos, Inc., Operation Transition Assistance Corporation and The JBF Foundation Worldwide. Ms. Ingargiola received her Bachelors of Science from Boston University and her Masters of Business Administration from the University of Florida.

Dr. Phillipe Couillard -- Director

From 2014 to 2018, Dr. Couillard served as the 31st Premier (First Minister) of Quebec. Prior to that, Dr. Couillard served as the Minister of Health for the province of Quebec from 2003 to 2008. Dr. Couillard also served as a Member of the National Assembly from 2003 to 2008 and from 2013 to 2018. Dr. Couillard is currently a member of various boards of directors, including the boards of the Atlantic Salmon Federation (2020-present); and Carebook Technologies Inc. (2020-present) (TSX-V: CRBK.V). Dr. Couillard was previously a member of the board of directors of the Canadian Cancer Society (2019-2023). Dr. Couillard began his career practicing neurosurgery internationally from 1985 to 2003. Dr. Couillard served as Chief Surgeon in the Department of Neurosurgery at the Hôpital Saint-Luc in Montréal from 1989 to 1992 and was chairman of surgery at the University of Sherbrooke from 1996 to 2003. Dr. Couillard also co-founded the Dhahran Department of Neurosurgery in Saudi Arabia, where he practiced from 1992 to 1996. Dr. Couillard received his medical degree in 1979 and completed his specialty training in neurosurgery in 1985 at the Université de Montréal.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Term of Office

Each director of our company is to serve for a term of one year ending on the date of the subsequent annual meeting of shareholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our Board of Directors appoints our officers and each officer is to serve until his successor is appointed and qualified or until his or her death, resignation or removal.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers have been the subject of the following events:

1.	a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;
2.	convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;
i)	acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
ii)	engaging in any type of business practice; or
iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;
4.	the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;
5.	was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;
6.	was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:
i)	any Federal or State securities or commodities law or regulation; or
ii)	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or
iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Our Board has determined that the following directors are “independent” as such directors do not have a direct or indirect material relationship with our company: Carter Murray, Mario Saucier, Steve P. Barrenechea, Luisa Ingargiola and Dr. Phillipe Couillard. A material relationship is a relationship which could, in the view of our Board of Directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to our directors, officers and other employees prior to the consummation of the offering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section sets out the objectives of our company’s executive compensation arrangements, our company’s executive compensation philosophy and the application of this philosophy to our company’s executive compensation arrangements. It also provides an analysis of the compensation design, and the decisions that the Board made in fiscal 2022 with respect to our Named Executive Officers (as defined below). When determining the compensation arrangements for the Named Executive Officers, our Board of Directors acting as the Compensation Committee considers the objectives of: (i) retaining an executive critical to our success and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and our shareholders; and (iv) rewarding performance, both on an individual basis and with respect to the business in general.

Benchmarking

Our Board of Directors handles matters relating to compensation, including benchmarking, but upon the closing of this offering, we will form a Compensation Committee for matters of management’s compensation. The Compensation Committee will consider a variety of factors when designing and establishing, reviewing and making recommendations for executive compensation arrangements for all our executive officers. The Compensation Committee does not intend to position executive pay to reflect a single percentile within the industry for each executive. Rather, in determining the compensation level for each executive, the Compensation Committee will look at factors such as the relative complexity of the executive’s role within the organization, the executive’s performance and potential for future advancement and pay equity considerations.

Elements of Compensation

The compensation paid to Named Executive Officers in any year consists of two primary components:

(a)	base salary; and
(b)	long-term incentives in the form of stock options granted under our Stock Option Plan (as defined below).

The key features of these two primary components of compensation are discussed below:

Base Salary

Base salary recognizes the value of an individual to our company based on his or her role, skill, performance, contributions, leadership and potential. It is critical in attracting and retaining executive talent in the markets in which we compete for talent. Base salaries for the Named Executive Officers are intended to be reviewed annually. Any change in base salary of a Named Executive Officer is generally determined by an assessment of such executive’s performance, a consideration of competitive compensation levels in companies similar to our company (in particular, companies in the EV industry) and a review of our performance as a whole and the role such executive officer played in such corporate performance.

Stock Option Awards

We provide long-term incentives to Named Executive Officers in the form of stock options as part of our overall executive compensation strategy. Our Board of Directors acting as the Compensation Committee believes that stock option grants serve our executive compensation philosophy in several ways: firstly, it helps attract, retain, and motivate talent; secondly, it aligns the interests of the Named Executive Officers with those of the shareholders by linking a specific portion of the officer’s total pay opportunity to the share price; and finally, it provides long-term accountability for Named Executive Officers.

Risks Associated with Compensation Policies and Practices

The oversight and administration of our executive compensation program requires the Board of Directors acting as the Compensation Committee to consider risks associated with our compensation policies and practices. Potential risks associated with compensation policies and compensation awards are considered at annual reviews and also throughout the year whenever it is deemed necessary by the Board of Directors acting as the Compensation Committee.

Our executive compensation policies and practices are intended to align management incentives with the long-term interests of the Corporation and its shareholders. In each case, the Corporation seeks an appropriate balance of risk and reward. Practices that are designed to avoid inappropriate or excessive risks include (i) financial controls that provide limits and authorities in areas such as capital and operating expenditures to mitigate risk taking that could affect compensation, (ii) balancing base salary and variable compensation elements and (iii) spreading compensation across short and long-term programs.

Compensation Governance

The Compensation Committee intends to conduct a yearly review of directors’ compensation having regard to various reports on current trends in directors’ compensation and compensation data for directors of reporting issuers of comparative our size. Director compensation is currently limited to the grant of stock options pursuant to the Stock Option Plan. It is anticipated that the Chief Executive Officer will review the compensation of our executive officers for the prior year and in comparison to industry standards via information disclosed publicly and obtained through copies of surveys. The Board expects that the Chief Executive Officer will make recommendations on compensation to the Compensation Committee. The Compensation Committee will review and make suggestions with respect to compensation proposals, and then makes a recommendation to the Board.

The Compensation Committee will be comprised of independent directors.

The Compensation Committee’s responsibility is to formulate and make recommendations to our directors in respect of compensation issues relating to our directors and executive officers. Without limiting the generality of the foregoing, the Compensation Committee has the following duties:

(a)	to review the compensation philosophy and remuneration policy for our executive officers and to recommend to our directors’ changes to improve our ability to recruit, retain and motivate executive officers;
(b)	to review and recommend to the Board the retainer and fees, if any, to be paid to our directors;
(c)	to review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance in light of those corporate goals and objectives, and determine (or make recommendations to our directors with respect to) the CEO’s compensation level based on such evaluation;
(d)	to recommend to our directors with respect to non-CEO officer and director compensation including reviewing management’s recommendations for proposed stock options and other incentive-compensation plans and equity-based plans, if any, for non-CEO officer and director compensation and make recommendations in respect thereof to our directors;
(e)	to administer the stock option plan approved by our directors in accordance with its terms including the recommendation to our directors of the grant of stock options in accordance with the terms thereof; and
(f)	to determine and recommend for the approval of our directors’ bonuses to be paid to our executive officers and employees and to establish targets or criteria for the payment of such bonuses, if appropriate. Pursuant to the mandate and terms of reference of the Compensation Committee, meetings of the Compensation Committee are to take place at least once per year and at such other times as the Chair of the Compensation Committee may determine.

Summary Compensation Table

The following table sets forth all annual and long-term compensation for services in all capacities to our Company during the fiscal periods indicated in respect of the executive officers set out below (the “Named Executive Officers”):

			Share-	Option-	Annual	Long-		All
Named Executive			based	based	Incentive	term	Pension	Other	Total
Officer		Salary	awards	awards	Plan	Incentive	Value	Compensation	Compensation
and Principal Position	Year	($)	($)	($)	($)	Plan ($)	($)	($)	($)
Alexandre Mongeon	2023	605,461	Nil	14,893	Nil	Nil	Nil	Nil	620,354
Chief Executive Officer	2022	567,016	Nil	14,472	Nil	Nil	Nil	Nil	581,488
Patrick Bobby(1)	2023	400,000	Nil	14,893	Nil	Nil	Nil	Nil	414,893
President of Special Operations	2022	411,472	Nil	14,472	Nil	Nil	Nil	Nil	425,944
Kulwant Sandher	2023	380,533	Nil	14,893	Nil	Nil	Nil	Nil	395,426
Chief Financial Officer	2022	328,790	Nil	14,472	Nil	Nil	Nil	Nil	343,262
Xavier Montagne	2023	280,690	Nil	252,413	Nil	Nil	Nil	Nil	533,103
Chief Technology Officer & COO	2022	229,804	Nil	883,703	Nil	Nil	Nil	Nil	1,113,507
(1)	Mr. Bobby had been our Chief Operating Officer through December 14, 2021, at which time he resigned from that role and became our Head of Performance & Special Projects which has been rebranded President of Special Operations.

Executive Compensation Agreements

Alexandre Mongeon, Chief Executive Officer

On March 1, 2021, we entered into an executive employment agreement with Alexandre Mongeon with a term commencing on March 1, 2021 and expiring on February 28, 2024 (the “Mongeon Agreement”). The Mongeon Agreement replaced our prior executive services agreement with Alexander Mongeon.

Pursuant to the terms and provisions of the Mongeon Agreement: (a) Mr. Mongeon was appointed as our Chief Executive Officer and undertook to perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Mongeon a gross annual base salary (“Annual Base Salary”) of USD$400,000; (c)  Mr. Mongeon is entitled to employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage (the “Group Benefits”); (d) Mr. Mongeon is eligible to receive a discretionary bonus of between 50% and 100% of his Annual Base Salary; and (e) Mr. Mongeon is entitled to four weeks’ paid annual vacation per calendar year.

We may terminate the employment of Mr. Mongeon under the Mongeon Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Mongeon may terminate his employment under the Mongeon Agreement for any reason by providing not less than 60 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.

The employment of Mr. Mongeon will terminate upon the death of Mr. Mongeon. Upon the death of Mr. Mongeon during the continuance of the Mongeon Agreement, we will provide Mr. Mongeon’s estate with (a) payment of any unpaid portion of his Annual Base Salary through the date of his death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program, (c) a pro-rata share of any discretionary annual bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to our still-employed executives and (d) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

If we elect to terminate the Mongeon Agreement without a serious reason, and provided that Mr. Mongeon is in compliance with the relevant terms and conditions of the Mongeon Agreement, we shall be obligated to provide a severance package to Mr. Mongeon as follows: (a) a cash payment equating to the Annual Base Salary to be paid over a period of twelve months, less any required statutory deductions, if any; (b) that pro-rata portion of any discretionary bonus to which Mr. Mongeon would have been entitled as determined in good faith; (c) payment of any unpaid portion of his Annual Base Salary through the effective date of termination; (d) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with the Mongeon Agreement; (e) continued insurance benefits to the extent required by law; (f) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program and (g) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

Patrick Bobby, Chief Operating Officer

On March 1, 2021, we entered into an executive employment agreement with Patrick Bobby with a term commencing on March 1, 2021 and expiring on February 28, 2024 (the “Bobby Agreement”). The Bobby Agreement replaced our prior executive services agreement with Patrick Bobby.

Pursuant to the terms and provisions of the Bobby Agreement: (a) Mr. Bobby was appointed as our Chief Operating Officer and undertook to perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Bobby an Annual Base Salary of CAD$400,000; (c)  Mr. Bobby is entitled to employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage (the “Group Benefits”); (d) Mr. Bobby is eligible to receive a discretionary bonus of between 50% and 100% of his Annual Base Salary; and (e) Mr. Bobby is entitled to four weeks’ paid annual vacation per calendar year.

As of December 14, 2021, Mr. Bobby is no longer our Chief Operating Officer but instead became our Head of Performance and Special Projects. Our agreement with him for his executive services remains otherwise unchanged.

We may terminate the employment of Mr. Bobby under the Bobby Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Bobby may terminate his employment under the Bobby Agreement for any reason by providing not less than 60 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.

The employment of Mr. Bobby will terminate upon the death of Mr. Bobby. Upon the death of Mr. Bobby during the continuance of the Bobby Agreement, we will provide Mr. Bobby’s estate with (a) payment of any unpaid portion of his Annual Base Salary through the date of his death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program, (c) a pro-rata share of any discretionary annual bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to our still-employed executives and (d) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

If we elect to terminate the Bobby Agreement without a serious reason, and provided that Mr. Bobby is in compliance with the relevant terms and conditions of the Bobby Agreement, we shall be obligated to provide a severance package to Mr. Bobby as follows: (a) a cash payment equating to the Annual Base Salary to be paid over a period of twelve months, less any required statutory deductions, if any; (b) that pro-rata portion of any discretionary bonus to which Mr. Bobby would have been entitled as determined in good faith; (c) payment of any unpaid portion of his Annual Base Salary through the effective date of termination; (d) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with the Bobby Agreement; (e) continued insurance benefits to the extent required by law; (f) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program and (g) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

Kulwant Sandher, Chief Financial Officer

On March 1, 2021, we entered into an executive employment agreement with Kulwant Sandher with a term commencing on March 1, 2021 and expiring on February 28, 2024 (the “Sandher Agreement”). The Sandher Agreement replaced our prior executive services agreement with Kulwant Sandher.

Pursuant to the terms and provisions of the Sandher Agreement: (a) Mr. Sandher was appointed as our Chief Financial Officer and undertook to perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Sandher an Annual Base Salary of CAD$250,000; (c) Mr. Sandher is entitled employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage (the “Group Benefits”); (d) Mr. Sandher is eligible to receive minimum bonus of 25% of his Annual Base Salary and a discretionary bonus of between 50% and 100% of his Annual Base Salary; and (e) Mr. Sandher is entitled to four weeks’ paid annual vacation per calendar year.

We may terminate the employment of Mr. Sandher under the Sandher Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Sandher may terminate his employment under the Sandher Agreement for any reason by providing not less than 60 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.

The employment of Mr. Sandher will terminate upon the death of Mr. Sandher. Upon the death of Mr. Sandher during the continuance of the Sandher Agreement, we will provide Mr. Sandher’s estate with (a) payment of any unpaid portion of his Annual Base Salary through the date of his death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program, (c) a pro-rata share of any discretionary annual bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to our still-employed executives and (d) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

If we elect to terminate the Sandher Agreement without a serious reason, and provided that Mr. Sandher is in compliance with the relevant terms and conditions of the Sandher Agreement, we shall be obligated to provide a severance package to Mr. Sandher as follows: (a) a cash payment equating to the Annual Base Salary to be paid over a period of twelve months, less any required statutory deductions, if any; (b) that pro-rata portion of any discretionary bonus to which Mr. Sandher would have been entitled as determined in good faith; (c) payment of any unpaid portion of his Annual Base Salary through the effective date of termination; (d) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with the Sandher Agreement; (e) continued insurance benefits to the extent required by law; (f) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program and (g) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

Xavier Montagne, Chief Technology Officer and Chief Operating Officer

On February 23, 2021, we entered into an employment agreement with Xavier Montagne with a term commencing on April 1, 2021 (the “Montagne Agreement”).

Pursuant to the terms and provisions of the Montagne Agreement: (a) Mr. Montagne is appointed as our Chief Technology Officer and undertook to perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Montagne an Annual Base Salary of CAD$215,000; (c)  Mr. Montagne is entitled to employee benefits, if and when such benefits have been adopted by us, including group health insurance, group life insurance, disability insurance, and dental coverage; and (d) Mr. Montagne is entitled to four weeks’ paid annual vacation per reference period of May 1st to April 30th. Furthermore, we granted Mr. Montagne an equity award of 100,000 Options under the Share Option Plan.

We may terminate the employment of Mr. Montagne under the Montagne Agreement for a serious reason upon written notice. Mr. Montagne may terminate his employment under the Montagne Agreement for any reason by providing not less than two (2) weeks’ notice in writing to us.

The employment of Mr. Montagne will terminate upon the death of Mr. Montagne. Upon the death of Mr. Montagne during the continuance of the Montagne Agreement, we will not be obligated to provide any payment to Mr. Montagne’s estate.

If we elect to terminate the Montagne Agreement without a serious reason, we shall be obligated to provide Mr. Montagne with the period of notice or the payment of such amounts in lieu of notice as may be required by applicable law.

On December 14, 2021, Mr. Montagne also became our Chief Operating Officer, and as a result his Annual Base Salary increased to $250,000.

Stock Option Plans and Stock Options

The following table sets forth, as at May 31, 2023, the equity compensation plans pursuant to which our equity securities may be issued:

Number of
securities remaining
available
for future
	Number of		issuance
	securities to		under equity
	be issued	Weighted-	compensation
	upon exercise	average exercise	plans
	of outstanding	price	(excluding
	options, warrants	of outstanding	Securities
	and	options, warrants	reflected in
	rights	and rights ($)	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders(1)	1,167,608	$5.11	597,344
Equity compensation plans not approved by securityholders	—	$—	—
Total	1,167,608	$5.11	597,344
(1)	Includes 440,000 options included in agreements with management entered into in November 2020 for options to be issued pursuant to the Share Option Plan

2020 Stock Option Plan

On January 20, 2020, our Board of Directors adopted our 2020 Stock Option Plan (as amended on April 22, 2020, the “Stock Option Plan”) under which an aggregate of 1,764,952 shares may be issued, subject to adjustment as described in the Stock Option Plan.

The purpose of the Stock Option Plan is to retain the services of our valued key employees, directors and consultants and such other persons as the plan administrator, which is currently the Board of Directors, shall select in accordance with the eligibility requirements of the Stock Option Plan, and to encourage such persons to acquire a greater proprietary interest in our Company, thereby strengthening their incentive to achieve the objectives of our shareholders, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the plan administrator. The Stock Option Plan shall be administered initially by our Board of Directors, except that the Board may, in its discretion, establish a committee composed of two or more members of the Board to administer the Stock Option Plan, which committee may be an executive, compensation or other committee, including a separate committee especially created for this purpose.

Unless accelerated in accordance with the Stock Option Plan, in the event an Option holder’s Continuous Service terminates (other than upon the Option holder’s death or Disability), the Option holder may exercise his or her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Option holder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if we terminate Continuous Service for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Option holder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate. In the event an Option holder’s Continuous Service terminates as a result of the Option holder’s death or disability, then the Option may be exercised (to the extent the Option holder was entitled to exercise such Option as of the date of death) by the Option holder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Option holder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Option holder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

For purposes of the Stock Option Plan, unless otherwise defined in the stock option agreement between us and the optionee, “disability” shall mean unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The Committee shall determine whether an optionee has incurred a disability on the basis of medical evidence acceptable to the plan administrator. Upon making a determination of disability, the Committee shall, for purposes of the Stock Option Plan, determine the date of an optionee’s termination of employment or contractual relationship.

As of May 31, 2023, we had 1,167,608 stock options outstanding under the stock option plan:

●	In May 2020, we issued our employees, directors and officers an aggregate of 338,636 options to purchase common shares at $3.70 per share.
●	In May 2020, we issued our employees, directors and officers an aggregate of 162,162 options to purchase common shares at $2.78 per share.
●	In October 2020, we issued our employees, directors and officers an aggregate of 10,810 options to purchase common shares at $3.70 per share.
●	In November 2020, we issued our employees, directors and officers an aggregate of 35,000 options to purchase common shares at $16.29 per share.
●	In September 2021, we issued our employees, directors and officers an aggregate of 25,000 options to purchase common shares at $8.85 per share.
●	In January 2022, we issued our employees, directors and officers an aggregate of 102,500 options to purchase common shares at $5.65 per share.
●	In November 2022, we issued our employees, directors and officers an aggregate of 10,000 options to purchase common shares at $6.09 per share.
●	In December 2022, we issued our employees, directors and officers an aggregate of 30,500 options to purchase common shares at $5.83 per share.
●	In March 2023, we issued our employees, directors and officers an aggregate of 12,000 options to purchase common shares at $5.77 per share and 393,000 options to purchase common shares at $5.77 per share.
●	In April 2023, we issued our employees, directors and officers an aggregate of 48,000 options to purchase common shares at $5.75 per share.

Although the exercise prices of all of these options were based on what we deemed to be the fair market value on the date that we entered into agreements to issue the options, by the date that we actually granted the 162,162 options at $2.775, we deemed the fair market value to have increased to $3.70. As a result, we recorded an expense of $259,410 for the year ended August 31, 2020, in connection with the issuance of those options.

In November 2020, we entered into agreements with members of our management to issue 440,000 stock options. These options vested in monthly 1/12th increments over the course of a year. The options are exercisable for ten years at US$12.50 per common share.

Outstanding Option-based Awards for Named Executive Officers and Directors

The following table reflects all option-based awards for each Named Executive Officer and director outstanding as at May 31, 2023. We do not have any other equity incentive plans other than our Stock Option Plan.

Option–based Awards
	Number of
	Securities
Named	Underlying
Executive	Unexercised
Officer	Options	Option exercise	Option expiration
or Director	(#)(1)	price ($)	date
Alexandre Mongeon, Chief Executive Officer	64,864	$3.70	May 27, 2025
Alexandre Mongeon, Chief Executive Officer	21,000	$5.68	November 24, 2030
Patrick Bobby, President of Special Operations (2)	64,864	$3.70	May 27, 2025
Patrick Bobby, President of Special Operations	21,000	$5.68	November 24, 2030
Kulwant Sandher, Chief Financial Officer	59,459	$3.70	May 27, 2025
Kulwant Sandher, Chief Financial Officer	21,000	$5.68	November 24, 2030
Xavier Montagne, Chief Technology Officer and Chief Operating Officer	60,000	$5.68	February 23, 2026
	90,000	$5.65	January 22, 2027
	3,000	5.83	December 22, 2027

Steven Barrenechea, Director	60,000	$5.68	November 24, 2025

Luisa Ingargiola, Director	60,000	$5.68	November 24, 2025

Carter Murray	50,000	$5.68	March 25, 2028

Mario Saucier	50,000	$5.68	March 25, 2028
(1)	These options to purchase common shares were issued pursuant to our Share Option Plan which is summarized in this prospectus in the section entitled “Executive Compensation - Share Option Plans and Share options- 2020 Share Option Plan ”. The options were granted on May 27, 2020 and have all vested
(2)	Mr. Bobby had been our Chief Operating Officer through December 14, 2021, at which time he resigned from that role and became our Head of Performance & Special Projects (President of Special Operations).

Director Compensation for Fiscal 2023

The following table sets forth the value of all compensation paid to the directors, excluding Alexandre Mongeon and Patrick Bobby who are paid as officers and not as directors:

				Non-equity
				incentive
	Fees	Share-based	Option-based	plan	Pension	All other
	earned	awards	awards	compensation	value	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Alan D. Gaines, Chairman (1)	Nil	285,602	Nil	Nil	Nil	319,666	605,268
Steve P. Barrenechea, Director	184,895	51,925	42,552	Nil	Nil	Nil	279,372
Renaud Cloutier, Director	24,559	Nil	Nil	Nil	Nil	Nil	24,559
Luisa Ingargiola, Director	66,032	51,925	42,552	Nil	Nil	Nil	160,509
Carter Murray	Nil	Nil	Nil	Nil	Nil	127,705	127,705
Mario Saucier	58,286	43,811	Nil	Nil	Nil	Nil	102,097
(1)	Mr. Gaines resigned as our Chairman in our 2023 fiscal year.

Pension Benefits

We do not have any defined benefit pension plans or any other plans providing for retirement payments or benefits.

Termination of Employment and Change of Control Benefits

Details with respect to termination of employment and change of control benefits for our directors and executive officers is reported above under the section titled “Executive Compensation Agreements.”

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of November 1, 2023 by (a) each shareholder who is known to us to own beneficially 5% or more of our outstanding common shares; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common shares.

			Percentage of
		Percentage of	Shares
	Common Shares	Common Shares	Beneficially
	Beneficially	Beneficially	Owned After
Name	Owned (1)	Owned (2)	Offering(9)
Directors and Executive Officers:
Alexandre Mongeon, Chief Executive Officer, Director (3)(4)	2,522,973	21.5%	11.6%
Patrick Bobby, President of Special Operations (3)(5)	2,237,183	19.1%	10.4%
Xavier Montagne, Chief Technology Officer and Chief Operating Officer(10)	162,500	1.4%		%
Kulwant Sandher, Chief Financial Officer (6)	286,254	2.4%	1.5%
Mario Saucier, Director (11)	46,500	* %		%
Steve P. Barrenechea, Director (7)	80,667	* %	*	%
Luisa Ingargiola, Director (7)	80,667	* %	*	%
Carter Murray, Chairman (8)	156,265	1.3%	*	%
Dr. Phillipe Couillard, Director	nil	nil %	*	%
Directors and Executive Officers as a Group (Nine Persons)	3,432,503	28.0%	18.9%
Other 5% or more Shareholders:

James Stafford	959,797	8.2%	4.8%
Société De Placements Robert Ghetti Inc.	1,066,895	9.2%	5.3%
*	Under 1%
(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of common shares actually outstanding on November 2, 2023.
(2)	The percentage is calculated based on (i) 11,643,884 common shares that were outstanding as of November 2, 2023 and (ii) common shares deemed to be beneficially owned by such person or group if the person or group has the right to acquire the common shares within 60 days of the date as of which the information is provided.
(3)	Includes 2,140,506 shares held by 9134-0489 Quebec Inc. This entity is jointly owned by Alexandre Mongeon and Patrick Bobby who each have dispositive and voting control over it.
(4)	Includes 85,865 common shares underlying options that have vested or will vest within the next 60 days.
(5)	Includes 85,865 common shares underlying options that have vested or will vest within the next 60 days.

(6)	205,795 of these shares are held by KPAC Holding Ltd., an entity over which Kulwant Sandher has dispositive and voting control. Also includes common shares underlying 80,459 options that have vested or will vest within the next 60 days.
(7)	Includes 70,000 shares underlying options that have vested or will vest within the next 60 days.
(8)	Includes 37,500 shares underlying options that have vested or will vest within the next 60 days.
(9)	As estimated using gross proceeds of US$15,00,000 and the assumed offering price of US$1.99 per common shares as set out on the cover page hereto.
(10)	Includes 132,500 shares underlying options that have vested or will vest within the next 60 days.

The information as to shares beneficially owned, not being within our knowledge, has been furnished by the officers and directors.

As at November 2, 2023 , there were 26 holders of record of our common shares in the United States.

RELATED-PARTY TRANSACTIONS

In addition to employment and consulting agreements described elsewhere in this prospectus, we have entered into the following transactions with our directors, officers, promoters and shareholders who beneficially own more than 10% of our common shares:

●	In February 2021, we acquired intellectual property from Mac Engineering, SASU for $1,035,070. At the time of the acquisition, Mac Engineering, SASU was not a related party, but immediately upon the acquisition the Chief Executive Officer and sole shareholder of Mac Engineering, SASU became our Chief Technology Officer and he subsequently became our Chief Operating Officer;
●	We sold $101,684 of boats, parts, services and other items to EBR in our 2021 fiscal year and $84,149 for that portion of our 2022 fiscal year prior to acquiring EBR. Our Chief Executive Officer was an affiliate of EBR at the time of those sales. There was no written agreement for any of these sales;
●	We pay rent to California Electric Boat Company Inc. for the use of our manufacturing space and offices. Our Chief Executive Officer is an affiliate of California Electric Boat Company. This space is in three adjacent units each under a separate lease with a related party. One lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on March 31, 2027. The second lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on March 31, 2027. The third lease is for approximately 16,800 square feet, has a monthly rent of approximately $21,700 and expires on March 31, 2027.. We respectively paid rent to California Electric Boat Company Inc. for rent $253,397, $175,296 and $112,679 in our 2022, 2021 and 2020 fiscal years and rent of $255,049 in the nine months ended May 31, 2023.
●	We entered into an agreement with Montana Strategies Inc. to rent a fork lift truck in connection with EBRs operations pursuant to which we paid $62,462 in the nine-month period ended May 31, 2023. This agreement has been terminated.
●	We received advances from related parties. All of these advances to and from related parties were non-interest bearing and had no specified terms of repayment. Pursuant to the terms of subscription agreements with these related parties, we converted the debt due to them into common shares at US$10 per share, the per share price in our November 2020 initial public offering. We also converted amounts we owed to related parties as trade and other payables on the same terms. These amounts that we owed related parties were converted as follows:

		Common
		Shares
	Amount of	upon
Related Party Debt (Current at Conversion):	Debt	Conversion
Alexandre Mongeon	$141,972	11,006
Patrick Bobby	$139,472	10,812
Robert Ghetti	$64,750	5,019
Immobilier R. Ghetti Inc.	$16,487	1,278
Société de Placement Robert Ghetti Inc.	$279,376	21,657
Gestion Toyma	$151,500	11,744

Related Party Debt (Current at Conversion)
9335-1427 Quebec Inc.	$129,932	10,072
Alexandre Mongeon	$14,201	1,101

In addition, we paid some debt due to related parties in cash including (i) $24,394 due to Gestion Toyma Inc., (ii) $39,668 that was due to Alexandre Mongeon for trade and other payables and (iii) $5,091 due to Patrick Bobby for trade and other payables.

As at the nine months ended May 31, 2023, the amounts due to and from related parties are as follows:

	As at May 31,	As at August 31,
	2023	2022
	$	$
Share subscription receivable
9335-1427 Quebec Inc.	25,000	25,000
Alexandre Mongeon	14,200	14,200
	39,200	39,200

Current advances to related party
Alexandre Mongeon	17,404	16,736

Amounts due to related parties included in trade and other payable
Alexandre Mongeon	6,375	16,000
Patrick Bobby	4,616	12,308
Kulwant Sandher	3,022	8,062
Xavier Montagne	3,110	8,292
	17,123	44,662

Advances from related parties are non-interest bearing and have no specified terms of repayment.

The following table summarizes our related party transactions for the year ended August 31, 2022:

	2022	2021	2020
	$	$	$
Revenues
Sales of boats
EB Rental Ltd. [prior to June 3, 2021]	—	84,149	101,684
Patrick Bobby		—	11,000
Sale of parts and boat maintenance
EB Rental Ltd. [prior to June 3, 2021]	—	40,310	79,696

Other
EB Rental Ltd. [prior to June 3, 2021]	—	—	2,500
7858078 Canada Inc. [prior to June 3, 2021]	—	—	6,074

Expenses
Cost of sales
EB Rental Ltd. [prior to June 3, 2021]	—	11,444	16,865

Research and Development
9335‑1427 Quebec Inc.	—	75,020	—
Mac Engineering, SASU	666,178	176,500	—

Travel and entertainment
EB Rental Ltd. [prior to June 3, 2021]	—	8,926	—

Advertising and promotion
EB Rental Ltd. [prior to June 3, 2021]	—	11,245	—

Rent expense
California Electric Boat Company Inc.	—	—	—
EB Rental Ltd. [prior to June 3, 2021]	—	—	65,934

Office salaries and benefits
Montana Strategies Inc.	62,462	—	—

The following table summarizes the Company’s related party transactions for the nine months ended May 31, 2023:

	Nine months	Nine months
	ended May 31,	ended May 31,
	2023	2022
	$	$
Research and Development
Mac Engineering, SASU	150,113	455,331

Office salaries and benefits
Montana Strategies Inc.	23,733	48,616

The Company leases its Boisbriand premises from California Electric Boat Company Inc. with a right-of-use assets as at August 31, 2022 of $889,866 (August 31, 2021 – $1,132,556) and lease liability of $971,399 (August 31, 2021 – $1,177,867). As at May 31, 2023, the right-of-use assets and lease liabilities related to those leases amount to $2,120,495 and $1,523,233 respectively.

MATERIAL AGREEMENTS

We have not entered into any material agreements other than in the ordinary course of business and other than those described in this prospectus.

MARKET FOR OUR SECURITIES

Our common shares are presently quoted on the Nasdaq Capital Market under the symbol “VMAR”. As of November 2, 2023, the last reported sale price of our common share on the Nasdaq Capital Market was US$1.99 per share. The market for our common shares is limited and may become volatile and sporadic.

Holders

As of November 2, 2023, the registrar and transfer agent for our common shares reported that there were 11,643,884 common shares issued and outstanding. Of these, 15 were registered to Canadian residents, including nil shares registered to CDS & Co., which is a nominee of the Canadian Depository for Securities Limited. 3,079,497 of our common  shares were registered to 15 shareholders in Canada, one of which is CDS & Co. 8,426,342 of our shares were registered to residents of the United States, including 8,211,548 shares registered to CEDE & Co., which is a nominee of the Depository Trust Company. 138,045 of our shares were registered to residents of other foreign countries.

Dividends

We have not declared any common share dividends to date. We have no present intention of paying any cash dividends on our common shares in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, is within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in our articles that restrict us from declaring dividends.

SECURITIES ELIGIBLE FOR FUTURE SALE

Common Shares

Upon completion of this offering (assuming that we issue US$15,000,000 of common shares at the assumed offering price of US$1.99 as set out on the cover page), we will have 19,181,572 common shares outstanding, not including (i) shares underlying outstanding warrants and options, (ii) shares underlying the underwriter’s warrants (please see below “Underwriter’s Warrants”), (iii) any shares that may be sold pursuant to the underwriter’s over-allotment option and (iv) any shares underlying warrants that may be sold pursuant to the underwriter’s over-allotment option. All of the common shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our common share in the public market could adversely affect prevailing market prices of our common share. Our common shares are quoted on the Nasdaq Capital Market under the symbol “VMAR.”

Additionally, we had 1,099,539 options outstanding as of August 31, 2023. We had 3,012,441 warrants outstanding as of November 2, 2023.

Underwriter’s Warrants

In addition to cash compensation, we have agreed to issue to the underwriter warrants to purchase up to a total of                 common shares (equal to 5% of the common shares sold in this offering), or            common shares if the underwriter exercises its option in full. The warrants will be exercisable from time to time, in whole or in part, from six months after the effective date of the registration statement of which this prospectus forms a part until five years from the effective date of the registration statement. The warrants are exercisable at a per share price equal to 125% of the per share offering price. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering, except as provided for in FINRA Conduct Rule 5110(g)(2). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, subdivisions, combinations, reclassification, merger or consolidation.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of common shares then outstanding, which will equal 191,816 shares immediately after this offering at the assumed offering price set out on the cover page hereto, or
●	the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of this offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

ARTICLES OF INCORPORATION OF OUR COMPANY

Our company was incorporated under the laws of the Province of Québec, Canada on August 27, 2012 under the name Riopel Marine, Inc. The following is a description of certain sections of our Articles of Incorporation, as amended, and as modified by our Bylaws.

Remuneration of Directors

Our directors are entitled to remuneration for acting as directors as the directors may from time to time determine. Unless otherwise provided for in a unanimous shareholder’s agreement, the board Directors fixes, from time to time, by resolution, the remuneration of the directors. In addition, the board of directors may, by resolution, grant special compensation to a director who performs a specific or additional mandate on behalf of the Corporation. Directors also have the right to be reimbursed for travel expenses and all reasonable costs and expenses incurred in the exercise of their duties.

Number of Directors

According to Article 11 of our Internal By-laws, under Section D. Interpretation, the number of directors is indicated in the articles. If the articles provide for a minimum and a maximum number of directors, the board of directors is composed of the fixed number of directors, between these minimum and maximum numbers, determined by resolution of the board of directors, or failing that by shareholder resolution. An amendment to the articles which reduces the number of directors does not end the mandate of the directors in office.

Directors

Our directors are elected each year at the annual shareholder’s meeting. The election of a director is made by plurality of votes; the candidates who collect the greatest number of votes are elected in descending order, up to the number of positions to be filled. Our Articles provide that the Board may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed the fixed or maximum number of directors provided for by the articles.

Our By-laws provide that our directors may from time to time on behalf of our company, without shareholder approval:

●	Take out loans;
●	Issue, reissue, sell or mortgage its debt securities;
●	Give security for the performance of another person’s obligation;
●	Mortgage all or part of his property, present or future, in order to guarantee the performance of any obligation;
●	Fill vacancies in the directors or the auditor or to appoint additional directors;
●	Appoint the chairman of the Corporation and the chairman of the board of directors, the head of management, the head of operations or the head of finance, and fix their remuneration;
●	Authorize the issue of shares;
●	Approve the transfer of unpaid shares;
●	Declare dividends;
●	Acquire, in particular by purchase, redemption or exchange, shares issued by the Corporation;

●	Subdivide, redesign or convert shares;
●	Authorize the payment of a commission to a person who purchases shares or other securities in the Corporation, or who undertakes to buy or to have these shares or values purchased;
●	Approve the financial statements presented at annual meetings of shareholders;
●	Adopt the rules of procedure, modify or repeal them;
●	Authorize calls for payments;
●	Authorize the confiscation of shares;
●	Approve an amendment to the articles allowing the series division of a class of unissued shares and establish the designation, rights and restrictions;
●	Approve a simplified merger.

Authorized Capital

Our Certificate of Incorporation, as amended by our Articles of Amendment, provides that our authorized capital consists of two classes of shares, (1) an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares – Series Founder, an unlimited number are designated as Voting Common Shares – Series Investor 1, an unlimited number are designated as Voting Common Shares – Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares; and (2) an unlimited number of Preferred shares without par value, issuable in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors. The holders of Preferred Shares shall be entitled to receive from the amounts which the Corporation may set aside for the payment of dividends.

Rights, Preferences and Restrictions Attaching to Our Shares

Our Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Voting Common Shares:

●	To vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting;
●	Voting Common Shares carry the right to receive any dividend;
●	Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Our Non-Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:

●	Non-Voting Common Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;
●	Non-Voting Common Shares carry the right to receive any dividend;
●	Non-Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Our Preferred Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Preferred Shares:

●	Preferred Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;
●	Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and over any other shares of the Corporation ranking junior to the Preferred Shares with respect to the payment of any dividend;
●	Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and over any other shares of the Corporation ranking junior to the Preferred Shares to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Shareholder Meetings

The Business Corporations Act provides that: (i) the corporation must hold an annual meeting of shareholders; if necessary, it can hold one or more special shareholder’s meetings; (ii) shareholders meeting may be held in Quebec, in any place chosen by the board of directors, or may be held at a location outside Quebec if the articles allow it, or if all the shareholders entitled to vote agree; (iii) an annual meeting must be held within 18 months of the incorporation of the Corporation and, thereafter, within 15 months of the previous annual meeting; (iv) the board of directors may at any time call a special meeting; (v) shareholders holding at least 10% of the shares giving the right to vote at the special meeting requested to be convened may, by means of a notice, request the board of directors to convene a special meeting for the purposes set out in their request.

Pursuant to Article 69 of our By-laws, a shareholder or proxy holder who is entitled to participate in a meeting of shareholders may do so by any means, if all shareholders and proxy holders participating in the meeting are able to communicate with each other; each shareholder participating by such means shall be deemed to be present at the meeting.

LIMITATIONS ON RIGHTS OF NON-CANADIANS

Vision Marine Technologies Inc. is incorporated pursuant to the laws of the Province of Quebec, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Certain Canadian Federal Income Tax Considerations For Non-Canadian Holders,” below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development, is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO-investors” that are controlled by persons who are resident in World Trade Organization (“WTO”) member nations, a proposed investment would be reviewable where the value of the acquired assets is $5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, where the value of the acquired assets is less than $5 million.

For a proposed indirect acquisition that by an investor other than a so-called WTO investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is $50 million or more. The threshold is reduced to $5 million or more for a direct acquisition of control of the company by a non-WTO investor.

In the case of a direct acquisition by or from a “WTO investor”, the threshold is significantly higher. An investment in common shares of our company by a WTO investor would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. This amount is currently $1.075 billion (unless the WTO member is party to one of a list of certain free trade agreements, in which case the amount is currently $1.613 billion); beginning January 1, 2019, both thresholds will be adjusted annually by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister of Innovation, Science and Economic Development has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister of Innovation, Science and Economic Development may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act. To date, there is neither legislation nor guidelines published, or anticipated to be published, on the meaning of “injurious to national security.” Discussions with government officials suggest that very few investment proposals will cause a review under these new sections. In 2016, the government of Canada released a set of guidelines for the national security review process. The guidelines state that, in assessing a proposed investment under the national security provisions of the Investment Act, the nature of the asset or business activities and the parties, including the potential for third party influence, involved in the transaction will be considered. The guidelines also provide a list of factors that may be taken into account to determine whether a review of an investment on national security grounds will be conducted.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our company are exempt from the Investment Act, including

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities,
(b)	the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, and
I

the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

MATERIAL INCOME TAX INFORMATION

Material Canadian Federal Income Tax Considerations for Non-Canadian Holders

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations, or, collectively, the Canadian Tax Act, (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, common shares in a business carried on in Canada; (5) has not entered into, with respect to the common shares, a “derivative forward agreement” as that term is defined in the Canadian Tax Act and (6) holds the common shares as capital property (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended, or the Canada-U.S. Tax Treaty, publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof the (“Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation with respect to the Canadian federal income tax consequences to any particular Non-Canadian Holder or prospective Non-Canadian Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is the beneficial owner of the dividends and a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of all of the issued voting shares). We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account. Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless (i) the common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition; and (ii) the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes Nasdaq and the CSE unless at any particular time during the 60-month period that ends at that time:

●	at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and
●	more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of : (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, common shares could be deemed to be “taxable Canadian property.”

A Non-Canadian Holder’s capital gain (or capital loss) of a disposition or deemed disposition of common shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Canadian Tax Act) generally will be computed and taxed as though the Non-Canadian Holder were a resident of Canada for purposes of the Canadian Tax Act. Such Non-Canadian Holder may be required to report the disposition or deemed disposition of common shares by filing a tax return in accordance with the Canadian Tax Act. Non-Canadian Holders whose common shares may be taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them.

Material United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our common shares by a U.S. holder (as defined below) that holds our common shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting shares, holders who will hold their common shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our common shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our common shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our  common shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

The discussion below under “Dividends” and “Sale or Other Disposition of Common Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our common shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our common shares are readily tradable on an established securities market in the United States, (2) we are neither a passive foreign investment company (as discussed below) nor treated as such with respect to the U.S. Holder for our taxable year in which the dividend is paid or the preceding taxable year, (3) the U.S. Holder satisfies certain holding period requirements, and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under IRS authority, common shares generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market, as our common shares are expected to be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.

Sale or Other Disposition of Common Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of common shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such common shares. Any capital gain or loss will be long-term if the common shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. U.S. holders are advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our common shares.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the common shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of common shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the common shares;
●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income; and
●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our common shares listed on the Nasdaq, and provided that the common shares will be regularly traded on the Nasdaq, a U.S. holder holds common shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of common shares held at the end of the taxable year over the adjusted tax basis of such common shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the common shares over the fair market value of such common shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the common shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our common shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

Dividends that we pay on our common shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our common shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our common shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as sole book-running manager for this offering and as representative of the underwriters named below (“Joseph Gunnar” or the “Representative”). Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus between us and the Representative, the underwriters named below, through the Representative, have severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of shares and warrants and pre-funded warrants and warrants set forth opposite the underwriter’s name in the following table:

Name of Underwriters	Shares
Joseph Gunnar & Co., LLC

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public, other than those covered by the over-allotment option, are subject to certain conditions, and the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

Underwriting Discounts, Commissions and Expenses

Securities sold by the underwriters to the public will be offered at the offering price set forth on the cover of this prospectus. Any securities sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price of the common shares. The underwriters may offer the securities through one or more of their affiliates or selling agents. If all the securities are not sold at the public offering price, the Representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the securities at the prices and upon the terms stated therein.

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the common shares to the underwriters at the offering price of $     per share.

We have also agreed to reimburse the underwriters for legal and other expenses incurred by them in connection with the Offering in an amount not to exceed $194,950 and to pay the Representative a non-accountable expense allowance equal to 1% of the gross proceeds received at the closing of this Offering (excluding any proceeds received upon any subsequent exercise of the underwriters’ over-allotment option). We estimate the total offering expenses of this offering that will be payable by us, excluding the underwriting discount and commissions, will be approximately $       .

Representative Warrants

We have also agreed to issue to the Representative warrants (the “Representative Warrants”) to purchase that number of common shares equal to 5% of the aggregate number of common shares stock in this offering, subject to any reductions necessary to comply with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”). The Representative Warrants shall be exercisable, in whole or in part, after 180 days from the commencement of sales of securities in this offering and will expire on the five-year anniversary the commencement of sales of securities in this offering.

The Representative Warrants and underlying common shares are being registered pursuant to the registration statement of which this prospectus is a part, and we have agreed to maintain such registration during the term of the Representative Warrants. Pursuant to FINRA Rule 5110(g), the Representative Warrants and any shares issued upon exercise of the Representative Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth below for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriters or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth below for the remainder of the time period.

In addition, the Representative Warrants provide for certain demand and piggyback registration rights. The warrants provide for one demand registration right in accordance with Rule 5110(g)(8)(b) and unlimited piggyback registration rights. The demand registration rights and piggyback registration rights provided will terminate 5 years from the commencement of the sales of securities to the public in compliance with FINRA Rule 5110(g)(8(c), (d) and (e), respectively. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to  common shares from us to cover over-allotments (equal to 15% of the total number of common shares sold in this offering), in each case at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions.

Indemnification

We have agreed to indemnify the underwriters against liabilities under the Securities Act. We have also agreed to contribute to payments the underwriters may be required to make in respect of such liabilities.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “VMAR”.

Right of First Refusal

Subject to the consummation of this offering, we have granted a right of first refusal to the Representative pursuant to which it has the right to act as investment banker, co-manager, co-placement agent, or co-advisor, whichever is applicable, and at the Representative’s sole discretion, for each and every public and private equity and debt offering and business combination by the Company, or any successor to or any subsidiary of the Company, during the 12 month period following the consummation of this offering, with minimally 35% of the total economics paid, which right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering or the termination date of the Letter of Engagement (as defined below) in compliance with FINRA Rule 5110(g)(6)(A).

Tail

Subject to certain exceptions set forth in the Letter of Engagement dated as of October 27, 2023, issued by Joseph Gunnar to the Company (the “Letter of Engagement”), if the Company terminates the Letter of Engagement and subsequently completes any public or private financing, at any time during the twelve (12) months following either the closing of this offering or termination of the Letter of Engagement, with any investors contacted by Joseph Gunnar in connection with the offering, then Joseph Gunnar shall be entitled to receive the compensation set forth above unless the Company has a pre-existing and documented business relationship with the respective investor.

Lock-Up Agreements

Pursuant to “lock-up” agreements, our executive officers and directors have agreed, without the prior written consent of the Representative, not to, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, for a period of 60 days from the effective date of the registration statement of which this prospectus forms a part, except in connection with (i) transfers of securities as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member, (ii) transfers of securities to a charity or educational institution, or (iii) if the stockholder controls a corporation, partnership, limited liability company or other business entity, any transfers of securities to any shareholder, partner or member of, or owner of similar equity interests, in the stockholder, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses, it shall be a condition to any such transfer that the transferee agrees to be bound by the terms of the applicable lock-up agreement and the transferor notifies the Representative at least two (2) business days prior to the proposed transfer or disposition.

We have agreed (and will cause any successor entity to agree), for a period of 60 days from the closing, that each it will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock (except to officers, directors, employees, consultants and/or agents for services rendered or to be rendered); (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (c) complete any offering of debt securities, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.
●	Short sales and over-allotments occur when the representative sells more of our shares of common stock than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The representative will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the representative are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.
●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative in order to reduce a short position.
●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Activities and Relationships

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of its business, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, none of the underwriters have provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain any of the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Offer and Sale Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any of the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by any purchaser of the securities offered pursuant to the registration statement of which this prospectus forms a part.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, the underwriter’s non-accountable expenses and the underwriter’s accountable expenses, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	3,608
FINRA	US$	4,188
Legal Fees and Expenses	US$	192,500
Accounting Fees and Expenses	US$	50,000
Printing and Engraving Expenses	US$	5,000
Miscellaneous Expenses	US$	72,043
Total Expenses	US$	327,339

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. Dentons Canada LLP is acting as our Canadian counsel. The current address of Dentons Canada LLP is 1 Place Ville-Marie, Suite 3900, Montreal, Quebec, H3B 4M7.

Pryor Cashman LLP is acting as counsel to the underwriter. The current address of Pryor Cashman LLP is 7 Times Square, New York, New York 10036-6569.

EXPERTS

The consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2022, and August 31, 2021 and for the years respectively then ended included in this prospectus and registration statement have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. Ernst & Young LLP has offices at 900, blvd. de Maisonneuve West, Suite 2300, Montréal, Québec H3A 0A8, Canada. Their telephone number is 514-875-6060.

The consolidated financial statements for the year ended August 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO Canada LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. BDO Canada LLP has offices at 1000 de la Gauchetière Quest Bureau 200 Montréal QC H3B 4W5 Canada. Their telephone number is 514 931-0841.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Canada, and all of our directors and officers, as well as the Canadian independent registered chartered accountants named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of United States federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. However, subject to certain time limitations, a foreign civil judgment, including a United States court judgment based upon the civil liability provisions of United States federal securities laws, may be enforced by a Canadian court, provided that:

●	the judgment is enforceable in the jurisdiction in which it was given;
●	the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;
●	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;
●	the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;
●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
●	the judgment is no longer appealable; and
●	an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

The name and address of our agent for service of process in the United States is Corporation Service Company, 251 Little Falls Road, Wilmington, DE 19808.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street NW, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

INDEX TO FINANCIAL STATEMENTS

Report of independent registered public accounting firm

To the Shareholders and the Board of Directors of

Vision Marine Technologies Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Vision Marine Technologies Inc. [the “Company”] as of August 31, 2022 and 2021, the related consolidated statements of changes in shareholders’ equity (deficit), comprehensive loss and cash flows for each of the two years in the period ended August 31, 2022, and the related notes [collectively referred to as the “consolidated financial statements”]. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at August 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended August 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) [“PCAOB”] and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Montréal, Canada

November 23, 2022

Tel: 514 931-0841 Fax: 514 931-9491 www.bdo.ca	BDO Canada s.r.l./S.E.N.C.R.L./LLP 1000 de la Gauchetière Quest Bureau 200 Montréal QC H3B 4W5 Canada

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Vision Marine Technologies Inc.

Boisbriand, Québec

Opinion on the Financial Statements

We have audited the accompanying statements of comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended August 31, 2020, and the related notes (collectively referred to as the “financial statements”) of Vision Marine Technologies Inc. (the “Company”). In our opinion, the financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended August 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Report of Independent Registered Public Accounting Firm

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor from 2019 to 2021.

Montréal, Québec

December 30, 2020

Vision Marine Technologies Inc.

Consolidated statements of financial position

As at August 31,

	2022	2021
	$	$
Assets
Current
Cash	5,824,716	18,147,821
Trade and other receivables [note 6]	472,548	319,740
Inventories [note 7]	2,093,776	1,976,084
Prepaid expenses	2,472,301	544,843
Grants and investment tax credits receivable [note 21]	681,663	108,302
Share subscription receivable [note 17]	39,200	39,200
Advances to related parties [note 17]	16,736	185,407
Total current assets	11,600,940	21,321,397
Debentures [note 8]	2,435,000	2,850,000
Right-of-use assets [note 9]	2,261,100	2,905,199
Property and equipment [note 10]	2,218,982	1,414,509
Intangibles [note 11]	1,112,670	1,225,722
Deferred income taxes [note 23]	—	17,547
Goodwill [note 5]	9,352,640	9,033,638
Other financial assets	118,877	33,280
Total assets	29,100,209	38,801,292

Liabilities and shareholders’ equity
Current
Trade and other payables [notes 13 & 17]	1,030,331	848,054
Income tax payable	3,188	138,308
Contract liabilities [note 14]	1,029,318	898,713
Current portion of lease liabilities [note 15]	561,168	562,136
Current portion of long-term debt [note 16]	72,090	10,179
Other financial liabilities	177,834	237,444
Total current liabilities	2,873,929	2,694,834
Lease liabilities [note 15]	1,854,381	2,404,680
Long-term debt [note 16]	155,259	53,936
Deferred income taxes [note 23]	188,044	122,655
Total liabilities	5,071,613	5,276,105

Shareholders’ equity
Capital stock [note 18]	43,441,591	42,834,982
Contributed surplus [note 19]	10,560,886	7,861,405
Accumulated other comprehensive income	697,671	388,566
Deficit	(30,671,552)	(17,559,766)
Total shareholders’ equity	24,028,596	33,525,187
	29,100,209	38,801,292

See accompanying notes

Vision Marine Technologies Inc.

Consolidated statements of changes in shareholders’ equity (deficit)

Year ended August 31,

						Accumulated
						other
			Capital Stock	Contributed		comprehensive
	Capital stock		to be issued	surplus	Deficit	income	Total
	Units	$	$	$	$	$	$
Shareholders’ equity as at August 31, 2019	3,275,555	525	37,500	—	(170,327)	—	(132,302)
Net and comprehensive loss	—	—	—	—	(2,275,532)	—	(2,275,532)
Share issuance, net of transactions costs of $320,230	1,309,446	2,497,288	(37,500)	—	—	—	2,459,788
Share-based compensation [note 19]	—	—	—	739,961	—	—	739,961
Shareholders’ equity as at August 31, 2020	4,585,001	2,497,813	—	739,961	(2,445,859)	—	791,915
Net and comprehensive loss	—	—		—	(15,113,907)	388,566	(14,725,341)
Share issuance, net of transactions costs of nil [note 18]	595,715	2,231,999	—	—	—	—	2,231,999
Initial Public Offering, net of transactions costs of $3,328,687	2,760,000	33,158,513	—	—	—	—	33,158,513
Conversion of related party loans into shares [note 17 &18]	69,650	898,489	—	—	—	—	898,489
Shares issued as consideration for the acquisition of intangible assets [note 11 & 18]	30,000	573,936	—	—	—	—	573,936
Shares issued as consideration in a business combination [note 5 & 18]	284,495	3,474,232	—	—	—	—	3,474,232
Share-based compensation [note 19]	—	—	—	7,121,444	—	—	7,121,444
Shareholders’ equity as at August 31, 2021	8,324,861	42,834,982	—	7,861,405	(17,559,766)	388,566	33,525,187
Net and comprehensive loss	—	—	—	—	(13,111,785)	309,105	(12,802,680)
Share issuance, net of transactions costs of nil [note 18]	93,062	606,609	—	—	—	—	606,609
Share-based compensation [note 19]	—	—	—	2,699,481	—	—	2,699,481
Shareholders’ equity as at August 31, 2022	8,417,923	43,441,591	—	10,560,886	(30,671,551)	697,671	24,028,597

See accompanying notes

Vision Marine Technologies Inc.

Consolidated statements of comprehensive loss

Year ended August 31,

	2022	2021	2020
	$	$	$
Revenues [note 20]	7,350,946	3,513,788	2,417,173
Cost of sales [note 7]	4,065,381	1,909,606	1,812,783
Gross profit	3,285,565	1,604,182	604,390

Expenses
Research and development [note 17]	2,242,794	1,489,953	—
Office salaries and benefits	3,335,799	1,754,613	315,138
Selling and marketing expenses	1,972,306	1,086,057	238,389
Professional fees	3,590,816	1,633,477	671,788
Office and general	1,949,583	1,239,457	194,932
Share-based compensation [note 19]	2,699,481	7,121,444	1,312,071
Depreciation	268,490	184,855	27,895
Net finance expense [note 22]	223,660	2,256,392	108,400
Other income	(143,922)	(153,749)	(10,000)
	16,139,007	16,612,499	2,858,613
Loss before tax	(12,853,442)	(15,008,317)	(2,254,223)
Income taxes [note 23]
Current tax expense	182,854	131,403	—
Deferred tax expense (recovery)	75,489	(25,813)	21,309
	258,343	105,590	21,309
Net loss for the period	(13,111,785)	(15,113,907)	(2,275,532)

Items of comprehensive income that will be subsequently reclassified to earnings:
Foreign currency translation differences for foreign operations, net of tax	309,105	388,566	—
Other comprehensive income, net of tax	309,105	388,566	—
Total comprehensive loss for the year, net of tax	(12,802,680)	(14,725,341)	(2,275,532)

Weighted average shares outstanding	8,318,121	7,412,899	4,179,017
Basic and diluted loss per share	(1.58)	(2.04)	(0.56)

See accompanying notes

Vision Marine Technologies Inc.

Consolidated statements of cash flows

Year ended August 31,

	2022	2021	2020
	$	$	$
Operating activities
Net loss	(13,111,785)	(15,113,907)	(2,275,532)
Depreciation	955,513	417,050	170,182
Accretion on long-term debt and lease liability	157,270	70,379	5,905
Share-based compensation – capital stock	—	—	572,110
Share-based compensation – options	2,699,481	7,121,444	739,961
Shares issued for services	596,608	109,069	26,533
Net loss on debentures	330,000	550,000	—
Government grant	—	—	(3,666)
Interest income received	85,000	—	—
Income tax expense	258,343	105,590	21,310
Income tax received	—	13,415	—
Income tax paid	(373,196)	—	—
Non-cash lease	—	—	19,137
Gain on lease termination	(5,652)	(7,230)	—
Effect of exchange rate fluctuation	17,398	(6,542)	—
	(8,391,020)	(6,740,732)	(724,060)
Net change in non-cash working capital items
Trade and other receivables	(152,808)	(232,715)	22,757
Inventories	(117,692)	(1,471,693)	327,284
Grants and investment tax credits receivable	(573,361)	293,937	(2,160)
Other financial assets	(85,597)	(25,595)	—
Prepaid expenses	(1,927,459)	(552,196)	(162,384)
Trade and other payables	182,277	96,615	263,534
Contract liabilities	130,605	396,097	(159,629)
Other financial liabilities	(61,764)	(15,156)	—
Cash used in operating activities	(10,996,819)	(8,251,438)	(434,658)

Investing activities
Subscription to debentures [note 8]	—	(3,400,000)	—
Business acquisition, net of cash acquired [note 5]	—	(5,029,416)	—
Additions to property and equipment	(1,175,931)	(544,354)	(77,966)
Advances to related parties	—	—	40,310
Proceeds from the disposal of property and equipment	243,630	34,101	—
Additions to intangible assets	(32,202)	(528,726)	—
Cash used in investing activities	(964,503)	(9,468,395)	(37,656)

Financing activities
Change in bank indebtedness	—	(170,000)	(113,813)
Addition in Long-term debts	282,424	—	280,000
Repayment of long-term debt	(135,230)	(419,090)	(13,992)
Advances to related parties	176,771	—	(151,575)
Initial public offering, net of transaction costs paid	—	33,430,239
Issuance of shares, net of transaction costs paid	—	2,025,000	1,898,645
Shares issued upon options conversion	10,001	—
Subscriptions to capital stock received in advance of issuance	—	—	(37,500)
Repayment of lease liabilities	(695,749)	(295,316)	(130,130)
Cash (used in) provided by financing activities	(361,783)	34,570,833	1,731,635
Net (decrease) increase in cash during the year	(12,323,105)	16,851,000	1,259,321
Cash, beginning of year	18,147,821	1,296,821	37,500
Cash, end of year	5,824,716	18,147,821	1,296,821

See accompanying notes

1. Incorporation and nature of business

Vision Marine Technologies Inc. [the “Company”] was incorporated on August 29, 2012 and its principal business is to manufacture and sell or rent electric boats. The Voting Common Shares of the Company are listed under the trading symbol “VMAR” on Nasdaq.

The Company is incorporated in Canada and its head office and registered office is located at 730 Curé-Boivin boulevard, Boisbriand, Quebec, J7G 2A7.

Business seasonality

The Company’s operating results generally vary from quarter to quarter as a result of changes in general economic conditions and seasonal fluctuations, among other things, in each of its reportable segments. This means the Company’s results in one quarter are not necessarily indicative of how the Company will perform in a future quarter.

Sale of electric boats

The sale of electric boats segment has a seasonal aspect to its operations. Most customers purchase their electric boats from the Company with the intention of utilizing them during the summer period which typically runs from early June to late August and corresponds to the Company’s fourth quarter of a financial year. As such, the revenues in this operating segment fluctuate based on the level of boat deliveries, with a high and a low in the fourth quarter and the first quarter, respectively.

Rental of electric boats

Revenue generated by the rental of electric boats segment also has a seasonal aspect to its operations. Boat rental as an activity is highly sought by customers when the weather is milder, which is typically the case during the period from May to August. A colder-than-expected or rainier summer in any given year could have an impact on the segment’s revenues and hence on its profitability. Revenue from the boat club memberships is not impacted by seasonality as the memberships are typically on an annual basis.

2. Basis of preparation

Compliance with IFRS

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards [“IFRS”], as issued by the International Accounting Standards Board [“IASB”] and interpretations issued by the International Financial Reporting Interpretations Committee [“IFRIC”] in effect on August 31, 2022.

The consolidated financial statements were authorized for issue by the Board of Directors on November 22, 2022.

Basis of measurement

These consolidated financial statements are presented in Canadian dollars and were prepared on a historical cost basis.

Basis of consolidation

The consolidated financial statements include the accounts of the Company, and the subsidiaries that it controls. Control exists when the Company has the power over the subsidiary, when it is exposed or has rights to variable returns from its involvement with the subsidiary and when it has the ability to use its power to affect its returns. Subsidiaries that the Company controls are consolidated from the effective date of acquisition up to the effective date of disposal or loss of control.

Details of the Company’s significant subsidiaries at the end of the reporting period are set out below.

Name of subsidiary	Principal activity	Country of incorporation and operation	Proportion of ownership held by the Company
7858078 Canada Inc.	Owns an electric boat rental center	Canada	100%
EB Rental Ltd.	Operates an electric boat rental center	United States	100%

Use of estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. Areas where estimates are significant to the consolidated financial statements are disclosed in note 4.

3. Significant accounting policies

Business combination

Business combinations are accounted for using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Company. In determining whether a particular set of activities and assets is a business, the Company assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs.

The Company has an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

The consideration transferred in the acquisition is measured at fair value at the acquisition date, as are the identifiable net assets acquired. The Company assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. Subsequent adjustments to the fair values of identifiable net assets acquired are adjusted against the consideration transferred when they qualify as measurement period adjustments. Transaction costs are expensed as incurred.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, cash held in trust, deposits held at call with banks, other short term highly liquid investments with original maturities of three months or less, and – for the purpose of the statement of cash flows – bank overdrafts. Bank overdrafts are shown within bank indebtedness in current liabilities on the consolidated statement of financial position.

Trade and other receivables

Trade receivables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less any allowance for expected credit losses. Trade receivables are generally due for settlement within 30 days.

The Company has applied the simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance. To measure the expected credit loss, trade receivables have been grouped based on days overdue.

Other receivables are recognized at amortized cost, less any allowance for expected credit loss.

Inventories

Inventories are stated at the lower of cost and net realizable value. Raw materials are valued on a first-in first-out basis. Cost of work in progress and finished goods comprises direct materials and delivery costs, direct labour, import duties and other taxes, and appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity. Cost of purchased inventory are determined after deducted rebates and discounts received or receivable.

Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and the estimated costs necessary to make the sale.

Grants and investment tax credits

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. Where retention of a government grant is dependent on the Company satisfying certain criteria, it is initially recognized as deferred income. When the criteria for retention have been satisfied, the deferred income balance is released to the statement of consolidated comprehensive loss or netted against the asset purchased.

Leases

Right-of-use assets

The Company recognizes right-of-use assets at the commencement date of the lease [i.e., the date the underlying asset is available for use]. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term ranging from two to six years. Right-of-use assets are subject to impairment.

Lease liabilities

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments [including in-substance fixed payments] less any lease incentives receivable and variable lease payments that depend on an index or a rate. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. Interest accretion is recorded as interest expense in finance costs. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value [i.e., below $5,000]. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term. For the year-ended August 31, 2022, the expense for leases of low-value assets is insignificant.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditures that are directly attributable to the acquisition of the asset.

Depreciation is recorded to recognize the cost of assets over their useful lives. The estimated useful lives and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

Asset type	Methods	Rates
Computer equipment	Declining balance method	55%
Machinery and equipment	Declining balance method	20%
Rolling stock	Declining balance method	30%
Leasehold improvements	Straight-line method	Over the term of the lease
Boat rental fleet	Straight-line method	15 years
Moulds	Straight-line method	25 years

Any item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales and proceeds and the carrying amount of the asset and is recognized in profit or loss.

Repairs and maintenance costs that do not improve or extend productive life are recognized in profit or loss in the period in which the costs are incurred.

Intangible assets and goodwill

Expenditure on research activities is recognized in net earnings as incurred.

Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Company intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in net earnings as incurred. The Company has not capitalized any development costs. When awarded with government grants and income tax credits, the Company recognizes the income either in net income (loss), netted with the related expenses, or as a reduction of the cost, when related with capitalized development expenditure.

Goodwill arising from business combinations is initially recognized when the fair value of the separately identifiable assets the Company acquired and liabilities the Company assumed is lower than the consideration paid [including the recognized amount of the non-controlling interest, if any]. If the fair value of the consideration transferred is lower than that of the separately identified assets and liabilities, the Company immediately recognizes the difference as a gain in the consolidated statement of comprehensive loss.

Other intangible assets, including intellectual property, software, trade name, backlog and website that have finite useful lives are measured at cost less accumulated amortization and accumulated impairment losses.

Amortization is calculated over the cost of the asset less its residual value. Amortization is recognized in net earnings on a straight-line basis over the estimated useful lives of intangible assets from the date that they are available for use. The estimated useful lives are as follows:

Asset type	Methods	Rates
Intellectual property	Straight-line method	10 years
Software	Straight-line method	7 years
Trade name	Straight-line method	5 years
Backlog	Straight-line method	3 years
Website	Straight-line method	5 years

Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Impairment of non-financial assets

Non-financial assets other than goodwill

At the end of each reporting period, the Company reviews the carrying amounts of its non-financial assets, other than goodwill, to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated. Where it is not possible to estimate the recoverable amount of an individual asset, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets [the “cash-generating unit”, or “CGU”].

Recoverable amount is the greater of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. If the recoverable amount of an asset or CGU is lower than its carrying amount, the carrying amount is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statement of comprehensive loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised recoverable amount, to the extent that the carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized. A reversal of an impairment loss is recognized immediately in the consolidated statement of comprehensive loss.

Goodwill

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For purposes of impairment testing, goodwill is allocated to each of the Company’s CGU [or groups of CGUs] that is expected to benefit from the synergies of the combination. A CGU to which goodwill has been allocated is tested for impairment annually, or more frequently when there is indication that the CGU may be impaired. If the recoverable amount of the CGU is less than its carrying amount, the impairment loss is allocated first to reduce the goodwill allocated to the CGU and then, to reduce the carrying amounts of the other assets in the CGU on a pro-rata basis. Any impairment loss is recognized in the consolidated statement of comprehensive loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

Trade and other payables

These amounts represent liabilities for goods and services provided to the entity prior to the end of the financial year and which are unpaid. Due to their short-term nature, they are measured at amortized cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.

Provisions

Provisions are recognized when the Company has a present obligation as a result of a past event, it is probable the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. If the time value money is material, provisions are discounted using a current pre-tax rate specific to the liability. The increase in the provision resulting from the passage of time is recognized as a finance cost.

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Assets and liabilities measured at fair value are classified into three levels, using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Classifications are reviewed at each reporting date and transfers between levels are determined based on a reassessment of the lowest level of input that is significant to the fair value measurement.

Financial instruments

Classification and measurement of financial instruments

The Company measures its financial assets and financial liabilities at fair value on initial recognition, which is typically the transaction price unless a financial instrument contains a significant financing component. Subsequent measurement is dependent on the financial instrument’s classification which in the case of financial assets, is determined by the context of the Company’s business model and the contractual cash flow characteristics of the financial asset. Financial assets are classified into two categories: [1] measured at amortized cost and [2] fair value through profit and loss [“FVTPL”]. Financial liabilities are subsequently measured at amortized cost at the effective interest rate, other than financial liabilities that are measured at FVTPL or designated as FVTPL where any change in fair value resulting from an entity’s own credit risk is recorded as other comprehensive income [“OCI”].

Amortized cost

The Company classifies trade and other receivables, other financial assets, trade and other payables, other financial liabilities, long-term debt and advances to/from related parties as financial instruments measured at amortized cost. The contractual cash flows received from the financial assets are solely payments of principal and interest and are held within a business model whose objective is to collect the contractual cash flows.

Fair value through profit and loss

The Company classifies debentures as financial instruments measured at fair value through profit and loss since the contractual cash flows received from the financial asset are not solely payments of principal and interest.

Impairment of financial assets

The Company recognizes a loss allowance for expected credit losses on financial assets measured at amortized cost. The measurement of the loss allowance depends upon the Company’s assessment at the end of each reporting period as to whether the financial instrument’s credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain. Where there has not been a significant increase in exposure to credit risk, a 12-month expected credit loss allowance is estimated. The amount of expected credit loss recognized is measured on the basis of the probability weighted present value of anticipated cash shortfalls over the life of the instrument discounted at the original effective interest rate. Impairment provisions for current and non-current trade receivables are recognized based on the simplified approach within IFRS 9 using a provision matrix in the determination of the lifetime expected credit losses.

Equity instruments

Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of direct issuance costs.

The Company’s shares are classified as equity instruments.

Revenue recognition

Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company:

●	identifies the contract with the customer;
●	identifies the performance obligations in the contract;
●	determines the transaction price which takes into account estimates of variable consideration and the time value of money;
●	allocates the transaction price to separate performance obligations on the basis of relative stand-alone selling price of each distinct good or service to be delivered; and,
●	recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

The Company enters into contracts with customers, as well as distributor agreements with specific distributors for the sale of boats.

Sale of boats

Revenue from the sale of boats, including incidental shipping fees, is recognized at the point in time when the customer obtains control of the goods, which is generally at the shipping point. In the context of its distributor agreements, control is passed at the shipping point to the distributor as the Company has no further performance obligations at that point. The Company concluded that it is the principal in its revenue arrangements, because it typically controls the boats before transferring them to the customer. The amount of consideration the Company receives, and the revenue recognized varies with volume rebate programs offered to distributors. When the Company offers retrospective volume rebates, it estimates the expected volume rebates based on an analysis of historical experience, to the extent that it is highly probable that a significant reversal will not occur. The Company adjusts its estimate of revenue related to volume rebates at the earlier of when the most likely amount of consideration expected to be received changes or when the consideration becomes fixed.

The Company recognizes customer deposits on the sale of boats as contract liabilities.

Boat rental and boat club membership revenue

Revenue from boat rentals is recognized at a point in time when the services are completed. Boat club membership revenue is recognized over time as the service is provided. These services are typically provided, and thus revenue is typically recognized, on a monthly basis.

The Company recognizes customer prepayments on boat rentals and boat club memberships as contract liabilities.

Sale of parts and boat maintenance

Revenue from the sale of parts and related maintenance services are recognized at the point in time when the customer obtains control of the parts and when services are completed.

Other

Other revenue is recognized when it is received or when the right to receive payment is established.

Contract liabilities

A contract liability is recognized if a payment is received, or a payment is due [whichever is earlier] from a customer before the Company transfers the related goods or services. Contract liabilities are recognized as revenue when the Company performs under the contract [i.e., transfers control of the related goods or services to the customer].

Share-based payments

The Company has a share option plan for key employees, consultants, advisors, officers and directors from which options to purchase common stock of the Company are issued. The Company also issues warrants to non-employees granting the right to purchase common stock of the Company at a determined exercise price. Share-based compensation costs are accounted for on a fair value basis, as measured at the grant date, using the Black-Scholes option pricing model taking into account the terms and conditions upon which the options were granted. An individual is classified as an employee when the individual is an employee for legal or tax purposes or provides services similar to those performed by an employee. In situations where options or warrants have been issued to non-employees and some or all of the services received by the Company can be specifically identified, the options or warrants are measured at the fair value of the services received. If the services cannot be specifically identified, the options or warrants are measured at the fair value of the options issued.

All share-based remuneration is ultimately recognized as an expense in profit or loss with a corresponding credit to contributed surplus. If vesting periods or other vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of share options expected to vest. Any adjustment to cumulative share-based compensation resulting from a revision is recognized in the current period. The number of vested options ultimately exercised by holders does not impact the expense recorded in any period.

Foreign currency translation

The Company’s consolidated financial statements are presented in Canadian dollars, which is also the parent company’s functional currency. The functional currencies of 7858078 Canada Inc. and EB Rental Ltd. are the Canadian dollar and the US dollar, respectively. The Company and its subsidiaries each determine their functional currency based on the currency of the primary economic environment in which they operate. Transactions denominated in a currency other than the functional currency of an entity are translated at the exchange rate in effect on the transaction date. The resulting exchange gains and losses are included in each entity’s net income (loss) in the period in which they arise.

The Company’s foreign operations are translated to the Company’s presentation currency, for inclusion in the consolidated financial statements. Foreign-denominated monetary and non-monetary assets and liabilities of foreign operations are translated at exchange rates in effect at the end of the reporting period and revenue and expenses are translated at exchange rates in effect at the transaction date. The resulting translation gains and losses are included in other comprehensive loss with the cumulative gain or loss reported in accumulated other comprehensive income. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to profit or loss.

The exchange rates for the currencies used in the preparation of the consolidated financial statements were as follows:

	Exchange rate as at		Average exchange rate for year ended
	August 31,	August 31,	August 31,	August 31,
	2022	2021	2022	2021
US dollar	1.3076	1.2630	1.2717	1.2688

Taxes

Tax expense comprises current and deferred tax. Tax is recognized in net income (loss) except to the extent it relates to items recognized in other comprehensive income or directly in equity.

Current tax

Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. Current tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities.

Deferred tax

Deferred taxes are the taxes expected to be payable or recoverable on differences between the carrying amounts of assets in the statement of financial position and their corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences between the carrying amounts of assets and their corresponding tax bases. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition [other than in a business combination] of other assets in a transaction that affects neither the taxable profit nor the accounting profit.

The Company offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Earnings per share

Basic earnings per share is calculated by dividing the profit or loss attributable to equity holders of the Company by the weighted average number of common stock outstanding during the year.

Diluted income per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of common stock outstanding, adjusted for the effects of all dilutive potential common stock. The weighted average number of common stock outstanding is increased by the number of additional common stock that would have been issued by the Company assuming exercise of all options with exercise prices below the average market price for the year.

Standards issued but yet not effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company’s financial statements are disclosed below. The Company intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

Onerous Contracts – Costs of Fulfilling a Contract – Amendments to IAS 37

In May 2020, the IASB issued amendments to IAS 37 to specify which costs an entity needs to include when assessing whether a contract is onerous or loss-making. The amendments apply a “directly related cost approach”. The costs that relate directly to a contract to provide goods or services include both incremental costs and an allocation of costs directly related to contract activities. General and administrative costs do not relate directly to a contract and are excluded unless they are explicitly chargeable to the counterparty under the contract. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The amendments are not expected to have a material impact on the Company’s consolidated financial statements.

Property, Plant and Equipment: Proceeds before Intended Use – Amendments to IAS 16 Property, plant and equipment

The amendment prohibits entities from deducting from the cost of an item of property, plant and equipment, any proceeds of the sale of items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognizes the proceeds from selling such items, and the costs of producing those items, in profit or loss.

The amendment is effective for annual reporting periods beginning on or after January 1, 2022 and must be applied retrospectively to items of property, plant and equipment made available for use on or after the beginning of the earliest period presented when the entity first applies the amendment. The amendments are not expected to have a material impact on the Company’s consolidated financial statements.

4. Significant accounting estimates and assumptions

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates.

Business acquisition fair value

The Company makes a number of estimates when determining the acquisition date fair values of consideration transferred, assets acquired, and liabilities assumed in a business acquisition. Fair values are estimated using valuation techniques based on discounted future cash flows. Future cash flows may be influenced by a number of assumptions such as forecasted revenues, royalty rate, selling prices, costs to operate, capital expenditures, growth rate and the discount rate.

Impairment of non-financial assets

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The Company concluded the fair value less costs of disposal will yield a higher recoverable amount, which is based on a discounted cash flow (“DCF”) model. The fair value measurement is categorized within Level 3 of the fair value hierarchy. The cash flows are derived from cash flow projections over a 5-year period, including future investments and expansion activities that will enhance the performance of the assets of the CGU.

As at August 31, 2021, all of the Company’s goodwill is allocated to the boat rental operation CGU, which represents the lowest level within the Company at which the goodwill is monitored for internal management purposes. For the year ended August 31, 2022, there was no impairment of goodwill.

The recoverable amount is sensitive to the discount rate used for the DCF model, as well as the expected future cash-inflows, gross profit and the growth rate used for extrapolation purposes. The post-tax discount rate of 27% used in the DCF is based on a weighted average cost of capital calculated using observable market-based inputs or a benchmark of a sample of representative publicly traded companies. The long-term growth rate of 2% used for extrapolation purposes is based on published research growth rates. Any reasonable negative change in the key assumptions used could cause the carrying value of this CGU to exceed its recoverable amount.

Financial instruments measured at fair value

In measuring financial instruments at fair value, the Company makes estimates and assumptions, including estimates and assumptions about interest rates, credit spreads and other market conditions.

Provision for impairment of inventories

The provision for impairment of inventories assessment requires a degree of estimation and judgment. The level of the provision is assessed by taking into account the recent sales experience, the ageing of inventories and other factors that affect inventory obsolescence.

Income tax

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

In assessing the recoverability of deferred tax assets, the Company relies on the same forecast assumptions used elsewhere in the financial statements and in other management reports, which, among other things, reflect the potential impact of climate-related development on the business.

Share-based payments

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instrument at the date at which they are granted. The fair value is determined by using the Black-Scholes model taking into account the terms and conditions upon which the instruments were granted. Judgment is exercised in determining the expected life and historical volatility. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities but may impact profit or loss and equity.

Lease term

The lease term is a significant component in the measurement of both the right-of-use asset and lease liability. Judgment is exercised in determining whether there is reasonable certainty that an option to extend the lease will be exercised, when ascertaining the periods to be included in the lease term. In determining the lease term, all facts and circumstances that create an economical incentive to exercise an extension option are considered at the lease commencement date. The Company reassesses whether it is reasonably certain to exercise an extension option if there is a significant event or significant change in circumstances.

Incremental borrowing rate

Where the interest rate implicit in the lease cannot be readily determined, an incremental borrowing rate is estimated to discount future lease payments to measure the present value of the lease liability at the lease commencement date. Such a rate is based on what the Company estimates it would have to pay a third party to borrow the funds necessary to obtain an asset of a similar value to the right-of-use asset, with similar terms, security and economic environment.

5. Business combination

On June 3, 2021, the Company completed the acquisition of EB Rental Ltd. [“EBR”] by acquiring all the issued and outstanding shares of 7858078 Canada Inc. EBR operates an electric boat rental operation located in Newport beach, California, with a fleet of over 20 ships. All boats operated by EBR are supplied by the Company, which offers the Company the ability to showcase its products and provide brand awareness. Before the acquisition, the Company and EBR were related through common ownership.

EBR was acquired for cash consideration of U.S.$4,582,367 ($5,546,039), financed entirely by the Company’s available cash on hand, and equity consideration of $3,474,232 representing 284,495 shares at U.S.$10.09 [approximately $12.21] per share [note 18].

The acquisition gave rise to transaction costs of $13,170 which were expensed as incurred in the consolidated statements of comprehensive loss.

The investment was accounted for as a business combination and the results have been included in the consolidated statements of comprehensive loss since the date of the acquisition. The revenues and net earnings included in the consolidated statements of comprehensive loss are approximately $1,360,000 and $530,000 respectively for the 90-day period ended August 31, 2021.

The following table reflects the recognized amounts of assets acquired and liabilities assumed, on a fair value basis, at the acquisition date:

June 3, 2021
$
Fair value at acquisition
Cash	516,623
Trade and other receivables	7,998
Income tax receivable	9,963
Inventories	12,864
Prepaids	34,687
Advances to related parties	177,671
Other financial assets	7,685
Right-of-use asset	1,651,746
Property and equipment	417,554
Intangible assets	184,000
Deferred tax asset	18,467
Goodwill	8,656,700
Trade and other payables	(111,602)
Income tax payable	(1,952)
Contract liabilities	(482,173)
Other financial liabilities	(242,060)
Long-term debt, including current portion	(66,204)
Lease liability, including current portion	(1,651,746)
Deferred tax liability	(119,950)
Net assets acquired	9,020,271

The Company measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the favorable terms of the lease relative to market terms, if any.

The fair value of the intangible assets, which consist in trade name, backlog and website, was calculated using a discounted cash flow approach. The fair value of property and equipment was established using a market value approach.

The goodwill related to the acquisition of EBR arises from the benefits of increasing our strategic position by expanding our market presence, expected synergies and integrating an assembled workforce that does not qualify for separate recognition. The goodwill is not deductible for tax purposes. The balance of goodwill is at $9,352,640 at August 31, 2022 [2021 – $9,033,638], with the change since acquisition date due to foreign exchange translation.

6. Trade and other receivables

	2022	2021
	$	$
Trade receivables	108,716	27,388
Sales taxes receivable	194,523	166,749
Other receivables	169,309	125,603
	472,548	319,740

Trade receivable disclosed above include amounts that are past due at the end of the reporting period for which the Company has not recognized an allowance for expected credit losses because there has not been a significant change in credit quality and the amounts are still considered recoverable.

As at August 31, 2022, trade receivables of $31,091 [2021 – $27,388] were past due but not impaired. They relate to customers with no default history. The aging analysis of these receivables is as follows:

	2022	2021
	$	$
0 – 30	77,625	—
31 – 60	—	2,008
61 – 90	14,212	25,380
91 and over	16,879	—
	108,716	27,388

There were no movements in the allowance for expected credit losses for years ended August 31, 2022 and August 31, 2021.

7. Inventories

	2022	2021
	$	$
Raw materials	1,709,368	1,549,125
Work-in-process	75,170	327,757
Finished goods	309,238	99,202
	2,093,776	1,976,084

For the year ended August 31, 2022, inventories recognized as an expense amounted to $4,065,381 [2021 – $1,909,606; 2020 – $812,783].

For the year ended August 31, 2022, cost of sales includes depreciation of $687,023 [2021 – $232,195; 2020 - $142,336].

8. Debentures

On May 14, 2021, the Company subscribed for and purchased 3,400 senior unsecured subordinated convertible debentures of The Limestone Boat Company Limited [“Limestone”], a publicly traded company listed under the trading symbol "BOAT" on the TSX Venture Exchange [the "Debentures"], for an aggregate amount of $3,400,000.

The Debentures bear interest at a rate of 10% per annum, payable annually in arrears, and have a 36-month term [the “Term”]. The Debentures are convertible at any time at the option of the Company into common shares of Limestone [“Common Shares”] at a conversion price of $0.36 per Common Share [the “Conversion Price”]. If at any time following 120 days from the date of issuance of the Debentures [the “Closing Date“] and prior to the date that is 30 days prior to the end of the Term, the volume weighted average closing price of the Common Shares on the TSX Venture Exchange, or such other exchange on which the Common Shares may be listed, is equal to or higher than $0.50 per Common Share for 20 consecutive trading days, Limestone may notify the Company that the Debentures will be automatically converted into Common Shares at the Conversion Price 30 days following the date of such notice.

The Debentures are carried at fair value through profit and loss and are considered as Level 2 financial instruments in the fair value hierarchy. For the year ended August 31, 2022, the Company recorded a loss of $670,000 [2021 - $550,000; 2020 - Nil] for the change in fair value of the Debentures and interest income of $340,000 [2021 - $85,000; 2020 - Nil] in net income (loss) as a net financial expense.

Subsequent to year end, Limestone announced that it has implemented significant cost savings measures, as well as the withdrawal of its previously proposed debt financings. As Limestone continues to pursue alternative liquidity and financing proposals, these factors may have a negative impact on the key assumptions described in Note 25 used by the Company to determine the fair value of the Debentures subsequent to the reporting date. Although the estimates of the fair value of the Debentures as at August 31, 2022 are based on management’s best knowledge and estimates of the amount, events or actions at that time, the valuation in future periods ultimately may differ from those estimates.

9. Right-of-use assets

		Computer		Boat rental
	Premises	equipment	Rolling stock	fleet	Total
	$	$	$	$	$
Cost
Balance at August 31, 2020	737,066	11,333	38,699	—	787,098
Business acquisition	1,281,308	3,646	39,924	326,868	1,651,746
Additions	672,731	—	179,736	—	852,467
Disposals	—	—	(57,475)	—	(57,475)
Transfer to intangible assets	—	(11,333)	—	—	(11,333)
Currency translation	55,013	—	1,652	—	56,665
Balance at August 31, 2021	2,746,118	3,646	202,536	326,868	3,279,168
Additions	93,565	—	141,043	—	234,608
Disposals	—	—	(255,953)	(115,409)	(371,362)
Currency translation	40,356	—	394	—	40,750
Balance at August 31, 2022	2,880,039	3,646	88,020	211,459	3,183,164

Accumulated depreciation
Balance at August 31, 2020	117,806	4,231	12,094	—	134,131
Depreciation	216,551	1,697	30,527	24,087	272,862
Disposal	—	—	(27,672)	—	(27,672)
Transfer to intangible assets	—	(5,352)	—	—	(5,352)
Balance at August 31, 2021	334,357	576	14,949	24,087	373,969
Depreciation	488,050	2,302	71,488	89,617	651,457
Disposal	—	—	(66,122)	(37,240)	(103,362)
Balance at August 31, 2022	822,407	2,878	20,315	76,464	922,064

Net carrying amount
As at August 31, 2021	2,411,761	3,070	187,587	302,781	2,905,199
As at August 31, 2022	2,057,632	768	67,705	134,995	2,261,100

During the year ended August 31, 2021, the Company paid in full a lease liability related with a computer software that was previously included in the right-of-use assets. As a result, the Company transferred the asset to intangible assets at its net book value of $5,981 [note 11].

10. Property and equipment

	Machinery
	and	Rolling	Computer		Leasehold	Boat
	equipment	stock	equipment	Moulds	improvements	rental fleet	Total
	$	$	$	$	$	$	$
Cost
Balance at August 31, 2020	187,850	32,175	8,436	506,172	34,818	—	769,451
Business acquisition	—	—	—	—	—	417,554	417,554
Additions	115,088	—	6,211	214,833	96,415	111,807	544,354
Disposals	—	—	—	(30,000)	—	(34,101)	(64,101)
Currency translation	—	—	—	—	—	18,057	18,057
Balance at August 31, 2021	302,938	32,175	14,647	691,005	131,233	513,317	1,685,315
Additions	30,146	197,739	11,284	220,919	133,123	582,720	1,175,931
Disposals	—	(111,215)	(4,899)	—	—	(154,714)	(270,828)
Currency translation	—	(35)	—	—	—	30,154	30,119
Balance at August 31, 2022	333,084	118,664	21,032	911,924	264,356	971,477	2,620,537

Accumulated depreciation
Balance at August 31, 2020	148,156	21,014	4,556	57,660	—	—	231,386
Depreciation	19,448	3,348	3,842	22,760	11,579	8,443	69,420
Disposal	—	—	—	(30,000)	—	—	(30,000)
Balance at August 31, 2021	167,604	24,362	8,398	50,420	11,579	8,443	270,806
Depreciation	30,200	23,938	5,079	22,608	32,926	43,196	157,947
Disposal	—	(18,301)	(674)	—	—	(8,223)	(27,198)
Balance at August 31, 2022	197,804	29,999	12,803	73,028	44,505	43,416	401,555

Net carrying amount
As at August 31, 2021	135,334	7,813	6,249	640,585	119,654	504,874	1,414,509
As at August 31, 2022	135,280	88,665	8,229	838,896	219,851	928,061	2,218,982

As at August 31, 2022, moulds of $346,752 [August 31, 2021 – $125,833] are not depreciated because they are not ready for use.

11. Intangible assets

	Intellectual		Trade
	property	Software	name	Backlog	Website	Total
	$	$	$	$	$	$
Cost
Balance at August 31, 2020	—	—	—	—	—	—
Business acquisition	—	—	90,000	76,000	18,000	184,000
Transfer from Right-of-use assets	—	5,981	—	—	—	5,981
Additions	1,035,070	67,592	—	—	—	1,102,662
Currency translation	—	—	3,856	3,220	771	7,847
Balance at August 31, 2021	1,035,070	73,573	93,856	79,220	18,771	1,300,490
Additions	—	28,202	4,000	—	—	32,202
Currency translation	—	—	438	330	87	855
Balance at August 31, 2022	1,035,070	101,775	98,294	79,550	18,858	1,333,547

Accumulated depreciation
Balance at August 31, 2020	—	—	—	—	—	—
Depreciation	55,581	7,107	4,633	6,520	927	74,768
Balance at August 31, 2021	55,581	7,107	4,633	6,520	927	74,768
Depreciation	103,508	17,593	9,806	13,310	1,892	146,109
Balance at August 31, 2022	159,089	24,700	14,439	19,830	2,819	220,877

Net carrying amount
As at August 31, 2021	979,489	66,466	89,223	72,700	17,844	1,225,722
As at August 31, 2022	875,981	77,075	83,855	59,720	16,039	1,112,670

On February 16, 2021, the Company acquired intellectual property in exchange for cash consideration of EUR 300,000 ($461,134) and the issuance of 30,000 shares of the Company [note 18] at a price of U.S.$15.07 [approximately $19.13] for total consideration of $1,035,070.

As at August 31, 2022, software of $Nil [August 31, 2021 – $42,677] are not depreciated because they are not ready for use.

12. Credit facility

The Company has an authorized line of credit of $250,000, renewable annually, bearing interest at prime rate plus 1%, secured by a first ranking movable hypothec of $750,000 on all present and future accounts receivable and inventory. As at August 31, 2022, the Company has drawn an amount of Nil [2021 – Nil] on the line of credit.

13. Trade and other payables

	2022	2021
	$	$
Trade payable	737,946	560,870
Sales taxes payable	21,547	34,076
Government remittances	9,450	46,030
Salaries and vacation payable	261,388	207,078
	1,030,331	848,054

14. Contract liabilities

	2022	2021
	$	$
Opening balance	898,713	20,443
Business acquisition	—	482,173
Payments received in advance	2,502,080	1,199,958
Boat sale deposits	87,609	—
Payments reimbursed	(2,615)	(37,842)
Transferred to revenues	(2,475,307)	(766,019)
Currency translation	18,838	—
Closing balance	1,029,318	898,713

15. Lease liabilities

	2022	2021
	$	$
Opening balance	2,966,816	672,988
Business acquisition [note 5]	—	1,651,746
Additions	234,608	852,467
Repayment	(695,749)	(295,316)
Interest on lease liability	141,994	65,115
Lease termination	(273,652)	(37,033)
Currency translation	41,532	56,849
Closing balance	2,415,549	2,966,816

Current	561,168	562,136
Non-current	1,854,381	2,404,680
	2,415,549	2,966,816

Future undiscounted lease payments as at August 31, 2022 are as follows:

$
Less than one year	670,125
One to five years	2,006,295
2,676,420

Included in rent expense is $58,663 of short-term lease expense [2021 – $50,186, 2020 - $65,934]. The lease liabilities have a weighted average interest rate of 5.4% [2021 – 5.2%, 2020 – 5.4%].

16. Long-term debt

	2022	2021
	$	$
The government assistance loan is non-interest bearing until December 31, 2022 at which time the loan bears interest at 5% per annum. The loan must be repaid by December 31, 2025.	39,342	36,972

Term loan bearing interest at a rate of 5.80% per annum payable in monthly installments of $848 until April 2024.	—	27,143

Term loans, bearing interest at rates varying between 9.44% and 10.71%, repayable in monthly instalments of $7,372, ending January 2025.	188,007	—

	227,349	64,115
Current portion of long-term debt	72,090	10,179
	155,259	53,936

17. Related party transactions

Companies related through common ownership

EB Rental Ltd. [prior to June 3, 2021] [note 5]

7858078 Canada Inc. [prior to June 3, 2021] [note 5]

Montana Strategies Inc.

Key management personnel of the Company have control over the following entities

California Electric Boat Company Inc.

9335-1427 Quebec Inc.

Hurricane Corporate Services Ltd.

Mac Engineering, SASU – Since February 16, 2021

Ultimate founder shareholders and their individually controlled entities

Alexandre Mongeon

Patrick Bobby

Robert Ghetti

Immobilier R. Ghetti Inc.

Société de Placement Robert Ghetti Inc.

Founder shareholders

Gestion Toyma Inc.

Entreprises Claude Beaulac Inc. [former shareholder]

Gestion Moka Inc. [former shareholder]

The following table summarizes the Company’s related party transactions for the year:

	2022	2021	2020
	$	$	$
Revenues
Sales of boats
EB Rental Ltd. [prior to June 3, 2021]	—	84,149	101,684
Patrick Bobby		—	11,000
Sale of parts and boat maintenance
EB Rental Ltd. [prior to June 3, 2021]	—	40,310	79,696

Other
EB Rental Ltd. [prior to June 3, 2021]	—	—	2,500
7858078 Canada Inc. [prior to June 3, 2021]	—	—	6,074

Expenses
Cost of sales
EB Rental Ltd. [prior to June 3, 2021]	—	11,444	16,865

Research and Development
9335-1427 Quebec Inc.	—	75,020	—
Mac Engineering, SASU	666,178	176,500	—

Travel and entertainment
EB Rental Ltd. [prior to June 3, 2021]	—	8,926	—

Advertising and promotion
EB Rental Ltd. [prior to June 3, 2021]	—	11,245	—

Rent expense
EB Rental Ltd. [prior to June 3, 2021]	—	—	65,934

Office salaries and benefits
Montana Strategies Inc.	62,462	—	—

The Company leases its Boisbriand premises from California Electric Boat Company Inc. with a right-of-use assets as at August 31, 2022 of $889,866 [August 31, 2021 – $1,132,556] and lease liability of $971,399 [August 31, 2021 – $1,177,867] [notes 9 and 15].

Remuneration of directors and key management of the Company

	2022	2021	2020
	$	$	$
Wages	2,324,770	1,299,402	308,868
Share-based payments – capital stock	—	—	572,110
Share-based payments – stock options	2,560,031	6,081,900	259,410
	4,884,801	7,381,302	1,140,388

At the end of the year, the amounts due to and from related parties are as follows:

	2022	2021
	$	$
Share subscription receivable
9335-1427 Quebec Inc.	25,000	25,000
Alexandre Mongeon	14,200	14,200
	39,200	39,200

Current advances to related party
Alexandre Mongeon	16,736	185,407

Amounts due to related parties included in trade and other payable
Alexandre Mongeon	16,000	74,157
Patrick Bobby	12,308	11,092
Kulwant Sandher	8,062	7,054
Xavier Montagne	8,292	—
Mac Engineering, SASU	—	29,957
	44,662	122,260

In December 2020, the holders of the advances from related parties and the Company have agreed that the advances shall automatically convert into Voting Common Shares of the Company at a conversion price equal to the per Voting Common Share offering price in the Initial Public Offering [note 18].

18. Capital stock

Authorized

Voting Common Shares, voting and participating

Preferred shares, without par value, non-cumulative annual dividend, redeemable at their issue price, non-participating, non-voting.

Issued

	2022	2021
	$	$
8,417,923 voting common shares [2021 – 8,324,861]	43,441,591	42,834,982

Subscription and issuance of Class A common shares, share exchange and share consolidation

On September 3, 2020, the Board of Directors authorized the consolidation of all the issued and outstanding Voting Common Shares on the basis on 1 post-consolidation Voting Common Shares for every 3.7 pre-consolidation Voting Common Shares. The impact of this adjustment has been reflected in the Company’s share capital and earnings (loss) per share.

Subscription and issuance of Voting Common Shares

On September 2, 2020, the Board of Directors authorized the issuance of 547,297 Voting Common shares, for a total consideration of $2,025,000.

On September 18, 2020, the Board of Directors authorized the issuance of 45,351 Voting Common Shares, for services provided to the Company. The services were valued at $167,799 of which $58,730 is in connection with transaction costs directly attributable to the issuance of Voting Common Shares and $109,069 is included in professional fees.

On November 27, 2020, the Company completed its initial public offering [the “Offering”] of an aggregate of 2,760,000 common shares of the Company at a price of U.S.$10.00 ($13.22) per share for proceeds of U.S.$25,287,624 ($33,430,239) net of a U.S.$1,932,000 ($2,554,104) cash commission paid to the underwriter and professional fees in connection with the Offering amounting to U.S.$380,376 ($502,857). Netted against the proceeds from the Offering are also included professional fees amounting to $271,726 that were previously recorded in prepaids.

On December 22, 2020, the Board of Directors authorized the issuance of 69,650 Voting Common Shares, being the conversion of the advances from related parties of $898,489.

On the same day, the Board of Directors authorized the issuance of 3,067 Voting Common Shares for a total consideration of $39,200 which remains receivable on August 31, 2022 and is presented in the advances to related parties [note 17].

On February 16, 2021, the Company issued 30,000 Voting Common Shares at a price of U.S. $15.07 [approximately $19.13] as part of the consideration paid for the acquisition of intellectual property [note 11].

On June 3, 2021, the Company issued 284,495 Voting Common Shares at a price of U.S. $10.09 [approximately $12.21] as part of the consideration paid in a business acquisition [note 5].

On January 12, 2022 and February 1, 2022, the Board of Directors authorized the issuance of 25,000 Voting Common Shares and 5,435 Voting Common Shares respectively to a third party in exchange for marketing services provided to the Company.

On January 31, 2022, the Board of Directors authorized the issuance of 6,479 Voting Common Shares to a third party in exchange for sub-contracting services provided to the Company related to research and development.

During the six-month period ended August 31, 2022, the Company issued 53,445 Voting Common Shares to third parties in exchange for marketing services provided to the Company.

On August 25, 2022, the Company issued 2,703 Voting Common Shares upon the exercise of a former employee’s stock options.

19. Share-based payments

Description of the plan

The Company has a fixed option plan. The Company’s stock option plan is administered by the Board of Directors. Under the plan, the Company’s Board of Directors may grant stock options to employees, advisors and consultants, and designates the number of options and the share price pursuant to the new options, subject to applicable regulations. The options, when granted, will have an exercise price of no less than the estimated fair value of shares at the date of grant.

Stock options

On multiple grant dates, the Company granted a total of 1,664,526 stock options at exercise prices varying between $2.78 and $16.29 per share to directors, officers, employees and consultants of the Company. The stock options will expire 5 to 10 years from the grant dates.

The Company recognizes share-based payments expense for option grants based on the fair value at the date of grant using the Black-Scholes valuation model. The share-based payments expense recognized for the year ended August 31, 2022 amounts to $2,699,481 [2021 – $7,121,444; 2020 - $1,312,071]. The table below lists the assumptions used to determine the fair value of these option grants. Volatility is based on public companies with characteristics similar to the Company.

			Expected	Risk-free
Grant date	Exercise price	Market price	volatility	interest rate	Expected life
	$	$	%	%	[years]
May 27, 2020	3.70	3.70	84	0.4	5
May 27, 2020	2.78	3.70	84	0.4	5
October 23, 2020	3.70	3.70	97	0.4	5
November 24, 2020	16.29	13.03	101	0.4	5
February 23, 2021	15.75	15.05	103	0.6	5
May 14, 2021	8.98	9.06	105	0.8	5
July 14, 2021	9.25	9.01	105	0.7	5
September 21, 2021	8.85	8.58	106	0.9	5
January 22, 2022	5.65	5.52	107	1.5	5

The following tables summarize information regarding the option grants outstanding as at August 31, 2022:

		Weighted
	Number of	average
	options	exercise price
	#	$
Balance at August 31, 2020	516,216	3.41
Granted	1,148,310	12.86
Forfeited	(5,405)	3.70
Balance at August 31, 2021	1,659,121	9.95
Granted	152,500	6.70
Forfeited	(102,500)	13.59
Exercised	(2,703)	3.70
Balance at August 31, 2022	1,706,418	9.45

	Number of	Weighted average	Weighted average
	options	grant date	remaining
Exercise price	outstanding	fair value	contractual life	Exercisable
$	#	$	[years]	options
3.70	345,946	2.42	2.75	325,253
2.78	162,162	2.59	2.75	162,162
3.70	10,810	2.69	3.00	7,883
16.29	440,000	9.33	8.25	440,000
15.75	120,000	11.28	3.50	45,000
8.98	500,000	6.91	3.75	500,000
8.85	25,000	6.55	9.25	25,000
5.65	102,500	4.28	4.50	102,500

Warrants

On November 23, 2020, the Company granted the underwriter the option to purchase 151,800 Voting Common Shares of the Company for a period of five years from the date of the initial public offering at an exercise price of U.S. $12.50 ($16.53).

		Number of	Weighted average
		warrants	remaining
Grant date	Exercise price	outstanding	contractual life
	$	#	[years]
November 23, 2020	16.53	151,800	3.25

20. Revenues

	2022	2021	2020
	$	$	$
Sales of boats	2,459,365	2,080,110	2,249,107
Sales of parts and boat maintenance	97,721	75,205	167,263
Boat rental and boat club membership revenue	4,793,860	1,355,548	—
Other	—	2,925	803
	7,350,946	3,513,788	2,417,173

The geographical distribution of revenues from external customers is as follows:

	Sale of	Rental of	2022
	electric boats	electric boats	Total
	$	$	$
Canada	557,639	—	557,639
USA	1,292,666	4,793,861	6,086,527
Other	706,780	—	706,780
	2,557,085	4,793,861	7,350,946

	Sale of	Rental of	2021	2020
	electric boats	electric boats	Total	Total
	$	$	$	$
Canada	571,216	—	571,216	827,057
USA	1,329,575	1,363,024	2,692,599	1,407,063
Other	249,973	—	249,973	183,053
	2,150,764	1,363,024	3,513,788	2,417,173

21. Grants and investment tax credits

During the year ended August 31, 2022, the Company recognized grants and investment tax credits amounting to $1,458,632 [August 31, 2021 –$921,658], of which $1,408,840 are presented against research and development expenses [August 31, 2021 –$859,516], $8,535 against cost of sales [August 31 2021 –$Nil] and $40,584 as a reduction of property and equipment and intangible assets [August 31, 2021 – $44,939]. Office salaries and benefits are presented net $Nil [August 31, 2021 –$17,203] of grants.

22. Net finance expense

	2022	2021	2020
	$	$	$
Interest and bank charges	184,895	123,100	107,105
Interest income	(379,288)	—	—
Foreign currency exchange (gain) loss	(251,947)	1,583,292	1,295
Loss on Debentures [note 8]	670,000	550,000	—
	223,660	2,256,392	108,400

23. Income taxes

The income tax expense on the Company’s loss before tax differs from the theoretical amount that would arise using the federal, provincial and foreign statutory tax rates applicable. The difference is as follows:

	2022	2021	2020
	$	$	$
Income taxes at the applicable tax rate of 26.5% [2021 – 26.5%; 2020 – 15%]	(3,406,162)	(3,977,204)	(338,133)
Change in tax status following the initial public offering	—	(127,979)	—
Adjustment in respect of current and deferred income tax of previous year	(4,396)	(207,601)
Permanent differences	823,119	2,100,615	198,475
Temporary difference	—	—	160,967
Change in recognition of deferred income tax assets	2,816,417	2,317,759	—
Other	29,365	—	—
Total income tax expense	258,343	105,590	21,309

On November 27, 2020, the Company conducted an initial public offering [note 18] after which its tax status changed and is no longer a Canadian-controlled private corporation. As a result of this change of status, the combined statutory rate in Canada increased from 15% to 26.5%.

Deferred income taxes reflect the net tax impact of temporary differences between the value of assets and liabilities for accounting and tax purposes. The main components of the deferred tax expense and deferred tax assets and liabilities were as follows:

		Recognized
		in net
	Balance as at	income	Recognized	Business	Balance as at
	August 31, 2021	(loss)	in equity	combination	August 31, 2022
	$	$	$	$	$
Temporary differences
Property and equipment	(262,778)	115,282	—	(7,802)	(155,298)
Intangibles	(42,887)	(251,498)	—	—	(294,385)
Net operating losses	2,054,789	2,735,223	—	—	4,790,012
Financing fees	940,948	(235,354)	—	—	705,594
Research and development	174,884	255,951	—	—	430,835
Difference in timing of recognition	148,850	110,463	—	(195)	259,118
Right-of-use asset	(789,968)	184,851	—	(11,790)	(616,907)
Lease liability	813,691	(167,184)	—	12,340	658,847
Net capital losses	57,224	(6,806)	—	—	50,418
Valuation allowance	(3,199,861)	(2,816,417)	—	—	(6,016,278)
Deferred tax liability	(105,108)	(75,489)	—	(7,447)	(188,044)

As of August 31, 2022, the Company had net operating losses carried forward for income tax purposes of $18,194,000 [2021 - $8,143,000] available to reduce future taxable income, that will expire between 2040 and 2042.

As of August 31, 2022, the Company had research and development expenditures of $1,439,000 [2021 - $471,000] for Canadian federal income tax purposes. These expenditures are available to reduce future taxable income and have unlimited carryforward period.

24. Capital disclosures

The Company’s objectives in managing capital are:

●to safeguard the entity’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders; and

●to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

Capital is regarded as total equity, as recognized in the statement of financial position, plus net debt. Net debt is calculated as total borrowings less cash and cash equivalents.

The Company manages and adjusts its capital structure considering changes in economic conditions. To maintain or adjust its capital structure, the Company may issue debt or new shares. Financing decisions are generally made on a specific transaction basis and depend on such things as the Company’s needs, capital markets and economic conditions at the time of the transaction. Management reviews its capital management approach on an ongoing basis and believes that this approach is reasonable, given the size of the Company.

The Company does not have any externally imposed capital compliance requirements at August 31, 2022.

25. Financial risk management and fair value measurement

Fair value measurement and hierarchy

The fair value measurement of the Company’s financial and non-financial assets and liabilities utilizes market observable inputs and data as far as possible. Inputs used in determining fair value measurements are categorized into different levels based on how observable the inputs used in the valuation technique utilized are (the “fair value hierarchy”):

●	Level 1: Quoted prices in active markets for identical items [unadjusted];
●	Level 2: Observable direct or indirect inputs other than Level 1 inputs; and
●	Level 3: Unobservable inputs [i.e., not derived from market data].

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognized in the period they occur.

The carrying amount of trade and other receivables, advances from related parties and trade and other payables are assumed to approximate their fair value due to their short-term nature.

The fair value of financial liabilities is estimated by discounting the remaining contractual maturities at the current market interest rate that is available for similar financial liabilities.

Classified as Level 2, the fair value of Debentures is estimated using the partial differential equation model to value convertible debentures that include a call feature. Key assumptions used in the model include volatility, which is based on actual trading data, difference in volatility since initial issuance of the instrument and similar instruments on the market, and credit spread, which is based on corporate bond yield spreads in the market and credit spread data for similar public companies. The model includes a fair value adjustment based on an initial calibration exercise.

Below is a sensitivity analysis based on variations in the key assumptions used in the model. The table presents the fair value of the Debentures would have been had the key assumptions varied as indicated:

	Volatility		Credit spread
	+5%	-5%	+2%	-2%
	$	$	$	$
Fair value of debentures	2,441,000	2,431,500	2,382,000	2,490,500

Financial risk management

The Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them.

[a] Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company has a strict code of credit, including obtaining instalment payments, obtaining agency credit information and setting appropriate credit limits. The maximum exposure to credit risk at the reporting date, is the carrying amount of financial assets. The Company does not hold any collateral.

Credit risk related with the Debentures is reflected in the fair value of the instrument [note 8].

Trade and other receivables are generally written off when there is no reasonable expectation of recovery. Indicators of this include the failure for a debtor to engage in a repayment plan, no active enforcement activity and a failure to make contractual payments.

[b] Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting its financial obligations as they fall due. The Company is exposed to liquidity risk primarily from its trade and other payables, other financial liabilities and long-term debt. The Company believes that its recurring financial resources are adequate to cover all its expenditures.

	Contractual	Less than
	cash flows	one year	1-5 years
	$	$	$
August 31, 2022
Trade and other payables	1,030,331	1,030,331	—
Other financial liabilities	177,834	177,834	—
Long-term debt	227,349	72,090	155,259
	1,435,514	1,280,255	155,259

August 31, 2021
Trade and other payables	848,054	848,054	—
Other financial liabilities	237,444	237,444	—
Long-term debt	64,115	10,179	53,936
	1,149,613	1,095,677	53,936

[c] Interest rate risk

The Company is exposed to interest rate risk on its variable rate bank indebtedness and variable and fixed rate long-term debt. Fixed-rate borrowings expose the Company to fair value risk while variable rate borrowings expose the Company to cash flow risk.

[d] Foreign exchange risk

Foreign exchange risk is the risk that future cash flows or fair value of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Company is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings are denominated and the respective functional currencies of the Company and its subsidiaries.

The Company has certain financial assets and liabilities denominated in United States dollars. The Canadian dollar equivalent carrying amounts of these assets and liabilities are as follows:

	2022	2021
	$	$
Cash	5,142,703	11,219,143
Trade and other receivables	103,116	—
Trade and other payables	172,871	294,637

Sensitivity

A reasonably possible 5% strengthening (weakening) of the U.S. dollar against the Canadian Dollar at the reporting date would have increased (decreased) net income (loss) and other comprehensive income by the amounts shown below. This analysis assumes that all other variables remain constant.

	Net income (loss)		Other comprehensive income
	+5%	-5%	+5%	-5%
	$	$	$	$
August 31, 2022	253,000	(253,000)	358,000	(358,000)

26. Segment information

The Company operates in two reportable business segments.

The two reportable business segments offer different products and services, require different processes and are based on how the financial information is produced internally for the purposes of monitoring operating results and making decisions about resource allocation and performance assessment by the Company’s Chief Operating Decision Maker.

The following summary describes the operations of each of the Company’s reportable business segments:

●	Sale of electric boats – manufacture of customized electric boats for consumer market and sale of boat parts maintenance, and
●	Rental of electric boats – short-term rental operation and boat club membership.

Sales between segments are accounted for at prices that approximate fair value. No business segments have been aggregated to form the above reportable business segments.

	Year ended August 31, 2022
	Sale of	Rental of	Inter-segment
	electric boats	electric boats	eliminations	Total
	$	$	$	$
Revenue from external customers	2,557,086	4,793,860	—	7,350,946
Revenue from other segments	820,383	80,842	(901,225)	—
Segment revenues	3,377,469	4,874,702	(901,225)	7,350,946
Segment gross profit	596,570	2,839,970	(150,975)	3,285,565

Segment (loss) profit before tax	(13,632,377)	872,787	(93,852)	(12,853,442)
Research and development	2,242,794	—	—	2,242,794
Office salaries and benefits	2,384,746	951,053	—	3,335,799

	Year ended August 31, 2021
	Sale of	Rental of	Inter-segment
	electric boats	electric boats	eliminations	Total
	$	$	$	$
Revenue from external customers	2,158,240	1,355,548	—	3,513,788
Revenue from other segments	142,007	7,476	(149,483)	—
Segment revenues	2,300,247	1,363,024	(149,483)	3,513,788
Segment gross profit	640,228	1,003,596	(39,642)	1,604,182

Segment (loss) profit before tax	(15,517,319)	541,257	(32,255)	(15,008,317)
Research and development	1,489,953	—	—	1,489,953
Office salaries and benefits	1,555,014	199,599	—	1,754,613

	August 31, 2022
	Sale of	Rental of	Sale of
	electric boats	electric boats	electric boats	Total
	$	$	$	$
Segment assets	24,499,107	14,039,428	(9,438,326)	29,100,209
Cash	4,146,260	1,678,456	—	5,824,716
Additions to property and equipment	412,158	859,176	(162,446)	1,108,888
Additions to intangible assets	32,202	—	—	32,202
Segment liabilities	2,023,368	3,311,128	(262,883)	5,071,613

	August 31, 2021
	Sale of	Rental of	Sale of
	electric boats	electric boats	electric boats	Total
	$	$	$	$
Segment assets	35,175,599	12,734,296	(9,108,603)	38,801,292
Cash	17,210,266	937,555	—	18,147,821
Additions to property and equipment	432,547	145,275	(33,468)	544,354
Additions to intangible assets	1,102,662	—	—	1,102,662
Segment liabilities	2,400,829	2,938,746	(63,470)	5,276,105

The Company has disclosed the above amounts for each reportable segment because they are regularly reviewed by the Chief Operating Decision Maker.

27. Additional cash flows information

Financing and investing activities not involving cash:

	2022	2021	2020
	$	$	$
Advances to related parties converted to shares	—	898,489	—
Unpaid share subscription	—	39,200	—
Right-of-use assets transferred to intangibles, net of accumulated depreciation	—	5,981	—
Additions to right-of-use assets	234,608	852,467	—
Lease termination	273,652	37,033	—
Shares issued as consideration for the acquisition of intangible assets	—	573,936	—
Shares issued as consideration for business acquisition	—	3,474,232	—
Transaction costs for share issuance transferred from prepaid	—	213,019	—

28. Commitments

In addition to the obligations under leases [note 15], the Company is subject to supply agreements with minimum spend commitments. The amount of the minimum fixed and determinable portion of the unconditional purchase obligations over the next years, is as follows:

$
2023	4,350,104
2024	2,253,394

In October 2021, EB Rental Ltd. has entered into a lease arrangement for premises, which has not commenced yet and therefore related right-of-use asset and lease liability are not recorded as at August 31, 2022. The lease offers EB Rental Ltd. a termination clause in case certain contractual requirements are not met by the lessor at the lease commencement date. The Company’s undiscounted lease commitments related to this lease are as follows as at August 31, 2022:

$
2023	105,000
2024	159,000
2025	162,000
2026	165,000
2027 and thereafter	225,000

29. Subsequent events

During the months of September, October and November 2022, the Company issued a total of 19,457 Voting Common Shares to third parties in exchange of sub-contracting services provided to the Company related to investor relations.

30. Comparative figures

Certain comparative figures have been reclassified to conform to current period’s presentation.

Vision Marine Technologies Inc.

Condensed Interim Consolidated financial statements

For the Nine-Month Periods Ended May 31, 2023 and May 31, 2022

(Unaudited)

Vision Marine Technologies Inc.

Consolidated statement of financial position

(Unaudited)

	As at May 31,	As at August 31,
	2023	2022
	$	$
Assets
Current
Cash	1,536,064	5,824,716
Trade and other receivables [note 3]	583,390	472,548
Inventories [note 4]	2,719,508	2,093,776
Prepaid expenses	1,005,283	2,472,301
Grants and investment tax credits receivable	—	681,663
Income tax receivable	184,099	—
Share subscription receivable [note 14]	39,200	39,200
Advances to related parties [note 14]	20,262	16,736
Total current assets	6,087,806	11,600,940
Debentures [note 5]	—	2,435,000
Right-of-use assets [note 6]	2,613,667	2,261,100
Property and equipment [note 7]	2,354,863	2,218,982
Intangible assets [note 8]	1,006,063	1,112,670
Goodwill [note 8]	9,726,002	9,352,640
Other financial assets	115,291	118,877
Total assets	21,903,692	29,100,209

Liabilities and shareholders’ equity
Current
Credit facility [note 9]	235,000	—
Trade and other payables [notes 10 & 14]	1,777,861	1,030,331
Income tax payable	—	3,188
Contract liabilities [note 11]	850,042	1,029,318
Current portion of lease liabilities [note 12]	673,267	561,168
Current portion of long-term debt [note 13]	293,980	72,090
Other financial liabilities	130,540	177,834
Total current liabilities	3,960,690	2,873,929
Lease liabilities [note 12]	2,151,685	1,854,381
Long-term debt [note 13]	96,714	155,259
Derivative liabilities [note 15]	3,253,024	—
Deferred income taxes	151,112	188,044
Total liabilities	9,613,225	5,071,613

Shareholders’ equity
Capital stock [note 15]	46,851,134	43,441,591
Contributed surplus [note 16]	11,600,738	10,560,886
Accumulated other comprehensive income	1,093,086	697,671
Deficit	(47,254,491)	(30,671,552)
Total shareholders’ equity	12,290,467	24,028,596
	21,903,692	29,100,209

See accompanying notes

Vision Marine Technologies Inc.

Consolidated statement of changes in equity (deficit)

(Unaudited)

Nine months ended May 31,

					Accumulated
					other
			Contributed		comprehensive
	Capital stock		surplus	Deficit	income	Total
	Units	$	$	$	$	$
Shareholders’ equity as at August 31, 2021	8,324,861	42,834,982	7,861,405	(17,559,766)	388,566	33,525,187
Total comprehensive loss	—	—	—	(9,065,927)	3,782	(9,062,145)
Share issuance, net of transactions costs of nil [note 15]	65,720	442,556	—	—	—	442,556
Share-based compensation [note 16]	—	—	2,545,720	—	—	2,545,720
Shareholders’ equity as at May 31, 2022	8,390,581	43,277,538	10,407,125	(26,625,693)	392,348	27,451,318
Shareholders’ equity as at August 31, 2022	8,417,923	43,441,591	10,560,886	(30,671,552)	697,671	24,028,596
Total comprehensive loss	—	—	—	(16,582,939)	395,415	(16,187,524)
Options exercised	5,057	30,949	(12,238)	—	—	18,711
Share issuance, net of transactions costs of $285,832 [note 15]	1,509,005	3,378,594	—	—	—	3,378,594
Share-based compensation [note 16]	—	—	1,052,090	—	—	1,052,090
Shareholders’ equity as at May 31, 2023	9,931,985	46,851,134	11,600,738	(47,254,491)	1,093,086	12,290,467

See accompanying notes

Vision Marine Technologies Inc.

Consolidated statement of comprehensive loss

(Unaudited)

	Three	Three
	months	months	Nine months	Nine months
	ended	ended	ended	ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
	$	$	$	$
Revenues [note 17]	1,300,100	2,014,769	3,531,055	3,975,140
Cost of sales [note 4]	927,749	890,649	2,785,104	2,079,821
Cost of sales E-Motion [note 17]	—	—	220,000	—
Gross profit	372,351	1,124,120	525,951	1,895,319

Expenses
Research and development [note 18]	751,674	32,670	5,072,428	50,179
Salaries and benefits	899,864	968,126	2,725,049	2,571,948
Selling and marketing expenses	620,015	356,660	1,760,596	1,496,935
Professional fees	1,234,357	571,452	2,814,576	2,452,900
Office and general	734,996	551,633	2,132,247	1,485,823
Share-based compensation [note 16]	628,923	367,054	1,052,090	2,545,720
Depreciation	205,690	52,758	421,533	178,217
Net financial expense (income) [note 19]	(1,413,084)	99,608	(1,230,217)	213,419
Impairment loss on Debentures [note 5]	—	—	2,637,000	—
Other expense (income)	6,983	(21,887)	(67,427)	(86,876)
	3,669,418	2,978,074	17,317,875	10,908,265

Loss before tax	(3,297,067)	(1,853,954)	(16,791,924)	(9,012,946)
Income taxes
Current tax expense (recovery)	(201,848)	86,078	(171,848)	52,257
Deferred tax expense (recovery)	—	7	(37,137)	724
	(201,848)	86,085	(208,985)	52,981
Net loss for the period	(3,095,219)	(1,940,039)	(16,582,939)	(9,065,927)

Items of comprehensive income that will be subsequently reclassified to earnings:
Foreign currency translation differences for foreign operations, net of tax	38,580	(40,044)	395,415	3,782
Other comprehensive income (loss), net of tax	38,580	(40,044)	395,415	3,782
Total comprehensive loss for the period, net of tax	(3,056,639)	(1,980,083)	(16,187,524)	(9,062,145)

Weighted average shares outstanding	9,709,759	8,380,461	8,860,666	8,318,525
Basic and diluted loss per share	(0.32)	(0.23)	(1.87)	(1.09)

See accompanying notes

Vision Marine Technologies Inc.

Consolidated statement of cash flows

(Unaudited)

Nine months ended May 31,

	2023	2022
	$	$
Operating activities
Net loss	(16,582,939)	(9,065,927)
Depreciation	792,625	722,679
Accretion on long-term debt and lease liability	119,639	110,380
Share-based compensation – options	1,052,090	2,545,720
Shares issued for services	590,303	442,556
Loss on debentures	2,435,000	436,500
Gain on derivative liabilities [note 15]	(1,613,058)	—
Income tax expense (recovery)	(208,985)	52,981
Income tax paid	(14,040)	(295,025)
Gain on disposal of property and equipment	88,230	—
Gain on lease termination	(50,991)	(3,668)
Effect of exchange rate fluctuation	79,761	(17,463)
	(13,312,365)	(5,071,267)

Net change in non-cash working capital items
Trade and other receivables	(110,842)	(205,369)
Inventories	(625,732)	(1,266,366)
Grants and investment tax credits receivable	681,663	(737,613)
Other financial assets	3,586	(81,769)
Prepaid expenses	1,467,019	(2,778,820)
Trade and other payables	747,530	22,235
Contract liabilities	(179,276)	654,818
Other financial liabilities	(47,293)	(49,773)
Cash used in operating activities	(11,375,710)	(9,513,924)

Investing activities
Additions to property and equipment	(834,296)	(680,536)
Proceeds from the disposal of property and equipment	401,782	46,346
Additions to intangible assets	—	(32,202)
Cash used in investing activities	(432,514)	(666,392)

Financing activities
Increase in long-term debt	258,000	282,424
Repayment of long-term debt	(113,242)	(54,455)
Advances to related parties	—	176,771
Shares issued for options exercised	18,711	—
Increase in credit facility	235,000	—
Issuance of shares and warrants, net of transaction costs [note 15]	7,654,373	—
Repayment of lease liabilities	(533,270)	(516,393)
Cash provided (used) by financing activities	7,519,572	(111,653)

Net decrease in cash during the period	(4,288,652)	(10,291,969)
Cash, beginning of period	5,824,716	18,147,821
Cash, end of period	1,536,064	7,855,852

See accompanying notes

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

1. Incorporation and nature of business

Vision Marine Technologies Inc. [the “Company”] was incorporated on August 29, 2012 and its principal business is to manufacture and sell or rent electric boats. The Voting Common Shares of the Company are listed under the trading symbol “VMAR” on Nasdaq.

The Company is incorporated in Canada and its head office and registered office is located at 730 Curé-Boivin boulevard, Boisbriand, Quebec, J7G 2A7.

Business seasonality

The Company’s operating results generally vary from quarter to quarter as a result of changes in general economic conditions and seasonal fluctuations, among other things, in each of its reportable segments. This means the Company’s results in one quarter are not necessarily indicative of how the Company will perform in a future quarter.

Sale of electric boats

The sale of electric boats segment has a seasonal aspect to its operations. Most customers purchase their electric boats from the Company with the intention of utilizing them during the summer period which typically runs from early June to late August and corresponds to the Company’s fourth quarter of a financial year. As such, the revenues in this operating segment fluctuates based on the level of boat deliveries, with a high and a low in the fourth quarter and the first quarter, respectively.

Rental of electric boats

Revenue generated by the rental of electric boats segment also has a seasonal aspect to its operations. Boat rental as an activity is highly sought by customers when the weather is milder, which is typically the case during the period from May to August. A colder-than-expected or rainier summer in any given year could have an impact on the segment’s revenues and hence on its profitability. Revenue from the boat club memberships is not impacted by seasonality as the memberships are typically on an annual basis.

2. Basis of preparation

Compliance with IFRS

These condensed interim consolidated financial statements are for the three and nine months ended May 31, 2023 and have been prepared in accordance with IAS 34: Interim Financial Reporting. They do not include all of the information required in annual financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and should be read in conjunction with the consolidated financial statements for the year ended August 31, 2022.

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended August 31, 2022.

The condensed interim consolidated financial statements were authorized for issuance by the Board of Directors on July 12, 2023.

Basis of measurement

These condensed interim consolidated financial statements are presented in Canadian dollars and were prepared on a historical cost basis.

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

Basis of consolidation

The condensed interim consolidated financial statements include the accounts of the Company, and the subsidiaries that it controls. Control exists when the Company has the power over the subsidiary, when it is exposed or has rights to variable returns from its involvement with the subsidiary and when it has the ability to use its power to affect its returns. Subsidiaries that the Company controls are consolidated from the effective date of acquisition up to the effective date of disposal or loss of control.

Details of the Company’s significant subsidiaries at the end of the reporting period are set out below.

Name of subsidiary	Principal activity	Country of incorporation and operation	Proportion of ownership held by the Company
7858078 Canada Inc.	Owns an electric boat rental center	Canada	100%
EB Rental Ltd.	Operates an electric boat rental center	United States	100%
EB Rental Ventura Corp.	Operates an electric boat rental center	United States	100%
Vision Marine Technologies Corp.	Operates an electric boat service center	United States	100%

Foreign currency translation

The Company’s condensed interim consolidated financial statements are presented in Canadian dollars, which is also the parent company’s functional currency. The functional currencies of 7858078 Canada Inc. is the Canadian dollar and EB Rental Ltd., EB Rental Ventura Corp. and Vision Marine Technologies Corp. is the US dollar.

The exchange rates for the currencies used in the preparation of the interim condensed consolidated financial statements were as follows:

			Average exchange
	Exchange rate as at		rate for
	May 31,	August 31,	Nine months ended
	2023	2022	May 31, 2023
US dollar	1.3598	1.3076	1.3511

Use of estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. Areas where judgments, estimates and assumptions are considered significant to the condensed interim consolidated financial statements remain unchanged to the 2022 annual financial statements.

3. Trade and other receivables

	As at	As at
	May 31,	August 31,
	2023	2022
	$	$
Trade receivables	396,367	108,716
Sales taxes receivable	183,272	194,523
Interest and other receivables	3,751	169,309
	583,390	472,548

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

Trade receivable disclosed above include amounts that are past due at the end of the reporting period for which the Company has not recognized an allowance for expected credit losses because there has not been a significant change in credit quality and the amounts are still considered recoverable.

As at May 31, 2023, trade receivables of $396,367 [August 31, 2022 – $31,091] were past due but not impaired. They relate to customers with no default history. The aging analysis of these receivables is as follows:

	As at	As at
	May 31,	August 31,
	2023	2022
	$	$
0 – 30	—	77,625
31 – 60	101,047	—
61 – 90	5,006	14,212
91 and over	290,314	16,879
	396,367	108,716

There were no movements in the allowance for expected credit losses for the three and nine months ended May 31, 2023 and the year ended August 31, 2022.

4. Inventories

	As at	As at
	May 31,	August 31,
	2023	2022
	$	$
Raw materials	1,926,581	1,709,368
Work-in-process	125,172	75,170
Finished goods	667,755	309,238
	2,719,508	2,093,776

For the three and nine months ended May 31, 2023, inventories recognized as an expense amounted to $401,021 and $2,258,376 respectively [May 31, 2022 – $890,649 and $2,079,821 respectively].

For the three and nine months ended May 31, 2023, cost of sales includes depreciation of $4,273 and $318,398 respectively [May 31, 2022 – $188,152 and $544,462 respectively].

5. Debentures

On May 14, 2021, the Company subscribed for and purchased 3,400 senior unsecured subordinated convertible debentures of The Limestone Boat Company Limited [“Limestone”], a publicly traded company listed under the trading symbol "BOAT" on the TSX Venture Exchange [the "Debentures"], for an aggregate amount of $3,400,000.

The Debentures bear interest at a rate of 10% per annum, payable annually in arrears, and have a 36-month term [the “Term”]. The Debentures are convertible at any time at the option of the Company into common shares of Limestone [“Common Shares”] at a conversion price of $0.36 per Common Share [the “Conversion Price”]. If at any time following 120 days from the date of issuance of the Debentures [the “Closing Date“] and prior to the date that is 30 days prior to the end of the Term, the volume weighted average closing price of the Common Shares on the TSX Venture Exchange, or such other exchange on which the Common Shares may be

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

listed, is equal to or higher than $0.50 per Common Share for 20 consecutive trading days, Limestone may notify the Company that the Debentures will be automatically converted into Common Shares at the Conversion Price 30 days following the date of such notice.

The Debentures are carried at fair value through profit and loss and are considered as Level 2 financial instruments in the fair value hierarchy.

On January 20, 2023, Limestone announced that Limestone’s U.S. subsidiaries filed a Chapter 7 of the Bankruptcy Code in the U.S. As a result, the Company recorded an impairment on the entire value of the Debentures at the amount of nil and $2,637,000 in the three and nine months ended May 31, 2023 [May 31, 2022 – nil].

For the three and nine months ended May 31, 2023, the Company recorded a loss of nil and $109,667 respectively [May 31, 2022 – $115,000 and $436,500 respectively] in net finance expense for change in the fair value of the Debentures [note 19].

6. Right-of-use assets

		Computer	Rolling	Boat rental
	Premises	equipment	stock	fleet	Total
	$	$	$	$	$
Cost
Balance at August 31, 2021	2,746,118	3,646	202,536	326,868	3,279,168
Additions	93,565	—	141,043	—	234,608
Disposals	—	—	(255,953)	(115,409)	(371,362)
Currency translation	40,356	—	394	—	40,750
Balance at August 31, 2022	2,880,039	3,646	88,020	211,459	3,183,164

Additions	922,479	—	—	—	922,479
Disposals	—	—	(46,200)	(127,868)	(174,068)
Transferred to property and equipment	—	(3,646)	—	(41,161)	(44,807)
Currency translation	44,154	—	2,100	—	46,254
Balance at May 31, 2023	3,846,672	—	43,920	42,430	3,933,022

Accumulated depreciation
Balance at August 31, 2021	334,357	576	14,949	24,087	373,969
Depreciation	488,050	2,302	71,488	89,617	651,457
Disposal	—	—	(66,122)	(37,240)	(103,362)
Balance at August 31, 2022	822,407	2,878	20,315	76,464	922,064
Depreciation	448,738	768	20,155	21,442	491,103
Disposal	—	(3,646)	(13,475)	(76,691)	(93,812)
Balance at May 31, 2023	1,271,145	—	26,995	21,215	1,319,355

Net carrying amount
As at August 31, 2022	2,057,632	768	67,705	134,995	2,261,100
As at May 31, 2023	2,575,527	—	16,925	21,215	2,613,667

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

7. Property and equipment

	Machinery					Boat
	and	Rolling	Computer		Leasehold	rental
	equipment	stock	equipment	Moulds	improvements	fleet	Total
	$	$	$	$	$	$	$
Cost
Balance at August 31, 2021	302,938	32,175	14,647	691,005	131,233	513,317	1,685,315
Additions	30,146	197,739	11,284	220,919	133,123	582,720	1,175,931
Disposals	—	(111,215)	(4,899)	—	—	(154,714)	(270,828)
Currency translation	—	(35)	—	—	—	30,154	30,119
Balance at August 31, 2022	333,084	118,664	21,032	911,924	264,356	971,477	2,620,537
Additions	41,209	69,350	565	30,501	87,959	604,712	834,296
Transferred from right-of-use assets	—	—	3,646	—	—	41,161	44,807
Disposals	—	(67,043)	—	—	—	(467,151)	(534,194)
Currency translation	—	(2,347)	—	—	—	(67,771)	(70,118)
Balance at May 31, 2023	374,293	118,624	25,243	942,425	352,315	1,082,428	2,895,328

Accumulated depreciation
Balance at August 31, 2021	167,604	24,362	8,398	50,420	11,579	8,443	270,806
Depreciation	30,200	23,938	5,079	22,608	32,926	43,196	157,947
Disposal	—	(18,301)	(674)	—	—	(8,223)	(27,198)
Balance at August 31, 2022	197,804	29,999	12,803	73,028	44,505	43,416	401,555
Depreciation	23,305	24,483	3,431	28,273	52,282	51,318	183,092
Disposal	—	(7,542)	—	—	—	(36,640)	(44,182)
Balance at May 31, 2023	221,109	46,940	16,234	101,301	96,787	58,094	540,465

Net carrying amount
As at August 31, 2022	135,280	88,665	8,229	838,896	219,851	928,061	2,218,982
As at May 31, 2023	153,184	71,684	9,009	841,124	255,528	1,024,334	2,354,863

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

8. Intangible assets and goodwill

	Intellectual		Trade
	property	Software	name	Backlog	Website	Total
	$	$	$	$	$	$
Cost
Balance at August 31, 2021	1,035,070	73,573	93,856	79,220	18,771	1,300,490
Additions	—	28,202	4,000	—	—	32,202
Currency translation	—	—	438	330	87	855
Balance at August 31, 2022	1,035,070	101,775	98,294	79,550	18,858	1,333,547
Additions
Currency translation	—	—	6,057	4,556	1,211	11,824
Balance at May 31, 2023	1,035,070	101,775	104,351	84,106	20,069	1,345,371

Accumulated depreciation
Balance at August 31, 2021	55,581	7,107	4,633	6,520	927	74,768
Depreciation	103,508	17,593	9,806	13,310	1,892	146,109
Balance at August 31, 2022	159,089	24,700	14,439	19,830	2,819	220,877
Depreciation	77,631	9,690	15,370	12,726	3,014	118,431
Balance at May 31, 2023	236,720	34,390	29,809	32,556	5,833	339,308

Net carrying amount
As at August 31, 2022	875,981	77,075	83,855	59,720	16,039	1,112,670
As at May 31, 2023	798,350	67,385	74,542	51,550	14,236	1,006,063

The balance of goodwill is at $9,726,002 at May 31, 2023 [August 31, 2022 – $9,352,640], with the change since acquisition date due to foreign exchange translation.

9. Credit facility

The Company has an authorized line of credit of $250,000 bearing interest at prime rate plus 1%, secured by a first ranking movable hypothec of $750,000 on all present and future accounts receivable and inventory. As at May 31, 2023, the Company has drawn an amount of $235,000 [August 31, 2022 – Nil] on the line of credit.

10. Trade and other payables

	As at	As at
	May 31,	August 31,
	2023	2022
	$	$
Trade payable	1,473,770	737,946
Sales taxes payable	53,762	21,547
Government remittances	—	9,450
Salaries and vacation payable	250,329	261,388
	1,777,861	1,030,331

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

11. Contract liabilities

	$	$
Opening balance as at August 31, 2022 and 2021	1,029,318	898,713
Payments received in advance	917,935	2,502,080
Boat sales deposits	152,277	87,609
Payments reimbursed	(8,159)	(2,615)
Transferred to revenues	(1,277,728)	(2,475,307)
Currency translation	36,399	18,838
Closing balance as at May 31, 2023 and August 31, 2022	850,042	1,029,318

12. Lease liabilities

	$	$
Opening balance as at August 31, 2022 and 2021	2,415,549	2,966,816
Additions	1,023,090	234,608
Repayment	(533,270)	(695,749)
Interest on lease liability	101,052	141,994
Lease termination	(131,247)	(273,652)
Currency translation	(50,222)	41,532
Closing balance as at May 31, 2023 and August 31, 2022	2,824,952	2,415,549

Current	673,267	561,168
Non-current	2,151,685	1,854,381
	2,824,952	2,415,549

Future undiscounted lease payments as at May 31, 2023 are as follows:

$
Less than one year	742,792
One to five years	2,356,711
3,099,503

13. Long-term debt

	As at	As at
	May 31,	August 31,
	2023	2022
	$	$
The government assistance loan is non-interest bearing until December 31, 2022 at which time the loan bears interest at 5% per annum. The loan must be repaid by December 31, 2025.	40,000	39,342
Term loans, bearing interest at rates varying 9.44% and 12.90% per annum payable in monthly installments of $23,337 ending January 2025.	350,694	188,007
	390,694	227,349
Current portion of long-term debt	293,980	72,090
	96,714	155,259

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

14. Related party transactions

Companies related through common ownership

Montana Strategies Inc.

Key management personnel of the Company have control over the following entities

California Electric Boat Company Inc.

9335-1427 Quebec Inc.

Hurricane Corporate Services Ltd.

Mac Engineering, SASU

Ultimate founder shareholders and their individually controlled entities

Alexandre Mongeon

Patrick Bobby

Robert Ghetti

Immobilier R. Ghetti Inc.

Société de Placement Robert Ghetti Inc.

The following table summarizes the Company’s related party transactions for the period:

	Three	Three	Nine	Nine
	months	months	months	months
	ended	ended	ended	ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
	$	$	$	$
Research and Development
Mac Engineering, SASU	22,418	134,962	150,113	455,331

Office salaries and benefits
Montana Strategies Inc.	—	14,488	23,733	48,616

The Company leases its Boisbriand premises from California Electric Boat Company Inc. As at May 31, 2023, the right-of-use assets and lease liabilities related to those leases amount to $2,120,495 and $1,523,233 respectively [August 31, 2022 – $889,866 and $971,399 respectively] [notes 6 and 12].

Remuneration of directors and key management of the Company

	Three	Three	Nine	Nine
	months	months	months	months
	ended	ended	ended	ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
	$	$	$	$
Wages	731,195	664,573	1,880,567	1,905,467
Share-based payments	580,239	328,994	647,965	2,426,874
	1,311,434	993,567	2,528,532	4,332,341

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

The amounts due to and from related parties are as follows:

	As at	As at
	May 31,	August 31,
	2023	2022
	$	$
Share subscription receivable
9335-1427 Quebec Inc.	25,000	25,000
Alexandre Mongeon	14,200	14,200
	39,200	39,200

Current advances to related party
Alexandre Mongeon	17,404	16,736

Amounts due to related parties included in trade and other payable
Alexandre Mongeon	6,375	16,000
Patrick Bobby	4,616	12,308
Kulwant Sandher	3,022	8,062
Xavier Montagne	3,110	8,292
	17,123	44,662

Advances from related parties are non-interest bearing and have no specified terms of repayment.

15. Capital stock

Authorized

Voting Common Shares, voting and participating

Issued

	As at	As at
	May 31,	August
	2023	31, 2022
	$	$
9,931,985 voting common shares [August 31, 2022 – 8,417,923]	46,851,134	43,441,591

Subscription and issuance of Voting Common Shares

During the three and nine months ended May 31, 2023, the Company issued a total of 65,790 and 98,400 Voting Common Shares, respectively, to third parties in exchange for marketing services provided to the Company.

During the three and nine months ended May 31, 2023, the Company issued nil and 5,057 Voting Common Shares upon the exercises of two former employees’ stock options.

During the three and nine months ended May 31, 2023, the Company issued 381,293 and 1,410,605 Voting Common Shares and warrants to purchase Voting Common Shares, respectively [note 16] as part of the financing rounds for a total cash consideration price of $2,047,648, net of transaction costs of $101,942 and $7,165,280, net of transaction costs of $774,759. During the three and

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

nine months ended May 31, 2023, the warrants issued are to purchase 381,293 and 1,410,605 Voting Common Shares of the Company, respectively for a period of three years from the grant date at an exercise price of U.S. $4.21.

The Company assessed the classification of the compound financial instrument issued, whether the warrants issued meet the criteria of an equity instrument (i.e. the warrants would be settled by the issuance of fixed number of common shares of the Company at a fixed exercise price) or a financial liability. Since the exercise price of these warrants is denominated in U.S. dollar, while the functional currency of the Company is Canadian dollar, the value of the proceeds on exercise of the warrants is not fixed and will vary based on the foreign exchange rate movements. As such, the Company classified the warrants, other than warrants issued as compensation for goods and services, as derivative liabilities, measured at fair value at initial recognition and at each reporting period. Refer to note 16 for details on the assumptions used to determine the fair value. Any changes in fair value are recorded as gain or loss in the consolidated statement of comprehensive loss. At issuance and as at May 31, 2023, the derivative liabilities amounted to $4,866,082 and $3,253,024, respectively [August 31, 2022 – Nil], with the allocated transaction costs of $489,096 recorded in net finance expense [note 19].

16. Share-based payments

Description of the plan

The Company has a fixed option plan. The Company’s stock option plan is administered by the Board of Directors. Under the plan, the Company’s Board of Directors may grant stock options to employees, advisors and consultants, and designates the number of options and the share price pursuant to the new options, subject to applicable regulations. The options, when granted, will have an exercise price of no less than the estimated fair value of shares at the date of grant.

Stock options

On multiple grant dates, the Company granted a total of 1,917,526 stock options at exercise prices varying between $2.78 and $16.29 per share to directors, officers, employees and consultants of the Company. The stock options will expire 5 to 10 years from the grant dates.

The Company recognizes share-based payments expense for option grants based on the fair value at the date of grant using the Black-Scholes valuation model. The share-based payments expense recognized for the three and nine months ended May 31, 2023 amounts to $628,923,139 and $1,052,090 respectively [May 31, 2022 – $367,054 and $2,545,720 respectively]. The table below lists the

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

assumptions used to determine the fair value of these option grants. Volatility is based on public companies with characteristics similar to the Company.

				Risk-free
	Exercise	Market	Expected	interest	Expected
	price	price	volatility	rate	life
Grant date	$	$	%	%	[years]
May 27, 2020	3.70	3.70	84	0.4	5
May 27, 2020	2.78	3.70	84	0.4	5
October 23, 2020	3.70	3.70	97	0.4	5
November 24, 2020	16.29	13.03	101	0.4	5
November 24, 2020	5.68	5.72	75	3.6	4
February 23, 2021	15.75	15.05	103	0.6	5
May 14, 2021	5.68	5.72	75	3.6	3
July 14, 2021	9.25	9.01	105	0.7	5
September 21, 2021	8.85	8.58	106	0.9	5
January 22, 2022	5.65	5.52	107	1.5	5
November 30, 2022	6.09	6.09	107	3.1	5
December 1, 2022	5.83	5.83	107	3.0	5
March 22, 2023	5.76	5.14	75	3.6	2
March 25, 2023	5.77	5.23	75	3.6	3
March 25, 2023	5.77	5.23	75	3.6	4
April 20, 2023	5.79	5.27	75	3.6	5

The following tables summarize information regarding the option grants outstanding as at May 31, 2023:

		Weighted
		average
	Number of	exercise
	options	price
	#	$
Balance at August 31, 2021	1,659,121	9.95
Granted	152,500	6.70
Forfeited	(102,500)	13.59
Exercised	(2,703)	3.70
Balance at August 31, 2022	1,706,418	9.45
Granted	160,500	5.84
Forfeited /cancelled	(372,253)	13.09
Stock options modifications	(322,000)	11.75
Exercised	(5,057)	3.70
Balance at May 31, 2023	1,167,608	5.11

On March 25, 2023, 425,000 options previously granted to directors and officers of the Company with exercise price ranging from U.S. $7.42 ($8.98) to U.S. $12.50 ($16,29) and five-year term were cancelled and the Company agreed to issue 255,000 stock options with an exercise price of U.S. $4.21 ($5.78). The modification of these stock options granted resulted in an increase in the fair value of the

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

stock options at the date of modification of $129,800, recorded as stock base compensation expense for the three and nine months ended May 31, 2023.

	Number of	Weighted average	Weighted average
Exercise price	options	grant date	remaining	Exercisable
range	outstanding	fair value	contractual life	options
$	#	$	[years]	#
2.78 - 3.70	511,608	2.48	2.16	497,869
5.65 – 5.83	586,000	2.85	4.51	498,300
6.09 – 8.85	35,000	6.05	7.35	25,000
16.29	35,000	9.33	7.50	35,000

Warrants

On November 23, 2020, the Company granted the underwriter the option to purchase 151,800 Voting Common Shares of the Company for a period of five years from the date of the initial public offering at an exercise price of U.S. $12.50 ($16.53).

On August 5, 2022, the Company granted the underwriter the option to purchase 50,000 Voting Common Shares of the Company for a period of four years from the grant date at an exercise price of U.S. $8.00 ($10.30).

On January 19, 2023, as part of a share subscription [note 15], the Company issued warrants with the option to purchase 554,253 Voting Common Shares of the Company for a period of three years from the grant date at an exercise price of U.S. $4.21 ($5.63).

On February 17, 2023, as part of a share subscription [note 15], the Company issued warrants with the option to purchase 475,059 Voting Common Shares of the Company for a period of three years from the grant date at an exercise price of U.S. $4.21 ($5.67).

On April 19, 2023, as part of a share subscription [note 15], the Company issued warrants with the option to purchase 381,293 Voting Common Shares of the Company for a period of three years from the grant date at an exercise price of U.S. $4.21 ($5.64).

The table below lists the assumptions used to determine the fair value of these option grants. Volatility is based on public companies with characteristics similar to the Company.

				Risk-free
	Exercise	Market	Expected	interest	Expected
	price	price	volatility	rate	life
Grant date	$	$	%	%	[years]
August 5, 2022	10.30	7.20	100	2.9	3
January 19, 2023	5.63	5.63	100	3.4	3
February 17, 2023	5.67	6.05	100	4.0	3
April 19, 2023	5.64	5.55	75	3.9	3

		Number of warrants	Weighted average remaining
	Exercise price	outstanding	contractual life
Grant date	$	#	[years]
November 23, 2020	16.53	151,800	2.25
August 5, 2022	10.30	50,000	2.92
January 19, 2023	5.63	554,253	2.63
February 17, 2023	5.67	475,059	2.72
April 19, 2023	5.64	381,293	2.88

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

17. Revenues

	Three	Three	Nine	Nine
	months	months	months	months
	ended	ended	ended	ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
	$	$	$	$
Sale of electric boats	341,397	613,354	692,638	873,158
Sale of parts and boat maintenance	80,443	32,878	255,299	56,968
Boat rental and boat club membership revenue	878,260	1,368,537	2,583,118	3,045,014
	1,300,100	2,014,769	3,531,055	3,975,140

During November 2022, the Company entered into a contract with a customer for the sale of powertrain systems, which was determined to be onerous since the unavoidable costs (i.e., the costs that the Company cannot avoid because it has the contract) of meeting the obligations under the contract exceed the economic benefits expected to be received under it. As a result, the Company recorded the present obligation under the onerous contract as a provision of $220,000 presented in trade and other payables as at November 30, 2022, February 28, 2023 and May 31, 2023.

The geographical distribution of revenues from external customers is as follows:

			Three
			months
			ended
	Sale of	Rental of	May 31,
	electric	electric	2023
	boats	boats	Total
	$	$	$
Canada	184,199	—	184,199
USA	140,041	878,260	1,018,301
Other	97,600	—	97,600
	421,840	878,260	1,300,100

			Three
			months
			ended
	Sale of	Rental of	May 31,
	electric	electric	2022
	boats	boats	Total
	$	$	$
Canada	229,972	—	229,972
USA	416,260	1,368,537	1,784,797
	646,232	1,368,537	2,014,769

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

			Nine
			months
			ended
	Sale of	Rental of	May 31,
	electric	electric	2023
	boats	boats	Total
	$	$	$
Canada	184,199	—	184,199
USA	666,138	2,583,118	3,249,256
Other	97,600	—	97,600
	947,937	2,583,118	3,531,055

			Nine
			months
			ended
	Sale of		May 31,
	electric	Rental of	2022
	boats	electric boats	Total
	$	$	$
Canada	370,448	—	370,448
USA	559,678	3,045,014	3,604,692
	930,126	3,045,014	3,975,140

18. Grants and investment tax credits

During the three and nine months ended May 31, 2023, the Company recognized grants and investment tax credits amounting to $39,940 and $39,940 respectively [May 31, 2022 – $607,256 and $1,410,605], of which $39,940 and $39,940 respectively are presented against research and development expenses [May 31, 2022 – $607,256 and $1,384,516 respectively].

19. Net finance expense (income)

	Three	Three	Nine	Nine
	months	months	months	months
	ended	ended	ended	ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
	$	$	$	$
Interest and bank charges	73,789	42,274	200,924	123,972
Interest income	—	(85,000)	(311,667)	(257,891)
Foreign currency exchange (gain) loss	13,544	27,334	(105,179)	(89,162)
Transaction costs [note 15]	51,199	—	489,096	—
Gain on derivative liabilities [note 15]	(1,551,616)	—	(1,613,058)	—
Loss on Debentures [note 5]	—	115,000	109,667	436,500
	(1,413,084)	99,608	(1,230,217)	213,419

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

20. Fair value measurement and hierarchy

The fair value measurement of the Company’s financial and non-financial assets and liabilities utilizes market observable inputs and data as far as possible. Inputs used in determining fair value measurements are categorized into different levels based on how observable the inputs used in the valuation technique utilized are (the “fair value hierarchy”):

●	Level 1: Quoted prices in active markets for identical items [unadjusted];
●	Level 2: Observable direct or indirect inputs other than Level 1 inputs; and
●	Level 3: Unobservable inputs [i.e., not derived from market data].

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognized in the period they occur.

The carrying amount of trade and other receivables, advances to/from related parties and trade and other payables are assumed to approximate their fair value due to their short-term nature.

The fair value of financial liabilities is estimated by discounting the remaining contractual maturities at the current market interest rate that is available for similar financial liabilities.

Classified as Level 2, the fair value of Debentures was estimated using the partial differential equation model to value convertible debentures that include a call feature. Key assumptions used in the model include volatility, which is based on actual trading data, difference in volatility since initial issuance of the instrument and similar instruments on the market, and credit spread, which is based on corporate bond yield spreads in the market and credit spread data for similar public companies. The model included a fair value adjustment based on an initial calibration exercise. During the three months ended February 28, 2023, the Company recorded an impairment loss on the Debentures based on the estimated recoverable amount of the financial asset [note 5].

The fair value of the derivative liabilities related to the warrants issued is classified as Level 2 in the fair value hierarchy and is calculated using the Black-Scholes Option Pricing Model using the historical volatility of comparable companies as an estimate of future volatility. As at May 31, 2023, if the volatility used was increased by 10% the impact would be an increase of $378,000 to the derivative liabilities with corresponding increase in total comprehensive loss.

21. Segment information

The Company operates in two reportable business segments.

The two reportable business segments offer different products and services, require different processes and are based on how the financial information is produced internally for the purposes of monitoring operating results and making decisions about resource allocation and performance assessment by the Company’s Chief Operating Decision Maker.

The following summary describes the operations of each of the Company’s reportable business segments:

●	Sale of electric boats – manufacture of customized electric boats for consumer market and sale of boat parts maintenance, and
●	Rental of electric boat – short-term rental operation and boat club membership.

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

Sales between segments are accounted for at prices that approximate fair value. No business segments have been aggregated to form the above reportable business segments.

	Three months ended May 31, 2023
	Sale of	Rental of	Inter-
	electric	electric	segment
	boats	boats	eliminations	Total
	$	$	$	$
Revenue from external customers	421,840	878,260	—	1,300,100
Revenue from other segments	346,954	54,619	(401,573)	—
Segment revenues	768,794	932,879	(401,573)	1,300,100
Segment gross profit	157,321	247,188	(32,158)	372,351

Segment loss before tax	(2,850,077)	(359,047)	(87,943)	(3,297,067)
Research and development	794,528	—	(42,854)	751,674
Office salaries and benefits	664,300	235,564	—	899,864

	Three months ended May 31, 2022
	Sale of	Rental of	Inter-
	electric	electric	segment
	boats	boats	eliminations	Total
	$	$	$	$
Revenue from external customers	646,232	1,368,537	—	2,014,769
Revenue from other segments	105,272	16,512	(121,784)	—
Segment revenues	751,504	1,385,049	(121,784)	2,014,769
Segment gross profit	271,869	854,620	(2,369)	1,124,120

Segment profit (loss) before tax	(2,188,967)	319,593	15,420	(1,853,954)
Research and development	32,670	—	—	32,670
Office salaries and benefits	749,455	218,671	—	968,126

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

	Nine months ended May 31, 2023
	Sale of	Rental of	Inter-
	electric	electric	segment
	boats	boats	eliminations	Total
	$	$	$	$
Revenue from external customers	947,937	2,583,118	—	3,531,055
Revenue from other segments	826,869	331,839	(1,158,708)	—
Segment revenues	1,774,806	2,914,957	(1,158,708)	3,531,055
Segment gross profit	(421,138)	1,227,288	(280,199)	525,951

Segment loss before tax	(16,120,375)	(485,100)	(186,449)	(16,791,924)
Research and development	5,300,530	—	(228,102)	5,072,428
Office salaries and benefits	2,014,875	710,174	—	2,725,049

	Nine months ended May 31, 2022
	Sale of	Rental of	Inter-
	electric	electric	segment
	boats	boats	eliminations	Total
	$	$	$	$
Revenue from external customers	930,126	3,045,014	—	3,975,140
Revenue from other segments	433,898	64,281	(498,179)	—
Segment revenues	1,364,024	3,109,295	(498,179)	3,975,140
Segment gross profit	237,024	1,745,821	(87,526)	1,895,319

Segment profit (loss) before tax	(9,199,678)	229,267	(42,535)	(9,012,946)
Research and development	50,179	—	—	50,179
Office salaries and benefits	1,869,128	702,820	—	2,571,948

	As at May 31, 2023
	Sale of	Rental of	Inter-
	electric	electric	segment
	boats	boats	eliminations	Total
	$	$	$	$
Segment assets	18,451,237	13,864,952	(10,412,497)	21,903,692
Cash	1,372,769	163,295	—	1,536,064
Additions to property and equipment	163,880	890,777	(175,554)	879,103
Additions to intangible assets	—	—	—	—
Segment liabilities	7,427,977	3,509,640	(1,324,391)	9,613,226

	As at August 31, 2022
	Sale of	Rental of	Inter-
	electric	electric	segment
	boats	boats	eliminations	Total
	$	$	$	$
Segment assets	24,499,107	14,039,428	(9,438,326)	29,100,209
Cash	4,146,260	1,678,456	—	5,824,716
Additions to property and equipment	412,158	859,176	(162,446)	1,108,888
Additions to intangible assets	32,202	—	—	32,202
Segment liabilities	2,023,368	3,311,128	(262,883)	5,071,613

Vision Marine Technologies Inc.

Notes to the condensed interim consolidated financial statements

(Unaudited)

May 31, 2023

The Company has disclosed the above amounts for each reportable segment because they are regularly reviewed by the Chief Operating Decision Maker.

22. Additional cash flows information

Financing and investing activities not involving cash:

	Nine	Nine
	months	months
	ended	ended
	May 31,	May 31,
	2023	2022
	$	$
Additions to right-of-use assets	922,479	208,534
Lease termination	131,247	148,002

23. Commitments

In addition to the obligations under leases [note 12], the Company is subject to supply agreements with minimum spend commitments. The amount of the minimum fixed and determinable portion of the purchase obligations over the next years, is as follows:

$
2023	1,222,198
2024	4,052,051

In October 2021, EB Rental Ltd. has entered into lease arrangement for premises, which have not commenced yet and therefore related right-of-use asset and lease liability are not recorded as at May 31, 2023. The lease offers EB Rental Ltd. a termination clause in case certain contractual requirements are not met by the lessor at the lease commencement date.

The Company’s undiscounted lease commitments related to this lease are as follows as at May 31, 2023:

$
2024	67,990
2025	164,536
2026	167,827
2027 and thereafter	448,815

24. Subsequent events

During the months of June and July 2023, the Company issued a total of 10,870 Voting Common Shares to third parties in exchange of sub-contracting services provided to the Company related to investor relations.

On June 16, 2023, the Company issued 493,828 Voting Common Shares and warrants to purchase Voting Common Shares as part of the financing rounds for total cash consideration of $2,485,740, net of transaction costs of $158,664. The warrants issued are to purchase 493,828 Voting Common Shares of the Company for a period of three years from the grant date at an exercise price of U.S. $4.05.

                   Common Shares

Vision Marine Technologies Inc.

PROSPECTUS

JOSEPH GUNNAR & CO., LLC

                          , 2023

Through and including                   , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of Quebec and our By-laws require us (subject to the provisions of the Business Corporations Act noted below), to indemnify our directors and officers and former directors and officers, our mandataries, or any other person who acts or acted at our request as a director or an officer of another group, of all their costs and reasonable expenses incurred in the exercise of their functions, to the greatest extent permitted by Division VII of Chapter VI of the Business Corporations Act.

Notwithstanding the foregoing, we may not indemnify a person referred to in the preceding paragraph if a court or any other competent authority judges that the following conditions are not fulfilled:

(1)	the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and
(2)	in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, we may not indemnify a person referred to in the preceding paragraph if the court determines that the person has committed an intentional or gross fault.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

In November 2020, we issued 151,800 warrants exercisable at US$12.50 per common share to the underwriter in our initial public offering as compensation for services.

In November 2020, we issued our directors and officers an aggregate of 440,000 options to purchase common shares at US$12.50 per share.

On December 22, 2020, the Board of Directors authorized the issuance of 69,650 Voting Common Shares, being the conversion of the advances from related parties of $898,489.

On December 22, 2020, the Board of Directors authorized the issuance of 3,067 Voting Common Shares for a total consideration of $39,200 to a related party.

On January 12, 2022 and February 1, 2022, the Board of Directors authorized the issuance of 25,000 Voting Common Shares and 5,435 Voting Common Shares respectively to a third party in exchange for marketing services provided to the Company.

On January 31, 2022, the Board of Directors authorized the issuance of 6,479 Voting Common Shares to a third party in exchange for sub-contracting services provided to the Company and related to research and development.

In February, 2021. we issued to our employees, directors and officers an aggregate of 190,000 options to purchase common shares at $15.75 per share.

On February 16, 2021, the Company acquired certain intellectual property from Mac Engineering, SASU. The Company acquired the intellectual property for $1,035,070, consisting of cash consideration of $461,134 and the issuance of 30,000 common shares at approximately US$15.07 (approximately $19.13) per share.

In May, 2021. we issued to our employees, directors and officers an aggregate of 500,000 options to purchase common shares at $5.68 per share.

On June 3, 2021, the Company acquired EBR, which rents electric boats at the Lido Marina Village in Newport, California. The Company acquired this business for approximately $9,020,271, of which $5,546,039 was paid in cash and $3,474,232 of which was paid in the form of 284,495 common shares at a price of U.S. $10.09 (approximately $12.21) per share.

In July, 2021. we issued to our employees, directors and officers an aggregate of 7,500 options to purchase common shares at $9.25 per share.

On August 5, 2022, the Company granted the underwriter the option to purchase 50,000 Voting Common Shares of the Company for a period of four years from the grant date at an exercise price of U.S. $8.00 ($10.30).

In September, 2021. we issued to our employees, directors and officers an aggregate of 50,000 options to purchase common shares at $8.85 per share.

In January, 2022. we issued to our employees, directors and officers an aggregate of 102,000 options to purchase common shares at $5.65 per share.

In November, 2022. we issued to our employees, directors and officers an aggregate of 10,000 options to purchase common shares at $6.09 per share.

In December, 2022. we issued to our employees, directors and officers an aggregate of 30,500 options to purchase common shares at $5.83 per share.

On January 24, 2023, the Company issued 554,253 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On February 21, 2023, the Company issued 475,059 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

In March, 2023. we issued to our employees, directors and officers an aggregate of 12,000 options to purchase common shares at $5.76 per share and 210,000 options to purchase common shares at $5.77 per share.

On March 22, 2023, the Company issued 49,485 Voting Common Shares to a former director of the Company, as part of the financing rounds, for a total consideration of $285,602.

In April, 2023. we issued to our employees, directors and officers an aggregate of 48,000 options to purchase common shares at $5.79 per share.

On April 20, 2023, the Company issued 381,293 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On June 16, 2023, the Company issued 493,828 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On July 31, 2023, the Company issued 494,832 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

During the nine months ended May 31, 2023, the Company issued a total of 98,400 Voting Common Shares, respectively, to third parties in exchange for marketing services provided to the Company.

During the six-month period ended August 31, 2022, the Company issued 53,445 Voting Common Shares to third parties in exchange for marketing services provided to the Company.

During the there months ended August 31, 2023, the Company issued a total of 16,305 Voting Common Shares to third parties in exchange of sub-contracting services provided to the Company related to investor relations.

During the three months ended August 31, 2023, and in September and October 2023 the Company issued 30,334 Voting Common Shares to Directors as part of their Board fees; the Company issued 200,189 Voting Common Shares to third parties for marketing services and 12,345 Voting Common Shares to third party for services rendered.

In September 2023, the Company sold an aggregate of 372,870 units at a purchase price of US$4.05 per unit for gross proceeds of approximately US$1.5 million. Each of the units issued pursuant to the private placement was comprised of one common share and one common share purchase warrant. Each full warrant will be exercisable six months from the date of issuance and entitle its holder to acquire one additional common share at a price of US$4.05 per common share, subject to adjustments as set forth therein, and will expire three years from the date of issuance.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement.

1.1	Form of Underwriting Agreement

3.1	Certificate of Incorporation (1)

3.2	Certificate of Amendment (1)

3.3	Articles of Amendment to the Company’s Articles of Incorporation, as amended (4)

3.4	General By laws (7)

4.1	Share Certificate – Common Shares (2)

4.2	Form of Underwriter’s Warrant

5.1	Opinion of Dentons Canada LLP regarding the validity of the common shares being registered

5.2	Opinion of Ortoli Rosenstadt LLP regarding the validity of the warrants

10.1	Commercial Lease Agreement, dated June 10, 2017, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French) (1)

10.2	Commercial Lease Agreement, dated April 1, 2019, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French) (1)

10.3	Amended and Restated Shares Option(s) Plan (1)

10.4	Executive Services Agreement, dated March 1, 2021, between the Company and Alexandre Mongeon (3)

10.5	Executive Services Agreement, dated March 1, 2021, between the Company and Patrick Bobby (3)

10.6	Consulting Services Agreement, dated March 1, 2021, between the Company and Kulwant Sandher (3)

10.7	Share Purchase Agreement, dated June 3, 2021, for the Sale of 7858078 Canada Inc. (5)

10.8	Manufacturing and Supply Agreement, dated October 21, 2021, between the Company and Linamar Corporation (5)

10.9	Summary translation of Mac Engineering Agreement with the Company, dated February 16, 2021 (5)

14.1	Code of Conduct and Ethics (2)

23.1	Consent of Ernst & Young LLP

23.2	Consent of BDO Canada LLP

23.3	Consent of Dentons Canada LLP (contained in exhibit 5.1)

23.4	Consent of Ortoli Rosenstadt LLP (contained in exhibit 5.2)

24.1	Powers of Attorney (included on signature page)

107	Filing Fee Table
*	To be filed by amendment

Notes:

(1)	Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on July 9, 2020 and incorporated herein by reference.
(2)	Filed as an exhibit to amendment number 2 to our registration statement on Form F-1 as filed with the SEC on September 22, 2020 and incorporated herein by reference.
(3)	Filed as an exhibit to our current report on Form 6-K as filed with the SEC on March 12, 2021 and incorporated herein by reference.
(4)	Filed as an exhibit to our current report on Form 6-K as filed with the SEC on September 30, 2022 and incorporated herein by reference.
(5)	Filed as an exhibit to our annual report on Form 20-F as filed with the SEC on December 30, 2021 and incorporated herein by reference.
(6)	Filed as an exhibit to our current report on Form 6-k as filed with the SEC on August 30, 2023 and incorporated herein by reference.
(7)	Filed as an exhibit to our registration statement on Form F-3 as filed with the SEC on October 5, 2023 and incorporated herein by reference.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S- X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(6)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boisbriand, Province of Québec, Canada on November 13, 2023.

VISION MARINE TECHNOLOGIES INC.
(Registrant)

By:	/s/ Alexandre Monegon
Alexandre Mongeon, Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Alexander Mongeon, our true and lawful attorney, with full power to him to sign for us and in our names in the capacities indicated below, the registration statement on Form F-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney shall do or cause to be done by virtue of this Power of Attorney.

Signature	Title	Date

/s/ Alexandre Mongeon	Chief Executive Officer (Principal Executive Officer)	November 13, 2023
Alexandre Mongeon

/s/ Kulwant Sandher	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 13, 2023
Kulwant Sandher

/s/ Carter Murray	Chairman	November 13, 2023
Carter Murray

/s/ Patrick Bobby	Director	November 13, 2023
Patrick Bobby

/s/ Luisa Ingargiola	Director	November 13, 2023
Luisa Ingargiola

/s/ Steve Barrenechea	Director	November 13, 2023
Steve Barrenechea

/s/ Mario Saucier	Director	November 13, 2023
Mario Saucier

/s/ Dr. Phillipe Couillard	Director	November 13, 2023
Dr. Phillipe Couillard

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vision Marine Technologies Inc., has signed this registration statement or amendment thereto in New York, New York, on November 13, 2023.

Ortoli Rosenstadt LLP

By:	/s/ William S. Rosenstadt
Name:	William S. Rosenstadt
Title:	Managing Partner